UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2019

(Exact name of registrant as specified in its charter)

CALIBERCOS INC.

Commission File Number: 024-11016

Delaware	47-2426901
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

8901 E Mountain View Rd., Ste 150 Scottsdale, AZ (Address of principal executive offices)	85258 (Zip Code)

(480) 295-7600
Registrant’s telephone number, including area code

Series B Preferred Stock
(Title of each class of securities issued pursuant to Regulation A)

Explanatory Note

In this report, the term “Caliber”, “we”, “us”, “our” or “the Company” refers to CaliberCos Inc.

This annual report on Form 1-K may contain forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements include information concerning our possible or assumed future results of operations and expenses, business strategies and plans, competitive position, business environment, and potential growth opportunities. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would,” or similar expressions and the negatives of those terms.

These forward-looking statements are based on our current assumptions, expectations, and beliefs and are subject to substantial risks, estimates, assumptions, uncertainties, and changes in circumstances that may cause our actual results, performance, or achievements to differ materially from those expressed or implied in any forward-looking statement, including, among others, the profitability of the business. These statements reflect management’s current views with respect to future events and are subject to unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Given these uncertainties, you should not place undue reliance on any forward-looking statements in this report.

Any forward-looking statement made by us in this report speaks only as of the date on which it is made. Except as required by law, we disclaim any obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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PART II

Item 1. Business

Overview

CaliberCos Inc., a Delaware corporation (“Caliber”, “we”, or the “Company”) was originally founded as Caliber Companies, LLC, an Arizona limited liability company, organized under the laws of Arizona, and commenced operations in January 2009. In 2014, the Company was reorganized as a Nevada corporation and in June 2018, we reincorporated in the State of Delaware.

We are focused on creating wealth for our clients by providing access to high quality real estate investments. Caliber believes that capital organized privately into structured funds offers investors an optimal balance of risk-adjusted return and investment performance. By allowing investors who may not otherwise be able to purchase a large asset, to participate with a minimum investment as low as $35,000, Caliber provides typical real estate investors access to sophisticated strategies and assets that they may not otherwise have.

While Caliber’s business model is in part analogous to that of a financial asset manager, our model is built on a full-service approach. We have complemented traditional asset management functions with construction, property management, and deal expertise that we believe creates a competitive advantage against other traditional asset manager models. Compared to non-traded real estate investment trusts that often come with high cost structures for investors, we offer reduced product origination costs and fund-level fees. By eliminating many of the fees earned at the fund level, and sizing the remaining fees to cover Company overhead, Caliber aligns its profitability with that of its investors. We believe our approach allows us to drive down the cost burden that is borne by funds under a traditional asset management model, increase returns to investors of those funds, and generate long-term sustainable cash flows. Caliber is organized as follows:

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Recent Developments

Recently, there is an ongoing outbreak of a novel strain of coronavirus (“COVID-19”) first identified in China which has since spread globally. In March 2020, the World Health Organization declared COVID-19 a pandemic which has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities for the past few months domestically and abroad. Given the rapidly expanding nature of the COVID-19 pandemic we believe there is a risk that our business, results of operations, and financial condition will be adversely affected, especially for our hospitality related investments where we are already starting to experience significant declines in occupancy and reductions in reservations. The extent and pervasiveness of the impact to our results of operations will also depend on future developments and new information that may emerge regarding the duration and severity of COVID-19 and the actions taken by government authorities and other entities to contain COVID-19 or mitigate its impact, almost all of which are beyond our control.

Business Segments

The Company’s operations are organized into eight reportable segments for management and financial reporting purposes, which are broadly separated in two categories; real estate services (Fund Management, Construction & Development, Property Management, Real Estate Brokerage) and real estate operations (Hospitality, Residential, Commercial, and Diversified). Each segment works closely together and plays a critical role in supporting our investment strategy by providing local market intelligence and real-time data for evaluating investments, generating proprietary transaction flow and creating value through efficient implementation of asset management strategies.

The below is a description of the Company’s real estate services segments:

Fund Management

Fund Management represents the Company’s fund management activities along with back office and corporate support functions including accounting and human resources. It also includes the activities associated with Caliber Securities, LLC (“Caliber Securities”), which generates fees from capital raising. We act as an asset manager of our private equity real estate funds, which have diversified investment objectives. Generally, Caliber Services, LLC, and its subsidiaries, (“Caliber Services”), act as manager of the funds. We earn fund management fees for services rendered to each of the funds by Caliber Services. Below is an overview of the fees we earn:

•	Set-Up Fee. We charge an initial one-time fee related to the initial formation, administration and set-up of the applicable fund.

•	Financing Fee. We earn a fee upon the closing of a loan with a third-party lender. This fee does not exceed 1% of the total loan and will not exceed 3% of the total loan after considering all other origination fees charged by lenders and brokers involved in the transaction.

•	Management Fee. We receive an annual management fee in an amount equal to 1.50% of the non-affiliate unreturned capital contributions to each of the funds.

•	Carried Interest. We receive 20% – 35% of all cash distributions from (i) the operating cash flow of each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of preferred capital contributions; and (ii) the cash flow resulting from the sale or refinance of any real estate assets held by each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of preferred capital contributions. Our funds’ preferred returns range from 6% to 12%.

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The amounts that Caliber is entitled to receive from each fund are governed by the terms of the fund operating agreements. Generally, once investors receive distributions equal to their preferred return, Caliber receives 35% of operating cash flows from each fund. With respect to Caliber Residential Advantage Fund, LP (“CRAF”), investors are entitled to 80% of cash flows and Caliber is entitled to 20% of cash flows.

Through our wholly owned Arizona registered issuer-dealer, Caliber Securities, we earn non-affiliated fees from raising capital into our funds. Our contracts with our funds are typically fixed fee arrangements which approximate no more than 3.50% on the dollars raised for any one project.

Construction and Development

Our Construction and Development segment represents the Company’s activities associated with asset remodeling and refurbishment and ground up construction. The majority of the revenues generated by this segment are earned from work completed on assets held in our funds. Caliber Development, LLC (“Caliber Development”), a wholly owned subsidiary of Caliber Services, acts as the general contractor on our projects. Our strategy for this segment is to complete high-quality work while maintaining competitive margins so that the benefits are passed along to the investors of the related funds.

Property Management

Keeping our single family and multi-family properties rented is the primary focus of our Property Management division. Through our wholly owned subsidiary Caliber Realty Group, LLC (“Caliber Realty”), we provide property management services to both our funds and third-party property owners. In some instances, we may engage an external service provider to assist in increasing occupancy for specific and niche assets. Revenues in this segment are driven by property management fees, which are generally based upon percentages of the rental revenue or gross rent generated by such properties. Property Management revenue also includes fees charged to property management customers for leasing commissions, which are generally based on the amount of the new lease executed with a minimum flat fee.

Real Estate Brokerage

Whenever Caliber is involved in a transaction involving a real estate acquisition or sale, we collect fees for brokering the arrangement, through Caliber Realty. For the year ended December 31, 2019, the Company reclassified certain business activities which were previously reported under the Residential segment into the Real Estate Brokerage segment. These activities included the Company’s wholly owned Caliber Auction Homes (“CAH”) single-family home portfolio and our wholly owned investment in Saddleback Ranch, LLC (“Saddleback”).

Our Fund Portfolio

The following discussion relates to the activities of our various funds which are generally structured as separate limited liability companies or partnerships. Outside of its interests as the manager or general partner of these funds, Caliber benefits in these entities are limited to Calibers’ direct membership or partnership interests, if any. Investors in Caliber should understand that the majority of the profit and/or loss of any of these funds or rights and obligations to its related assets and liabilities, respectively, is limited or in some cases unavailable.

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For the year ended December 31, 2019, the Company sold the Palms, a multi-family portfolio consisting of three separate apartment buildings for approximately $25 million, resulting in a gain on the disposition of approximately $10 million. As the sale of the Palms does not represent a strategic shift that has or will have a major effect on the Company’s operations and financial results, it has not been reported as a discontinued operation.

The below is a description of the Company’s real estate operation segments:

Hospitality

Our Hospitality segment represents one of Caliber’s largest fund segments. Through the funds we manage, we acquire hotels in certain opportunistic situations in which we are able to purchase at a discount to replacement cost or can implement our value-add investment approach. Our hotels under management are located in Tucson, Chandler, Phoenix, and Scottsdale, Arizona and Ketchikan, Alaska. Our portfolio of hotels flows across multiple brands including Crowne Plaza, Sheraton, Hampton Inn, Holiday Inn, and Hilton.

We earn property operating revenue from our hospitality operations consisting of revenues generated primarily by the hotel properties we own. This includes revenue from room rentals, food and beverage sales, banquet and group sales and other hotel operating activities.

Residential

Our Residential segment includes single-family homes owned by our wholly owned subsidiary, CAH, and single and multi-family properties held by our funds. We pursue single-family acquisition opportunities as part of CRAF’s investment strategy where we acquire undervalued homes and transform them through major or minor remodeling. Currently, all of our single-family properties are located in Arizona. We pursue multi-family opportunities where we believe we can unlock value through a myriad of strategies, including asset rehabilitation, repositioning and creative recapitalization. We focus primarily on apartments in supply-constrained, in-filled markets.

For the year ended December 31, 2019, the Company reclassified certain business activities which were previously reported under the Residential segment into the Real Estate Brokerage segment. These activities included the Company’s wholly owned CAH and our wholly owned investment in Saddleback.

Commercial

Our Commercial segment includes properties representing both traditional office space, retail, and medical and self-storage facilities. We are involved in different commercial properties, located in Mesa, Kingman, and Casa Grande, Arizona; Henderson, Nevada; Johnstown, Colorado; and Logan, Utah.

Diversified

Our Diversified segment includes our diversified fund portfolio CDIF, CDOF II, and CTAF, and our lending funds CFIF II and CFIF III.

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The following chart presents the name, total contributed net capital, total investments at cost and total investments at fair value of our Hospitality, Residential, Commercial and Brokerage segments which hold real estate assets as of December 31, 2019:

		As of December 31, 2019
Fund Name	Fund Inception Date	Contributed Capital, Net (1)	Investments, at Cost(2)	Investments, at Fair Value(3)
Hospitality:
CHPH, LLC (“CHPH”)	October 2012	$7,916,146	$23,730,465	$39,600,000
Indian Bend Hotel Group, LLC (“IBHG”)	September 2014	4,225,842	11,395,931	17,100,000
44th & McDowell Hotel Group, LLC (“44th”)	May 2015	7,427,646	22,829,469	30,400,000
Tucson East, LLC (“Tucson East”)	May 2016	10,331,091	21,392,794	27,900,000
47th Street Phoenix Fund, LLC (“47th Street”)	October 2016	17,371,758	36,784,791	53,900,000
CH Ocotillo Inv Fund LLC (” CH Ocotillo”)	June 2018	5,262,820	12,155,172	13,700,000
Elliot 10 Fund, LLC (“Elliot 10”)	March 2017	4,682,102	17,738,745	13,200,000
SF Alaska, LP (“Salmon Falls”)	August 2015	5,666,974	11,493,475	8,900,000
Edgewater Hotel Group, LLC (“Edgewater”)	October 2015	1,620,279	2,914,984	4,400,000
TCC Hotel I, LLC (“TCC”)	September 2019	9,105,655	10,376,464	15,300,000
		73,610,313	170,812,290	224,400,000
Residential:
GC Square, LLC (“GC Square”)	September 2015	6,070,570	13,048,090	23,300,000
Circle Lofts, LLC (“Eclipse”)	November 2016	3,121,043	12,832,994	13,100,000
CDIF Sunrise, LLC (“Treehouse”)	April 2014	7,727,619	12,711,942	20,200,000
Caliber Residential Advantage Fund, LP (“CRAF”)	December 2015	8,692,992	3,651,735	4,600,000
Flagstaff at 4th, LLC (“Flagstaff”)	July 2018	190,641	2,907,684	2,908,000
Roosevelt III Holdco, LLC (“Roosevelt III”)	December 2018	20,873,927	10,879,397	11,700,000
		46,676,792	56,031,842	75,808,000
Commercial:
SIP Coffee & Beer Kitchen, LLC (“Sip”)	February 2017	907,725	907,725	908,000
AZ24HR Storage Kingman, LLC (“Kingman”)	December 2016	108,025	536,823	800,000
1040 N VIP Blvd, LLC (“VIP”)	December 2015	161,025	1,672,035	2,000,000
1601 Athol Ave, LLC (“Athol”)	December 2015	74,866	1,299,952	1,900,000
Logan Airport Storage, LLC (“Logan”)	February 2016	205,518	1,832,997	1,800,000
CH Mesa Holdings, LLC (“Mesa”)/ DT Mesa Holdco, LLC (“DT Mesa”)	July 2017/April 2019	13,244,764	14,475,496	18,900,000
J-25 Johnstown Holdings, LLC (“J-25“)	May 2017	5,184,355	7,884,700	39,000,000
Fiesta Tech Owners, LLC (“Fiesta Tech”)	March 2016	1,809,998	4,890,557	6,800,000
CBH 1 Phoenix Holdco LLC (“Behavioral Health”)	August 2019	5,082,757	13,594,474	15,800,000
		26,779,033	47,094,759	87,908,000
Brokerage:
Caliber Auction Homes, LLC (“CAH”)	Various	-	1,856,824	4,200,000
Saddleback Ranch, LLC (“Saddleback”)	February 2015	-	1,506,427	3,500,000
		-	3,363,251	7,700,000

Total Assets Under Management		$147,066,138	$277,302,142	$395,816,000

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Our diversified segment is presented below. The funds included in this segment are invested in the assets included in the table above, and therefore are presented separately to avoid double counting.

		As of December 31, 2019
Fund Name	Fund Inception Date	Contributed Capital, Net(1)	Investments, at Cost(2)	Investments, at Fair Value(3)

CDIF, LLC (“CDIF”)	May 2013	$32,928,313	$33,323,939	$87,600,000
Caliber Diversified Opportunity Fund II, LP (“CDOF II”)	January 2017	22,583,102	16,934,344	50,600,000
Caliber Fixed Income Fund II, LLC (“CFIF II”) (4)	April 2015	-	-	-
Caliber Fixed Income Fund III, LP (“CFIF III”)(5)	March 2018	28,215,599	26,438,081	26,438,000
Caliber Tax Advantaged Opportunity Zone Fund, LP (“CTAF”)	July 2018	59,535,242	45,136,882	53,300,000
		$143,262,256	$121,833,246	$217,938,000

(1)	Capital contributions since the inception of the fund, net of any redemptions (i.e. returns of original capital invested).

(2)	Carrying value of real estate assets owned by the fund.

(3)	Estimated fair value of assets owned by the fund; estimated based on recent appraisals, discounted cash flow analysis, and other valuation techniques as deemed appropriate.
(4)	CFIF II closed and was liquidated in 2019. Total capital contributed to the fund was $16.9 million and produced an annual return of 10% on the contributed capital through its existence.

(5)	The amounts presented for investments, at cost and investments, at fair value for CFIF III include long-term note receivables as the fund does not invest in real estate assets.

We focus our offerings on middle market accredited investors. To meet our investors’ changing needs and demand for quality real asset opportunities, we manage investments in an increasingly wide range of funds across a line of complementary strategies. We have demonstrated an ability to consistently generate attractive and differentiated investment returns across these investment strategies and through various market environments. We believe the scope of our product offering, our expertise in various investment strategies and our proficiency in attracting and satisfying our investor base has enabled, and will continue to enable, us to increase our assets under management across each of our investment groups in a balanced manner. Our Open and Evergreen funds currently consist of the following:

•	Caliber Tax Advantaged Opportunity Zone Fund, LP. Caliber Tax Advantaged Opportunity Zone Fund, LP, a Delaware limited partnership, or CTAF, was formed in August 2018. CTAF’s investment objective is to raise capital from investors who are looking to obtain federal income tax benefits from Sections 1400Z-1 and 1400Z-2 (the “Opportunity Zone Provisions”) of the Internal Revenue Code; and deploy that capital in investments within certain designated Opportunity Zones that have been identified by Treasury of the United States.

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•

CH Ocotillo Inv Fund, LLC. The CH Ocotillo Inv Fund, LLC (“CH Ocotillo”), a Delaware limited liability company, was formed in June 2018. CH Ocotillo’s investment objective is to acquire, own, and operate a 106-guest room, full service Holiday Inn branded hotel in Chandler, Arizona.

•

Caliber Fixed Income Fund III, LP. Caliber Fixed Income Fund III, LP (“CFIF III”), a Delaware limited partnership was formed in April 2018. CFIF III’s investment objective is to generate annual returns to investors of 8.25% – 9.25% and targets first and second position loans on real estate assets.

•

Elliot 10 Fund, LLC. The Elliot 10 Fund, LLC (“Elliot 10”), a Delaware limited liability company, was formed in September 2017. Elliott 10’s investment objective is to acquire, own, and operate a 169-guest room, full service Four Points by Sheraton branded hotel located in Phoenix, Arizona.

•

Caliber Diversified Opportunity Fund II, LP. Caliber Diversified Opportunity Fund II, LP (“CDOF II”), a Delaware limited partnership, was formed in June 2017. CDOF II’s investment objective is to acquire or originate a portfolio of commercial, multi-family, hospitality and self-storage real estate investments in primary, secondary and select tertiary markets.

•

47th Street Phoenix Fund, LLC. The 47th Street Phoenix Fund, LLC (“47th Street”), a Delaware limited liability company, was formed in October 2016. 47th Street’s investment objective is to acquire, own, and operate a 259-guest room, full service Hilton branded hotel in Phoenix, Arizona.

•

Caliber Residential Advantage Fund, LP. Caliber Residential Advantage Fund, LP (“CRAF”), a Delaware limited partnership, was formed in August 2016. CRAF’s investment objective is to acquire a portfolio of residential real estate in primary, secondary and select tertiary markets.

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See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Segment Analysis” for a discussion of activities by segment for the year ended December 31, 2019.

Competition

The investment management industry is intensely competitive, and we expect it to remain so. We compete primarily on a regional, industry and asset basis.

We face competition both in the pursuit of fund investors and investment opportunities. Generally, our competition varies across business lines, geographies and financial markets. We compete for outside investors based on a variety of factors, including investment performance, investor perception of investment managers’ drive, focus and alignment of interest, quality of service provided to and duration of relationship with investors, business reputation, and the level of fees and expenses charged for services. We compete for investment opportunities based on a variety of factors, including breadth of market coverage and relationships, access to capital, transaction execution skills, the range of products and services offered, innovation, and price.

We compete with real estate funds, specialized funds, hedge fund sponsors, financial institutions, private equity funds, corporate buyers and other parties. Many of these competitors in some of our businesses are substantially larger and have considerably greater financial, technical and marketing resources than are available to us. Many of these competitors have similar investment objectives to us, which may create additional competition for investment opportunities. Some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities. In addition, some of these competitors may have higher risk tolerances, different risk assessments or lower return thresholds, which could allow them to consider a wider variety of investments and to bid more aggressively than us for investments that we want to make. Corporate buyers may be able to achieve synergistic cost savings with regard to an investment that may provide them with a competitive advantage in bidding for an investment. Lastly, institutional and individual investors are allocating increasing amounts of capital to alternative investment strategies. Several large institutional investors have announced a desire to consolidate their investments in a more limited number of managers. We expect that this will cause competition in our industry to intensify and could lead to a reduction in the size and duration of pricing inefficiencies that our funds seek to exploit.

Regulatory and Compliance Matters

Our businesses, as well as the financial services industry generally, are subject to extensive regulation, including periodic examinations, by governmental agencies and self-regulatory organizations or exchanges in the jurisdictions in which we operate relating to, among other things, anti-money laundering laws, and privacy laws with respect to client information, and some of our funds invest in businesses that operate in highly regulated industries. Each of the regulatory bodies with jurisdiction over us have regulatory powers dealing with many aspects of financial services, including the authority to grant, and in specific circumstances to cancel, permissions to carry on particular activities. Any failure to comply with these rules and regulations could expose us to liability and/or reputational damage. In addition, additional legislation, increasing regulatory oversight of fundraising activities, changes in rules promulgated by self-regulatory organizations or exchanges or changes in the interpretation or enforcement of existing laws and rules may directly affect our mode of operation and profitability.

We intend to continue to conduct our operations so that neither we nor any subsidiaries we own nor ones we may establish will be required to register as an investment company under the Investment Company Act of 1940, as amended (“Investment Company Act”). The loss of our exclusion from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets, or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations. If we were deemed an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as conducted and could have a material adverse effect on our business.

Employees

As of December 31, 2019, we had 62 employees. None of our employees are currently covered by a collective bargaining agreement.

Legal Proceedings

On January 27, 2020, 6831614 Manitoba Ltd. (“Manitoba”), a prior consultant to the Company, and its President filed a complaint in Maricopa County Superior Court in the State of Arizona against the Company and the Company’s Board of Directors claiming among other things, breach of contract, breach of the implied covenant of good faith and fair dealing, unjust enrichment and fraud in the inducement. The complaint seeks damages in the amount of  $10,905,575, but in no event less than $8,126,620, treble damages under the argument that the unissued shares are wages under Arizona law, or, alternatively, specific performance that the Company issue Manitoba 2,181,115 shares of Class A Common Stock, but in no event less than 1,625,324 shares. The complaint also seeks fees, costs, interest and such other relief as the court deems just and proper. At the Company’s urging, a stipulation to place the entire matter into private, binding arbitration before the American Arbitration Association (“AAA”) in accord with the parties’ prior agreement documentation was executed by counsel for the parties. On March 27, 2020, the Court ordered the parties to AAA arbitration, to be commenced within thirty days of said order. The arbitration commenced and, on May 29, 2020, the respondents submitted their answering statement and counterclaim to the AAA. No additional dates have yet been set by the AAA, but the next dates will be for an administrative conference with AAA staff, followed by arbitrator selection, followed by a scheduling conference with the arbitration panel.

While the Company denies these charges and intends to vigorously dispute the claims made therein, the Company cannot predict the outcome of this matter. If all shares demanded further to the aforementioned complaint are ultimately issued to Manitoba, investors’ relative ownership interest will experience additional dilution.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this Annual Report on Form 1-K. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Unless otherwise indicated, latest results discussed below are as of December 31, 2019.

Overview

Our business is focused on creating wealth for our clients by providing access to high quality real estate investments. While Caliber’s business model may seem analogous to that of a financial asset manager, we have complemented that responsibility with construction, property management, and deal expertise that creates a competitive advantage against other traditional asset manager’s models. We believe our approach allows us to drive down the cost burden that is borne by funds under a traditional asset management model, increase returns to investors of those funds, and generate long-term sustainable cash flows to Caliber that are largely resistant to economic cyclicality.

The Company’s operations are organized into eight reportable segments for management and financial reporting purposes, which are broadly separated in two categories; real estate services (Fund Management, Construction and Development, Property Management, and Real Estate Brokerage) and real estate operations (Hospitality, Residential, Commercial, and Diversified).

Real Estate Services

Fund Management — Our fund management segment represents our sponsorship and project management activities with respect to our 15 funds, each of which has differing investment objectives, sizes, and growth opportunities. This segment also includes wholly owned Caliber Securities, LLC, the issuer dealer who raises capital exclusively for our funds. Caliber Securities, LLC generates fees of up to 3.5% on the capital raised.

Construction and Development — Our construction and development segment operates as a general contractor or third-party manager on all of Caliber’s construction projects including ground up builds, remodels and repairs and maintenance. As of December 31, 2019 and 2018, approximately 83% and 97%, respectively, of the segment’s revenues were derived from projects performed on the assets held by our funds and had approximately $5 million and $12 million, respectively, of projects in various stages of completion.

Property Management — Our property management segment includes single-family and multi-family assets of our fund portfolio and other similar assets held and owned by third parties. As of December 31, 2019 and 2018, approximately 91% and 96%, respectively, of the segment’s revenues were derived from assets held by our funds.

Real Estate Brokerage — Our real estate brokerage segment is involved in executing the buying and selling of all our fund assets and completing the buy and sell transactions of other properties for third parties. As of December 31, 2019 and 2018, our brokerage segment completed approximately $86 million and $79 million, respectively, in transactions generating approximately $1.7 million and $1.9 million, respectively, of brokerage fees.

For the year ended December 31, 2019, the Company reclassified certain business activities which were previously reported under the Residential segment into the Real Estate Brokerage segment. These activities included the Company’s wholly owned CAH single family home portfolio and our wholly owned investment in Saddleback. For the year ended December 31, 2019, our brokerage segment completed approximately $2.2 million of real estate sales.

Real Estate Operations

Hospitality — Our hospitality segment includes 10 hotels with operations in Phoenix, Scottsdale, Chandler and Tucson, Arizona and Ketchikan, Alaska. As of December 31, 2019 and 2018, our hospitality segment had approximately $224 million and $201 million, respectively, of assets under management.

Residential — Our residential segment includes our 8 multi-family assets, of which 4 multi-family assets were sold during the year ended December 31, 2019, and our single-family asset portfolio held in CRAF. As of December 31, 2019 and 2018, our residential segment had approximately $76 million and $102 million of assets under management.

For the year ended December 31, 2019, the Company reclassified certain business activities which were previously reported under the Residential segment into the Real Estate Brokerage segment. These activities included the Company’s wholly owned CAH and our wholly owned investment in Saddleback. For the year ended December 31, 2019, our brokerage segment had approximately $8 million of assets under management.

Commercial — Our commercial segment includes retail and office space, land, a medical building and self-storage facilities. As of December 31, 2019 and 2018, our commercial segment had approximately $88 million and $63 million, respectively, of assets under management.

Diversified — Our diversified segment includes our diversified fund strategies (CDIF, CDOF II and CTAF), and our lending funds (CFIF II and CFIF III). As of December 31, 2019 and 2018, our diversified segment had approximately $218 million and $98 million, respectively of assets under management.

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Each segment works closely together and plays a critical role in supporting our investment strategy by providing local market intelligence and real-time data for evaluating investments, generating proprietary transaction flow and creating value through efficient implementation of fund management strategies. We earn management fees pursuant to contractual arrangements with Caliber funds and allocate certain direct and indirect costs related to overhead and marketing. We also earn a performance-based fee from our funds which is typically in the form of a special residual allocation of income known as carried interest, but only to the extent that certain minimum investment results are achieved by the related fund. Under US GAAP, we are required to consolidate some of the investment funds that we manage. However, for segment reporting purposes, we present revenues and expenses on a basis that deconsolidates these funds and includes our other funds that are not consolidated.

Trends Affecting Our Business

The novel strain of coronavirus, COVID-19, is believed to have been first identified in China in late 2019 and has spread globally. The rapid spread has resulted in authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders and shutdowns. These measures may continue to impact all or portions of our workforce, operations, investors, suppliers and customers. We have taken steps to manage the effect of the pandemic on our corporate business and on the assets we manage which has included suspending any unnecessary capital improvements, unless for fire, life and safety; (ii) reducing food and beverage operations in accordance with government regulations; (iii) furloughing any non-essential employees; (iv) participating in the Paycheck Protection Plan program and other Small Business Administration and other governmental relief programs; and (v) having constant communications with lenders to receive additional facilities, convert current reserves into operational reserves and suspend the minimum debt service coverage ratio requirement, when applicable, for a 12 month period.

In recent weeks, the COVID-19 pandemic has also significantly increased economic uncertainty and has led to disruption and volatility in the global capital markets, which could increase the cost of and accessibility to capital. Given that the COVID-19 pandemic has caused a significant economic slowdown it appears increasingly likely that it could cause a global recession, which could be of an unknown duration. While the majority of our operations reside primarily in Arizona, and the greater Southwest region which has experienced a slower growth in the number of confirmed cases and deaths associated with COVID-19 as compared with more dense populations in the northeastern United States a global recession would have a significant impact on our ongoing operations and cash flows. There has been a recent spike in the number of reported COVID-19 cases in the state of Arizona where a substantial portion of the Company's business and operations is located. The Company is unable to currently quantify the economic effect, if any, of this increase on the Company's results of operations.

On March 27, 2020, The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted. The CARES Act is an approximately $2 trillion emergency economic stimulus package in response to the COVID-19 pandemic, which among other things contains numerous income tax provisions. Some of these tax provisions are expected to be effective retroactively for years ending before the date of enactment. Through May 2020, we were successful at obtaining a Paycheck Protection Program (“PPP”) loan, through the CARES Act, for our real estate services division and each one of our individual hotel entities. The amounts of the PPP loans received total approximately $5.1 million.

According to the PPP terms the loans may be forgiven if the PPP loan proceeds are used for permitted expenses, as outlined in the CARES Act, including 60% of the PPP loan proceeds being used for payroll related costs. The amount that may be forgiven will be calculated in part with reference to the Company's full-time headcount during either an 8 or 24 week period following the funding of the PPP loan. The portion of the PPP loan not used within the allotted time will be subject to an interest rate of 1% per annum and will require monthly principal and interest payments.

The ultimate magnitude of COVID-19, including the extent of its overall impact on our financial and operational results cannot be reasonably estimated at this time; however, the Company has experienced significant declines in occupancy and reservations. The overall impact will depend on the length of time that the pandemic continues, its effect on demand drivers for our investments, the extent to which it affects our ability to raise capital into our investment products, and the effect of governmental regulations imposed in response to the pandemic, as well as uncertainty regarding all of the foregoing.

In December 2017, the President signed the Tax Cuts and Jobs Act (“TCJA”), providing a significant overhaul to the U.S. federal tax code. We expect the TCJA to be a net positive impact to the U.S. economy. In particular, Congress established the Qualified Opportunity Zone program (the “QOZ Program”), which provides preferential tax treatment to taxpayers who invest eligible capital gains into qualified opportunity funds (“QOFs”). The Caliber Tax Advantaged Opportunity Zone Fund, LP is a QOF that will invest its capital into qualified opportunity zones (“QOZs”) and take advantage of this program. IRS and Treasury regulations are forthcoming, and we will continue to monitor and evaluate the interpretations as they are issued.

Our success at raising new capital into our funds is impacted by the extent to which new investors see alternative assets as a viable option for capital appreciation and/or income generation. The stock market remained volatile and unpredictable throughout 2019 and 2018 as evidenced by the Chicago Board of Exchange (“Cboe”) Volatility Index that reported variances in average market highs and lows between 55% and 75% during the years ended December 31, 2019 and 2018. As the markets continue to demonstrate unpredictable trends, we believe the increasing appetite for stable real assets will be a continuing trend. Since our inception we have continued to successfully raise capital into our funds with our total capital raised through December 31, 2019 exceeding $375 million.

Since our ability to raise new capital into our funds is dependent upon the availability and willingness of investors to direct their investment dollars into our products, our financial performance is sensitive in part to changes in overall economic conditions that affect investment behaviors. For example, the potential adverse effects of COVID-19 have resulted in an immediate and sharp slowdown in the U.S. economy which has created uncertainty in the global economic outlook. These factors could reduce the availability of investment dollars being allocated to alternative investments.

While we have had historical successes, there can be no assurance that fundraising for our new and existing funds will experience similar success. Our business depends in large part on our ability to raise capital from investors. If we were unable to raise such capital, we would be unable to collect management fees or deploy such capital into investments, which would materially reduce our revenues and cash flow and adversely affect our financial condition.

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We remain confident about our ability to find, identify, and source new investment opportunities that meet the requirements and return profile of our investment funds despite headwinds associated with increased asset valuations, competition and increased overall cost of credit. We continue to identify strategic acquisitions on off-market terms and anticipate that this trend will continue as we begin to branch outside of Arizona. We are at a point in our deal cycle where some of our funds have begun to exit significant parts of their portfolios while other are approaching a potential harvesting phase. We have complemented these cycles with other newer funds that will maintain management fees while providing continued sources of activity for our construction and development segment.

COVID-19 has caused public health officials to recommend precautions to mitigate the spread of the virus, that has caused us to recently shut down access to our corporate office and enact remote work arrangements for all our employees. Construction activities continue to be considered essential services under updated CDC guidelines; however, there is significant uncertainty surrounding the ultimate duration of these closures and whether government authorities will increase precautions by reducing activities that are considered essential. The impact of these temporary closures on our ability to generate and earn management fees remains uncertain and we may be limited in our ability to continue to complete our construction and development contracts during this period.

Acquiring new assets includes being able to negotiate favorable loans on both a short and long-term basis. We forecast and project our returns using assumptions about, among other things, the types of loans that we can expect the market to extend for a particular type of asset. This becomes more complex when the asset also requires construction financing. We may also need to refinance existing loans that are due to mature. Factors that affect these arrangements include the interest rate and economic environment, the estimated fair value of the real property, and the profitability of the asset’s historical operations. It is uncertain at this time what effect the COVID-19 pandemic will have on our ability to obtain favorable financing on our new and existing assets. For example, the potential adverse effects of COVID-19 across the U.S. market may be underestimated. The actual effects are dependent on many factors that may be beyond the control of the authorities in the United States. The potential adverse effects of any of these factors would likely result in greater economic uncertainty which would affect the credit and capital markets and might impact our access to capital resources at an affordable cost to meet our needs. These capital market conditions may affect the renewal or replacement of our credit agreements, some of which have maturity dates occurring within the next 12 months. The Company’s liquidity may be negatively impacted if leisure and business travel do not resume normal activities and the Company may be required to pursue additional sources of financing to meet its financial obligations. Obtaining such financing is not guaranteed and is largely dependent on market conditions and other factors.

The demand from investors is dependent upon the type of asset, the type of return it will generate (current cash flow, long term capital gains, or both) and the actual return earned by our fund investors relative to other comparable or substitute products. General economic factors and conditions, including the general interest rate environment and unemployment rates, may affect an investor’s ability and desire to invest in real estate. For example, a significant interest rate increase could cause a projected rate of return to be insufficient after considering other risk exposures. Additionally, if weakness in the economy emerges and actual or expected default rates increase, investors in our funds may delay or reduce their investments. However, we believe our approach to investing and the capabilities that Caliber manages throughout the deal cycle will continue to offer an attractive value proposition to investors.

COVID-19 is beginning to show downward pressure on the performance of our investment assets, most notably in hospitality and to a lesser extent multi-family. Future restrictions on leisure and business travel, the financial health of our tenants and their ability to pay rent, port closures and increased border controls or closures, could continue to limit the ability of our assets under management to generate positive cash flows and have a material adverse effect on our financial condition, cash flows and results of operations. There is no certainty that measures taken by government authorities will be sufficient to mitigate the risks posed by the virus, and our ability to perform critical functions could be harmed. In the near term, we anticipate that this will impact our ability to earn and collect carried interest on our respective asset’s operating cash flows; however, it is uncertain whether or not the impact of COVID-19 will have a prolonged or permanent impact on longer term asset valuations.

Key Financial Measures and Indicators

Our key financial measures are discussed in the following pages. Additional information regarding these key financial measures and our other significant accounting policies can be found in Note 2 to the consolidated financial statements included herein.

Total Revenue

We generate the majority of our revenue from (i) construction and development income, (ii) fund management fees, (iii) brokerage commissions, (iv) hospitality income, (v) real estate sales, and (vi) rental income.

Total Expenses

Total expenses include cost of sales associated with each of hospitality, construction, real estate, and brokerage, operating costs, general and administrative, marketing and advertising, franchise fees, management fees, and depreciation.

Other (Income) Expenses

Other (income) expenses include interest expense, interest income and carried interest.

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Non-GAAP Measures

We present assets under management (“AUM”), EBITDA, and Adjusted EBITDA, which are not recognized financial measures under accounting principles generally accepted in the United States of America (“GAAP”), as supplemental disclosures because we regularly review the metrics to evaluate our funds, measure our performance, identify trends, formulate financial projections and make strategic decisions.

Assets Under Management.   AUM refers to the assets we manage or advise. We monitor three types of AUM:

(i)	Capital AUM — This is the total debt and equity capital raised from accredited investors in our funds at any point in time. We use this information to monitor, among other things, the amount of ‘preferred return’ that would be paid at the time of a distribution. Our asset management fees are based on a percentage of capital raised so we monitor Capital AUM to understand and predict our earnings. We earn asset management fees on the equity capital raised into our funds, and do not earn fees on debt capital or any capital raised directly in Caliber.

(ii)	Fair Value (“FV”) AUM — This is the aggregate fair value of the real estate assets we manage or advise. We value our operating assets annually to help make sale and hold decisions and to evaluate whether an existing asset would benefit from refinancing or recapitalization. This also gives us insight into our carried interest.

(iii)	Book Value (“BV”) AUM — This is the aggregate carrying value of the real estate assets we manage or advise at any point in time.

EBITDA.   EBITDA represents earnings before net interest expense, income taxes, depreciation, and amortization.

Adjusted EBITDA.   Adjusted EBITDA represents earnings before net interest expense, income taxes, depreciation, amortization, impairment expense, loss on extinguishment of debt, severance payments, founder’s income tax reimbursement, and costs associated with the vesting of our Employee Stock Option Plan (“ESOP”) and certain cash and non-cash charges relates to legal and accounting costs associated with getting the Company prepared for filing its Reg A+ offering circular.

Our calculation of Capital AUM and FV AUM may differ from our competitors, thereby making these metrics non-comparable to our competitors. Our AUM calculations are not based on any definition of AUM that is set forth in the respective operating agreements governing the funds we manage or advise.

When analyzing our operating performance, investors should use these measures in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with GAAP. We generally use these non-GAAP financial measures to evaluate operating performance and for other discretionary purposes. We believe that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business. Because not all companies use identical calculations, our presentation of EBITDA and adjusted EBITDA may not be comparable to similarly identified measures of other companies.

EBITDA and adjusted EBITDA are not intended to be measures of free cash flow for our discretionary use because they do not consider certain cash requirements such as tax and debt service payments. These measures may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

Results of Operations

Comparison of Years Ended December 31, 2019 and 2018

The following table and discussion provides insight into our consolidated results of operations for the years ended December 31, 2019 and 2018:

	Years Ended December 31,
	2019	2018	$ Change	% Change

Total revenues	$77,867,868	$70,672,140	$7,195,728	10.2%
Total expenses	72,767,935	71,593,143	1,174,792	1.6%
Gain on the disposition of real estate	(10,443,876)	-	(10,443,876)	100.0%
Other (income) expenses, net	(1,124,717)	306,530	(1,431,247)	(466.9%)
Interest income	(27,234)	(41,650)	14,416	(34.6%)
Interest expense	10,751,917	11,887,742	(1,135,825)	(9.6%)
Net Income (Loss) Before Income Taxes	5,943,843	(13,073,625)	19,017,468	(145.5%)
Provision for (benefit from) income taxes	-	-	-	0.0%
Net Income (Loss)	5,943,843	(13,073,625)	19,017,468	(145.5%)
Net loss attributable to noncontrolling interests	523,647	10,080,924	(9,557,277)	(94.8%)
Net Income (Loss) Attributable to CaliberCos Inc.	$6,467,490	$(2,992,701)	$9,460,191	(316.1%)

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For the years ended December 31, 2019 and 2018, total revenue was $77.9 million and $70.7 million, respectively, representing a year-over-year increase of approximately $7 million or 10.2%. This increase was primarily due to a full year performance of two hotels that were acquired in the second half of 2018 which resulted in an increase of approximately $4 million and approximately $3 million increase relating to our asset management and related fees which resulted from the growth in our capital under management and the introduction of two new fund projects.

For the years ended December 31, 2019 and 2018, total expenses were $72.8 million and $71.6 million, respectively, representing a year-over-year increase of $1.2 million or 1.6%. This increase was largely due to the acquisition of two new hotels added to our portfolio in the second half of 2018, partially offset by a decrease in our cost of sales for real estate related to the sale of assets in CAH.

For the year ended December 31, 2019, gain on the disposition of real estate was $10.4 million, which was a result of the sale of four apartment buildings. There were no dispositions for the year ended December 31, 2018.

For the years ended December 31, 2019 and 2018, other (income) expenses was other income of $1.1 million and other expenses of $0.3 million, respectively, representing a year-over-year change of $1.4 million. The change in other (income) expense, net was primarily a result of $1.7 million of carried interest that the Company, as the general partner, earned as a result of the sale of an apartment building in 2018, offset by other non-operating expenses.

For the years ended December 31, 2019 and 2018, interest expense was $10.8 million and $11.9 million, respectively, representing a year-over-year change of $1.1 million or (9.6%). The decrease was primarily a result of the active management of our cost of capital across the organization that reduced interest expense through the repayment of high interest rate debt and successfully refinancing existing facilities at lower rates of interest.

Segment Analysis

The following discussion is specific to our various segments for the periods presented. Our segment information is presented in a format consistent with the information senior management uses to make operating decisions, assess performance and allocate resources.

For the year ended December 31, 2019, the Company reclassified certain business activities which were previously reported under the Residential segment into the Real Estate Brokerage segment. These activities included the Company’s wholly owned CAH single family portfolio and our wholly owned investment in Saddleback. These reclassifications have been reflected in previously reported amounts to conform to the current year presentation.

For segment reporting purposes, revenues and expenses are presented on a basis that deconsolidates our consolidated funds. As a result, segment revenues are different than those presented on a consolidated US GAAP basis because these fees are eliminated in consolidation when they are derived from a consolidated fund. Furthermore, segment expenses are also different than those presented on a consolidated US GAAP basis due to the exclusion of fund expenses that are paid by the consolidated funds.

Comparison of Years Ended December 31, 2019 and 2018

Fund Management

The following table presents our results of operations for our Fund Management segment:

	Years Ended December 31,
	2019	2018	$ Change	% Change
Revenues
Fund management	$9,313,055	$8,381,850	$931,205	11.1%
Total revenues	9,313,055	8,381,850	931,205	11.1%
Expenses
Operating costs	6,944,475	6,403,829	540,646	8.4%
General and administrative	1,692,272	2,412,934	(720,662)	(29.9%	)
Marketing and advertising	403,642	487,814	(84,172)	(17.3%	)
Depreciation	53,148	85,783	(32,635)	(38.0%	)
Total expenses	9,093,537	9,390,360	(296,823)	(3.2%	)
Other income, net	(4,776,880)	(28,571)	(4,748,309)	16619.3%
Interest income	(9,026)	-	(9,026)	100.0%
Interest expense	809,057	939,314	(130,257)	(13.9%	)
Net Income (Loss)	$4,196,367	$(1,919,253)	$6,115,620	(318.6%	)

For the years ended December 31, 2019 and 2018, total revenue for Fund Management was $9.3 million and $8.4 million, respectively, representing a year-over-year increase of $0.9 million or 11.1%. The increase in revenues relates to a corresponding increase in capital under management. We increased our capital under management, net of redemptions by approximately $67.4 million, the majority of which was raised into CTAF, our tax advantaged opportunity zone fund, in the last quarter of the year.

For the years ended December 31, 2019 and 2018, operating costs were $6.9 million and $6.4 million, respectively, representing a year-over-year increase of $0.5 million or 8.4%. This increase was primarily due to the increase in corporate payroll costs.

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For the years ended December 31, 2019 and 2018, general and administrative expenses were $1.7 million and $2.4 million, respectively, representing a year-over-year decrease of $0.7 million or 29.9%. This decrease was primarily due to a reduction in professional fees as management was able to retain a higher skilled workforce and reduce the Company’s dependence on third party professional services.

For the years ended December 31, 2019 and 2018, other income, net was $4.8 million and $0.03 million, respectively, representing a year-over-year increase of $4.7 million. The increase was largely due to an increase in our profit share income of $5.0 million related primarily to the sale of four apartment buildings that were completed during 2019.

Construction and Development

The following table presents our results of operations for our Construction and Development segment:

	Years Ended December 31,
	2019	2018	$ Change	% Change
Revenues
Construction and development	$7,484,173	$9,425,377	$(1,941,204)	(20.6%)
Other	2,753	9,399	(6,646)	(70.7%)
Total revenues	7,486,926	9,434,776	(1,947,850)	(20.6%)
Expenses
Cost of sales - construction
and development	5,042,024	8,824,608	(3,782,584)	(42.9%)
Operating costs	983,231	685,756	297,475	43.4%
General and administrative	129,794	41,492	88,302	212.8%
Marketing and advertising	16,469	2,275	14,194	623.9%
Total expenses	6,171,518	9,554,131	(3,382,613)	(35.4%)
Net Income (Loss)	$1,315,408	$(119,355)	$1,434,763	(1202.1%)

For the years ended December 31, 2019 and 2018, construction and development revenues were $7.5 million and $9.4 million, respectively, representing a decrease year-over-year of $1.9 million or 20.6%. The performance of our construction and development segment is impacted by the speed at which we raise capital into our funds. While we were successful at raising approximately $64.9 million into our funds in 2019, most of this capital was raised in the fourth quarter which prohibited us from moving forward on our construction projects until 2020.

Cost of sales decreased due to the reduction in revenues over the same period. We began to replace our fund and asset related construction work with more third-party work in 2019 resulting in higher overall margins.

Property Management

The following table presents our results of operations for our Property Management segment:

	Years Ended December 31,
	2019	2018	$ Change	% Change
Revenues
Rental income	$-	$854	$(854)	(100.0%)
Property management	299,733	476,381	(176,648)	(37.1%)
Other	38,856	87,475	(48,619)	(55.6%)
Total revenues	338,589	564,710	(226,121)	(40.0%)
Expenses
Operating costs	51,122	195,699	(144,577)	(73.9%)
General and administrative	17,308	53,221	(35,913)	(67.5%)
Marketing and advertising	276	31	245	790.3%
Management fees	-	1,075	(1,075)	(100.0%)
Total expenses	68,706	250,026	(181,320)	(72.5%)
Other income, net	(46,639)	-	(46,639)	100.0%
Net Income	$316,522	$314,684	$1,838	0.6%

Property management income and expenses continue to decrease year-over-year as management continues to execute on the strategy of outsourcing this function to third parties. In addition, our performance in this segment was impacted by the disposition of our South Mountain Square, LLC apartment building in February 2019 and our three apartment Palms Weekly Portfolio, LP disposition in December 2019. As we continue to execute on our outsourcing strategy our segment overhead continues to decrease as we eliminate non-essential roles and realign internal functions.

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Real Estate Brokerage

The following table presents our results of operations for our Real Estate Brokerage segment:

	Years Ended December 31,
	2019	2018	$ Change	% Change
Revenues
Real estate sales	$2,218,890	$6,289,200	$(4,070,310)	(64.7%	)
Rental income	75,800	261,390	(185,590)	(71.0%	)
Property management	-	552	(552)	(100.0%	)
Brokerage	1,662,281	1,892,329	(230,048)	(12.2%	)
Other	-	6,955	(6,955)	(100.0%	)
Total revenues	3,956,971	8,450,426	(4,493,455)	(53.2%	)
Expenses
Cost of sales - real estate	1,417,426	5,435,336	(4,017,910)	(73.9%	)
Cost of sales - brokerage	907,562	1,033,162	(125,600)	(12.2%	)
Operating costs	261,356	351,753	(90,397)	(25.7%	)
General and administrative	57,119	120,390	(63,271)	(52.6%	)
Marketing and advertising	14,789	12,934	1,855	14.3%
Management fees	-	16,519	(16,519)	(100.0%	)
Depreciation	122,574	248,345	(125,771)	(50.6%	)
Impairment	-	839,250	(839,250)	(100.0%	)
Total expenses	2,780,826	8,057,689	(5,276,863)	(65.5%	)
Other (income) expenses, net	(38,260)	160	(38,420)	100.0%
Interest income	(1,337)	(8,016)	6,679	(83.3%	)
Interest expense	485,361	572,916	(87,555)	(15.3%	)
Net Income (Loss)	$730,381	$(172,323)	$902,704	(523.8%	)

Real estate sales and cost of sales — real estate represents the sale of our legacy CAH assets. For the year ended December 31, 2019, sales and cost of sales decreased by approximately $4.1 million and $4.0 million, respectively, from the prior year. In 2018, we sold 16 properties with sales prices ranging from $0.1 million to $0.6 million. In 2019, we sold five properties with sales prices ranging from $0.2 million and $0.9 million.

In 2018, we recognized an impairment on the remaining inventory of our legacy CAH assets. In 2019, we did not record an impairment on the remaining assets in the portfolio.

Hospitality

The following table presents our results of operations for our Hospitality segment:

	Years Ended December 31,
	2019	2018	$ Change	% Change
Revenues
Hospitality	$58,765,603	$50,866,351	$7,899,252	15.5%
Total revenues	58,765,603	50,866,351	7,899,252	15.5%
Expenses
Cost of sales - hospitality	22,210,877	20,142,966	2,067,911	10.3%
Operating costs	11,512,263	10,640,885	871,378	8.2%
General and administrative	3,799,385	3,496,893	302,492	8.7%
Marketing and advertising	4,443,199	3,897,823	545,376	14.0%
Franchise fees	4,151,322	3,580,300	571,022	15.9%
Management fees	4,584,790	3,919,837	664,953	17.0%
Depreciation	7,847,293	6,662,663	1,184,630	17.8%
Total expenses	58,549,129	52,341,367	6,207,762	11.9%

Other expenses, net	897,007	726,910	170,097	23.4%
Interest income	(43,726)	(35,301)	(8,425)	23.9%
Interest expense	9,109,123	9,805,722	(696,599)	(7.1%	)
Net Loss	$(9,745,930)	$(11,972,347)	$2,226,417	(18.6%	)

For the years ended December 31, 2019 and 2018, hospitality revenues were $58.8 million and $50.9 million, respectively, representing an increase year-over-year of $7.9 million or 15.5%. The primary increase was due to the addition of two new hotels that were acquired in the second half of 2018, representing an increase of $4.7 million. In addition, we were successful at increasing our revenue per available room across our hotel portfolio. Through the year ended December 31, 2019, our average revenue per available room grew to $89 from $83 over the same period in 2018.

For the years ended December 31, 2019 and 2018, total expenses were $58.5 million and $52.3 million, respectively, representing an increase year-over-year of $6.2 million or 11.9%. This was due to the addition of two new hotels that were acquired in the second half of 2018.

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For the years ended December 31, 2019 and 2018, interest expense was $9.1 million and $9.8 million, respectively, representing a year-over-year decrease of $0.7 million or 7.1%. The decrease is the result of our success at refinancing our airport hotel portfolio in 2018 which resulted in our borrowing rate decreasing by approximately 2% from a blended 8% for the year ended December 31, 2018 compared to 6% for the same period in 2019. This was offset by two new hotel acquisitions which added approximately $20 million of additional debt to the portfolio.

Residential

The following table presents our results of operations for our Residential segment:

	Years Ended December 31,
	2019	2018	$ Change	% Change
Revenues
Rental income	$8,209,171	$7,942,928	$266,243	3.4%
Property management	45,452	60,252	(14,800)	(24.6%)
Other	38,396	68,720	(30,324)	(44.1%)
Total revenues	8,293,019	8,071,900	221,119	2.7%
Expenses
Operating costs	4,160,052	4,104,767	55,285	1.3%
General and administrative	866,778	421,494	445,284	105.6%
Marketing and advertising	218,789	250,961	(32,172)	(12.8%)
Management fees	941,664	363,795	577,869	158.8%
Depreciation	2,196,605	2,311,874	(115,269)	(5.0%)
Total expenses	8,383,888	7,452,891	930,997	12.5%

Gain on the disposition of real estate	(17,529,762)	(2,608,061)	(14,921,701)	572.1%
Other expenses, net	144,157	511,912	(367,755)	(71.8%)
Interest income	(503,453)	(25,785)	(477,668)	1852.5%
Interest expense	2,102,278	2,046,067	56,211	2.7%
Net Income	$15,695,911	$694,876	$15,001,035	2158.8%

For the years ended December 31, 2019 and 2018, gain on disposition of real estate was $17.5 million and $2.6 million, respectively, representing a year-over-year increase of $14.9 million or 572.1%, and 99% of the total change year-over-year in net income. This increase represented the completed sales of our South Mountain Square apartment and our three apartment buildings in our Palms portfolio in 2019.

Commercial

The following table presents our results of operations for our Commercial segment:

	Years Ended December 31,
	2019	2018	$ Change	% Change
Revenues
Rental income	$994,686	$959,077	$35,609	3.7%
Property management	2,441	-	2,441	100.0%
Other	2,313	-	2,313	100.0%
Total revenues	999,440	959,077	40,363	4.2%
Expenses
Operating costs	566,055	550,412	15,643	2.8%
General and administrative	361,715	292,237	69,478	23.8%
Marketing and advertising	84,171	40,726	43,445	106.7%
Management fees	267,423	234,518	32,905	14.0%
Depreciation	357,928	270,841	87,087	32.2%
Total expenses	1,637,292	1,388,734	248,558	17.9%

Gain on the disposition of real estate	(401,557)	(699,222)	297,665	(42.6%	)
Other (income) expenses, net	(679)	94,119	(94,798)	(100.7%	)
Interest income	(17,821)	-	(17,821)	100.0%
Interest expense	1,892,946	1,309,209	583,737	44.6%
Net Loss	$(2,110,741)	$(1,133,763)	$(976,978)	86.2%

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For the years ended December 31, 2019 and 2018, interest expense was $1.9 million and $1.3 million, respectively, representing an increase year-over-year of $0.6 million or 44.6%. The increase was primarily driven by approximately $11.5 million of additional debt incurred in connection with the acquisition and development of Behavioral Health which was acquired, by CTAF, in August 2019.

Diversified

The following table presents our results of operations for our Diversified segment:

	Years Ended December 31,
	2019	2018	$ Change	% Change
Expenses
Operating costs	$28,937	$636,854	$(607,917)	(95.5%	)
General and administrative	729,924	1,620,256	(890,332)	(55.0%	)
Marketing and advertising	1,374,688	76,658	1,298,030	1693.3%
Management fees	2,146,625	1,039,150	1,107,475	106.6%
Total expenses	4,280,174	3,372,918	907,256	26.9%

Loss on the disposition of real estate	34,312	-	34,312	100.0%
Other income, net	(2,443,440)	(2,383,746)	(59,694)	2.5%
Interest income	(2,544,200)	(1,212,541)	(1,331,659)	100.0%
Interest expense	1,069,004	1,291,004	(222,000)	(17.2%	)
Net Loss	$(395,850)	$(1,067,635)	$671,785	(62.9%	)

Operating costs and general and administrative expenses decreased by approximately $0.6 million and $0.9 million, respectively, during the year ended December 31, 2019 as compared to the same period in 2018. These decreases are driven by the introduction of CFIF III and CTAF which occurred in 2018. Operations of these funds commenced in the first quarter of 2018 and include certain one-time fund startup costs.

Marketing and advertising increased by approximately $1.3 million during the year ended December 31, 2019 as compared to the same period in 2018. The increase is due to increased marketing efforts relating to CTAF as we continue to increase awareness of the program.

Management fees increased by approximately $1.1 million during the year ended December 31, 2019 as compared to 2018. The increase is due to the fees being paid by our two new funds (i) CTAF and (ii) CFIF III and the additional capital that has been raised into each of those products.

Interest income increased by approximately $1.3 million during the year ended December 31, 2019 as compared to 2018. The change from the prior period is attributed to gradual liquidation of CFIF II which involves collecting on matured loans and redeeming investors in the fund. This was offset by the introduction of CFIF III which has raised approximately $21 million through December 31, 2019.

Investment Valuations

The investments that are held by our funds are generally considered to be illiquid and have no readily ascertainable market value. We value these investments based on our estimate of their fair value as of the date of determination. We estimate the fair value of our fund’s investments based on a number of inputs built within forecasting models which are either developed by a third party or by our internal finance team. The models generally rely on discounted cash flow analysis and other techniques and may include independently sourced market parameters. The material estimates and assumptions used in these models include the timing and expected amounts of cash flows, income and expenses for the property, the appropriateness of discount rates used, overall capitalization rate, and, in some cases, the ability to execute, estimated proceeds and timing of expected sales and financings. The majority of our assets utilize the income approach to value the property. Where appropriate, management may obtain additional supporting evidence of values from methods generally utilized in the real estate investment industry, such as appraisal reports and broker price opinion (“BPO”) reports.

As discussed elsewhere in this document, we are beginning to experience the negative effects of COVID-19 on our hospitality and multi-family assets. It is unclear whether the effects of COVID-19 will have a lasting and prolonged effect on asset values in the long term.

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With respect to the underlying factors that led to the significant market appreciation in the current year, we identify assets that are undervalued and/or underperforming at the time of acquisition. Such assets generally undergo some form of repositioning soon after our acquisition in order to help drive increased appreciation and operating performance. Once the repositioning is complete, we focus on increasing the asset’s net operating income, thereby further increasing the value of the asset. Making below-market acquisitions, adding value through development activities, and increasing free cash flow with proper management all represent a material component to our core business model and have contributed to the significant market appreciation in the current year

Assets Under Management

The following tables presents Capital AUM and FV AUM by segment as of December 31, 2019 and 2018:

Capital AUM

	December 31,
	2019	2018
Hospitality	$38,088,990	$39,338,449
Residential	14,290,655	20,059,553
Commercial	14,909,198	5,428,238
Diversified	143,998,319	79,027,410
Total	$211,287,162	$143,853,650

FV AUM

	December 31,
	2019	2018
Hospitality	$224,400,000	$200,346,000
Residential	75,808,000	111,572,000
Commercial	87,908,000	62,639,000
Brokerage	7,700,000	-
Total	$395,816,000	$374,557,000

The tables below illustrate the annual activity on the portfolio investments of our funds. See “— Segment Analysis’ above for a detailed discussion by segment of the activity affecting total FV AUM for each of the periods presented.

Capital AUM

	December 31,
	2019	2018
Beginning of year	$143,853,650	$107,236,609
Originations	94,042,885	49,644,702
Redemptions	(26,609,373)	(13,027,661)
End of year	$211,287,162	$143,853,650

FV AUM

	December 31,
	2019	2018
Beginning of year	$374,557,000	$278,572,186
Assets acquired	6,676,966	29,957,391
Construction/renovation	40,460,201	13,016,662
Market appreciation/depreciation, net	12,686,767	64,926,964
Assets sold	(38,564,934)	(11,916,203)
End of year	$395,816,000	$374,557,000

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EBITDA and Adjusted EBITDA

The following table presents a reconciliation of net (income) loss to EBITDA and Adjusted EBITDA for the periods presented:

	Years Ended December 31,
	2019	2018

Net Income (Loss) Attributable to CaliberCos Inc.	$6,467,490	$(2,992,701)
(1) Add:
Interest expense	1,294,418	1,504,214
Depreciation expense	175,722	334,128
EBITDA	7,937,630	(1,154,359)
(1) Add:
Impairment	-	839,250
Severance expense	-	25,000
Share buy back	268,650	48,600
ESOP	474,196	1,333,000
Founders income tax reimbursement	-	140,000
Form 1-A costs	1,276,498	1,130,486
Adjusted EBITDA	$9,956,974	$2,361,977

(1) Includes only those amounts attributable to CaliberCos Inc.

We may experience ongoing losses in our business due to the lifecycle of the assets we hold. Our investment strategy often identifies distressed and opportunistic assets which often times, require some level of redeveloping or repositioning projects. In order to complete these projects timely, it is often necessary to cease operations which has a negative impact on short term profitability and cash flows. Once the projects are completed, management resumes operations.

The chart below summarizes our assets under development/redevelopment that were completed during the years ended December 31, 2019 and 2018:

Entity/ Fund	Property	Total Construction Cost	Construction Start Date	Construction Completion Date	2019 EBITDA
44th & McDowell Hotel Group, LLC	Holiday Inn & Suites Phoenix Airport North	$6,063,000	August 2015	March 2018	$1,372,908
GC Square, LLC	GC Square Apartments	8,200,000	December 2016	July 2018	677,115
Tucson East, LLC	Hilton Tucson East	11,000,000	July 2016	May 2018	1,695,996
Circle Lofts, LLC	Eclipse	9,200,000	January 2017	July 2019	(46,366)

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The chart below summarizes our assets currently under development/redevelopment for which there are no revenue generating activities during the year ended December 31, 2019:

Entity/ Fund	Property	Total Construction Cost	Construction Start Date	Construction Completion Date
J25 Land Holdings, LLC	Johnstown, Colorado	$44,000,000	July 2019	July 2021
Roosevelt III Holdco, LLC	The Roosevelt Townhomes (3 Phases)	14,750,000	March 2019	December 2020
TCC Hotel I, LLC	TCC Doubletree by Hilton	42,000,000	May 2019	December 2020
CBH1 Phoenix Holdco, LLC	Behavioral Health Hospital	7,250,000	July 2019	July 2020
CHPH, LLC	Avid Hotel	10,925,000	September 2019	September 2021

The chart below summarizes committed development/redevelopment projects of the Company as of December 31, 2019:

Entity/ Fund	Property	Total Construction Cost	Construction Start Date	Construction Completion Date
DT Mesa Holdco, LLC	Launch Pad	$1,800,000	August 2020	March 2021
Ridge II Holdco, LLC	North Ridge	6,500,000	November 2020	March 2022
Saddleback Ranch, LLC	Trails at Saddleback Ranch	10,800,000	September 2020	August 2021
Flagstaff at 4th, LLC	Elkwood Apartments	48,000,000	September 2020	December 2021
Caliber Auction Homes, LLC	Flagstaff Ranch (3 single-family homes)	1,800,000	September 2020	December 2021

Liquidity and Capital Resources

As described elsewhere in this Report, the COVID-19 pandemic has recently had far-reaching adverse impacts on the near-term availability of access to capital markets and debt. For a discussion of remedial measures and other key trends and uncertainties that have affected our business, see “Trends Affecting Our Business”.

In addition, see Note 1 – Organization, Basis of Presentation and Liquidity in our accompanying consolidated financial statements for a discussion on the Company’s four separate real estate loans outstanding, with outside lenders, totaling $35,265,000 as of December 31, 2019 that have various maturity dates within the twelve-month period subsequent to the date our financial statements were issued.

Each of our funds and the related assets that are acquired or own equity interest in those funds are established as separate legal entities with limited liability. Therefore, the cash flows generated by these entities, whether through operations or financing, are unavailable for general corporate purposes.

We have historically financed our operations primarily through a combination of operating cash flows, private offerings of our equity securities, and secured and unsecured debt.

We hold our excess unrestricted cash in bank accounts with several high-quality financial institutions. We believe that our current capital position is sufficient to meet our current liquidity needs for at least the next 12 months, however, there can be no assurance that our current capital position will meet our liquidity needs for such period.

Equity Financings

Since inception through December 31, 2019, we have raised approximately $18.0 million from the sale of common and convertible preferred stock to third parties and management. The funds received from the issuance of our stock sales have been used for operating expenditures and refinancing our higher interest debt.

Unsecured Corporate Debt

As of December 31, 2019, we have issued and outstanding $7,165,144 of unsecured promissory notes with outstanding principal balances ranging from $1,250 to $900,000, and interest rates ranging from 8.25% to 15.00% and maturity dates ranging from January 2020 to December 2020. This outstanding debt resulted in $804,866 in interest expense for the year ended December 31, 2019.

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Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are made and evaluated on an ongoing basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates, perhaps in adverse ways, and those estimates could be different under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant estimates and judgements used in the preparation of our consolidated financial statements.

Basis of Presentation

The accompanying consolidated financial statements are prepared on an accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of us, our wholly owned and majority-owned subsidiaries, and the consolidated entities that are considered to be a variable interest entity (“VIE”), of which the Company is determined to be the primary beneficiary.

Consolidation

The accompanying consolidated financial statements include our accounts and those of our consolidated subsidiaries, which include VIEs where we are considered the primary beneficiary and voting interest entities (“VOEs”), where we have determined that we have a controlling financial interest, under the “Consolidations” Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) (Topic 810). The equity and net income or loss attributable to noncontrolling interests in subsidiaries is shown separately in the accompanying consolidated balance sheets, statements of operations, and statements of changes in stockholders’ equity. All significant intercompany balances and transactions have been eliminated in consolidation.

Variable Interest Entities

We determine if an entity is a VIE based on several factors, including whether the equity holders, as a group, lack the characteristics of a controlling financial interest. We make judgments regarding which types of activities most significantly impact the entity’s economic performance first on a qualitative analysis, then a quantitative analysis, if necessary.

We analyze any investments in VIEs to determine if we are the primary beneficiary. A reporting entity is determined to be the primary beneficiary if it holds a controlling financial interest in a VIE.

Determining which reporting entity, if any, has a controlling financial interest in a VIE is primarily a qualitative analysis focused on identifying which reporting entity has both (i) the power to direct the activities of the entity that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses or the right to receive benefits from such entity that could potentially be significant to such entity. Performance of that analysis requires the exercise of judgement.

We consolidate any VIE for which we are the primary beneficiary and disclose significant VIEs of which we are not the primary beneficiary, as well as disclose our maximum exposure to loss related to the VIEs that are consolidated.

Voting Interest Entities

Entities that do not qualify as VIEs are generally assessed for consolidation as VOEs. For VOEs, we consolidate the entity if we have a controlling financial interest in the entity. We have a controlling financial interest in a VOE if (i) for legal entities other than partnerships, we own a majority voting interest in the entity or, for limited partnerships and similar entities, we own a majority of the entity’s kick-out rights through voting limited partnership interests and (ii) non-controlling shareholders or partners do not hold substantive participating rights, and no other conditions exist that would indicate that we do not control the entity.

Accounting for Real Estate Investments

Upon the acquisition of real estate properties, a determination is made as to whether the acquisition meets the criteria to be accounted for as an asset acquisition or a business combination. The determination is primarily based on whether the assets acquired, and liabilities assumed meet the definition of a business. The determination of whether the assets acquired, and liabilities assumed meet the definition of a business includes a single or similar asset threshold. In applying the single or similar asset threshold, if substantially all the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the assets acquired, and liabilities assumed are not considered a business. Most of our acquisitions meet the single or similar asset threshold, due to the fact that substantially all the fair value of the gross assets acquired is attributable to the real estate assets acquired.

Acquired real estate properties accounted for as asset acquisitions are recorded at cost, including acquisition and closing costs. The Company allocates the cost of real estate properties to the tangible and intangible assets and liabilities acquired based on their estimated relative fair values. We determine the fair value of tangible assets, such as land, building, furniture, fixtures and equipment, using a combination of internal valuation techniques that consider comparable market transactions, replacement costs and other available information and fair value estimates provided by third party valuation specialists, depending upon the circumstances of the acquisition. We determine the fair value of identified intangible assets or liabilities, which typically relate to in-place leases, using a combination of internal valuation techniques that consider the terms of the in-place leases, current market data for comparable leases, and fair value estimates provided by third party valuation specialists, depending upon the circumstances of the acquisition.

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If a transaction is determined to be a business combination, the assets acquired, liabilities assumed, and any identified intangibles are recorded at their estimated fair values on the transaction date, and transaction costs are expensed in the period incurred.

Revenue Recognition

In May 2014, the FASB issued Accounting Standards Codification (“ASC”), Revenue from Contracts with Customers (“Topic 606”). Topic 606 provides comprehensive guidance for recognizing revenue from contracts with customers. Revenue is recognized when the entity transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The guidance includes a five-step framework that requires an entity to: (i) identify the contract(s) with customers, (ii) identify the performance obligations within the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations within the contract, and (v) recognize revenue when the entity satisfies a performance obligation. Topic 606 also requires additional disclosure regarding the nature and timing of the Company’s revenue transactions, as well as new quantitative and qualitative disclosures, including the disaggregation of revenues and descriptions of performance obligations. The amendments in Topic 606 are effective for the Company for its fiscal year beginning after December 31, 2018.

On January 1, 2019 (the effective date), the Company adopted Topic 606 using the modified retrospective method, applying the guidance to contracts with customers that were not substantially complete as of January 1, 2019. The Company did not make any policy elections affecting the measurement and recognition of revenue. We have identified all of our revenue streams and have concluded that our revenues primarily consist of hospitality, construction and development, real estate sales, rental income and fund management as noted in detail below.

The results for reporting periods beginning after January 1, 2019 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported with the Company’s historic accounting under ASC 605. For contracts which were modified before the adoption date, the Company has not restated the contract for those modifications. Instead, the Company reflected the aggregate effect of all modifications when identifying the satisfied and unsatisfied performance obligations, determining the transaction price and allocating the transaction price, if necessary. The cumulative effect of initially applying Topic 606 would be applied as an adjustment to the opening balance of retaining earnings. The Company has analyzed the effect and found the adoption of Topic 606 did not have a material impact on its financial statements and its recognition is consistent with the historical accounting policies. Rental income for leasing activities is accounted for in accordance with other applicable GAAP.

Hospitality

Hospitality revenues are comprised of charges for room rentals, food and beverage sales, and other hotel operating activities. Revenues are recognized as earned, which is defined as the date upon which a guest occupies a room or utilizes the hotel’s services. Revenues are recorded net of sales tax.

We have performance obligations to provide accommodations and other ancillary services to hotel guests. As compensation for such goods and services, we are typically entitled to a fixed nightly fee for an agreed upon period and additional fixed fees for any ancillary services purchased. These fees are generally payable at the time the hotel guest checks out of the hotel. We generally satisfy the performance obligations over time, and we recognize the revenue from room sales and from other ancillary guest services on a daily basis, as the rooms are occupied, and we have rendered the services.

For food and beverage, revenue is recognized upon transfer of promised products or services to customers in an amount that reflects the consideration the Company received in exchange for those services, which is generally when payment is tendered at the time of sale.

The Company receives deposits for events and rooms. Such deposits are deferred and included in advance deposits on the accompanying consolidated balance sheets. The deposits are credited to income when the specific event takes place.

Construction and Development

The Company provides construction related services to affiliates and third parties, which include the build-out of tenant space, the renovation of hospitality, residential, and commercial real estate, and general real estate repair and maintenance services. In addition, the Company provides development services for ground-up development and repositioning of real estate assets.

These contract revenues are primarily derived from fixed price construction contracts. The Company has determined that these fixed-price construction projects provide a distinct service and, therefore, qualify as one performance obligation as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts and, therefore, not distinct. Revenue is recognized over time, because of the continuous transfer of control to the customer as work is performed at the customer’s site and, therefore, the customer controls the asset as it is being constructed. The cost-to-cost measure of progress continues to best depict the transfer of control of assets to the customer, which occurs as costs are incurred.

Revenues from time-and-material contracts are billed to customers as work is performed. The Company determined that time and material contracts cover a single performance obligation, with transfer of control continuously as the customer simultaneously receives and consumes the benefits. Therefore, revenue for time and material contracts is considered to be recognized over time.

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Cost of revenues earned include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. The cost of uninstalled materials or equipment are generally excluded from the recognition of gross profit as such costs are not considered to be a measure of progress. Costs to mobilize equipment and labor to a job site prior to substantive work beginning are capitalized as incurred and amortized over the expected duration of the contract. As of December 31, 2019 and 2018, the Company had no capitalized mobilization costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Certain construction contracts include retention provisions which ensure that the Company will provide complete services to customers which are in accordance with the terms of the related contract and, therefore, are not considered financing. The balances billed but not paid by customers pursuant to these provisions generally become due upon completion and acceptance of the project by the customer. The Company has determined that there are no financing components included in construction contracts as of December 31, 2019 and 2018.

Contract Assets and Liabilities

The timing of revenue recognition, billings, and cash collections results in billed contracts receivable, retainage receivable, and costs and estimated earnings in excess of billings on uncompleted contracts (contract assets) on the accompanying balance sheets. The contract asset, “Costs in excess of billings” represents revenues recognized in excess of amounts billed. The contract liability, “Billings in excess of costs”, represents billings in excess of revenues recognized. See Note 5 – Prepaid and Other Assets and Note 8 – Other Liabilities for information on contract assets and contract liabilities from contracts with customers as of December 31, 2019 and 2018.

Contract Estimates

Accounting for long-term contracts involves the use of techniques to estimate total contract revenues and costs. Total contract revenues for contracts may include variable considerations, which include approved change orders, claims, and other contract provisions. The Company includes variable consideration in the estimated transaction price to the extent it is probable that a significant reversal of cumulative revenue will not occur or when the uncertainty associated with the variable consideration is resolved. Estimates of variable consideration and determination of whether to include estimated amounts in total contract revenues are based on an assessment of the anticipated performance in addition to all information (historic, current and forecasted) that is reasonably available to the Company. The effect of variable consideration on the total contract revenue of a performance obligation is recognized as an adjustment to revenue on a cumulative catch-up basis.

Transaction Price Allocated to the Remaining Performance Obligations

As of December 31, 2019, the Company had approximately $2,173,080 of estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially satisfied).

Real Estate Sales

Real estate sales are comprised of sales proceeds from the sale of certain single-family homes that are treated as inventory. All other real estate assets sold are recognized in other (income) expenses. We recognize real estate sales at a point in time. Each transaction is treated as a single performance obligation and revenue is recognized when the transaction is completed, when the performance obligation is satisfied.

Rental Income

Rental income includes the revenues generated primarily by the rental operations of the residential (multi-family and single-family) properties owned and/or managed by the Company. The Company’s revenues generated by residential properties, consists of rental income that each tenant pays in accordance with the terms of each lease and are reported on a straight-line basis over the initial noncancelable term of the lease, net of any concessions, and recognized when earned and collectability is reasonably assured. These revenues are recorded net of any sales and occupancy taxes collected from tenants. Rental income is not within the scope of ASU 2014-09 and would fall under Topic 840 - Leases (or Topic 842 - Leases, when effective).

Fund Management

Revenues from contracts with customers includes fixed fee arrangements with its affiliates to provide certain set up and capital raising services associated with marketing, soliciting, and selling member interests in the affiliated limited partnerships. The recognition and measurement of revenue is based on the assessment of individual contract terms. Significant judgment is required to determine whether performance obligations are satisfied at a point in time or over time; how to allocate transaction prices where multiple performance obligations are identified; when to recognize revenue based on appropriate measurement of the Company’s progress under the contract; and whether constraints on variable considerations should be applied due to uncertain future events. Revenues are recognized when control of the promised services is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

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Set up services are a one-time fee for the initial formation, administration, and set up of the private equity real estate fund. These fees are recognized at the point in time when the performance under the contract is complete. Set up fees earned during the years ended December 31, 2019 and 2018 were $75,000 and $200,000, respectively.

Asset management fees are generally based on 1.50% of the unreturned capital contributions in a particular fund and include reimbursement for costs incurred on behalf of the fund, including an allocation of certain overhead costs. Asset management fees are recalculated on an annual basis. These customer contracts require the partnership to provide management services, representing a performance obligation that the partnership satisfies over time. Asset management fees earned during the years ended December 31, 2019 and 2018 were $3,134,287 and $3,491,815, respectively.

Capital raising fees are earned over time as equity capital is raised into our managed funds in proportion to the total capital specified in the related contract. Services include marketing, offering, registering, and ultimately raising capital. Capital raising fees earned during the year ended December 31, 2019 and 2018 were $2,798,011 and $906,781, respectively. See Note 16 – Segment Reporting for a disaggregated presentation of revenues from contracts with customers.

Recently Issued Accounting Pronouncements

See Note 2 – Summary of Significant Accounting Policies in the notes to our consolidated financial statements a discussion of issued and newly adopted accounting pronouncements.

Off-Balance Sheet Arrangements

As of and during the year ended December 31, 2019, we had no material off-balance sheet arrangements that have had or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations or liquidity.

Item 3. Directors and Officers

Directors, Executive Officers and Significant Employees

The Company’s executive officers and directors are listed below. The executive officers are full-time employees.

Name	Position	Age	Term of Office
John C. “Chris” Loeffler II	Chief Executive Officer and Chairman of the Board	34	Since January 2009
Jennifer Schrader	President & Chief Operating Officer and Director	36	Since January 2009
Jade Leung	Chief Financial Officer	44	Since April 2017
Roy Bade	Chief Development Officer	56	Since November 2019

Directors and Executive Officers

Each of our directors holds office until the next annual meeting of our stockholders or until his/her successor has been elected and qualified, or until his/her death, resignation, or removal. Our executive officers are appointed by our board of directors and hold office until their death, resignation, or removal from office.

All of our executive officers and significant employees work full-time for us. There are no family relationships between any director, executive officer, or significant employee. During the past five years, none of the persons identified above has been involved in any bankruptcy or insolvency proceeding or convicted in a criminal; proceeding, excluding traffic violations and other minor offenses.

Business Experience

The following is a brief overview of the education and business experience of each of our directors and executive officers, executive during at least the past five years, including their principal occupations or employment during the period, the name and principal business of the organization by which they were employed:

John C. “Chris” Loeffler, II, Chief Executive Officer

Chris Loeffler is the CEO and Co-Founder of Caliber and serves as Chairman of the Company’s Board of Directors. As CEO, Chris directs and executes global strategy, oversees investments and fund management, and contributes to private and public capital formation. As a Co-Founder Chris took an early role forming the Company’s financial and operational infrastructure and navigating the vertical integration of all real estate and investment services.

Prior to forming Caliber, Chris served as a Senior Associate in the audit and assurance practice for PwC in Phoenix, Arizona, completing public company audits, developing control systems, and completing several acquisition or sale transactions. Some of Chris’ clients included Honeywell International, Inc., CSK Auto Inc., Verizon Communications, Inc., Republic Services, Inc., Car Wash Partners, Inc., and the Arizona Diamondbacks.

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Chris earned a Bachelor of Science degree in Business Administration with a concentration in Accounting from California Polytechnic State University, San Luis Obispo. Chris also attended Universidad Complutense de Madrid (University of Madrid) in Madrid, Spain. In addition, Chris is a Board Director for Qwick, Inc., a venture-funded hospitality staffing marketplace.

Jennifer Schrader, President & Chief Operating Officer

Jennifer Schrader is the President, COO and Co-Founder of Caliber and serves on the Company’s Board of Directors. Jennifer directly oversees all Caliber asset management activities including the execution of each investment’s business plan and the management of the real estate services delivered by Caliber or third-party vendors to Caliber’s assets. In addition, Jennifer oversees daily operations at Caliber and manages talent development and resource management. Previously, Jennifer held the Designated Broker position with Caliber Realty Group, LLC from 2013 through 2015. She maintains her Arizona real estate license, current, as Associate Broker.

Prior to forming Caliber, Jennifer was the Managing Partner of First United Equites, LLC, a Michigan business focused on acquiring, renovating and selling homes for profit. Jennifer obtained her real estate license in Michigan in 2005 and was a top performer within Keller Williams Commerce Market Center.

Jennifer attended Lawrence Technological University in Michigan where she studied architecture and interior architecture. She possesses a Real Estate Broker’s license from the Arizona School of Real Estate and Business. Jennifer serves on the Colangelo College of Business Advisory Board for Grand Canyon University in Phoenix, Arizona.

Jade Leung, Chief Financial Officer

Jade Leung is Caliber’s CFO and corporate secretary. As CFO, Jade oversees accounting and controllership, financial planning and analysis, tax, financial reporting, and treasury functions at Caliber.

Before being named CFO in April 2017, Jade was Caliber’s Vice President of Finance and was responsible for managing and streamlining the Company’s accounting and compliance functions across all divisions and functions. In August 2016, he was also named the Chief Compliance Officer for the Company’s Arizona issuer-dealer, Caliber Securities, LLC, which established a new revenue stream for the Caliber group of companies.

Prior to joining Caliber, Jade spent 12 years with PwC, most recently as Senior Manager in audit and assurance services in Los Angeles, CA where he managed audit and accounting advisory services for some of PwC’s largest Fortune 500 companies in the United States, Canada, and Japan. Notably, Jade participated in over $1 billion dollars of public market transactions and financing arrangements for companies including First Solar, Inc., American Express Company, Mitsubishi UFJ Financial Group, and Rural/Metro Corporation.

Jade earned an accounting degree from Ryerson University and Bachelor of Arts degree in Psychology from the University of British Columbia. Jade holds an active CPA license in the states of Arizona and Maine.

Roy Bade, Chief Development Officer

Roy Bade is the Chief Development Officer (“CDO”) of Caliber. Roy is responsible for managing real estate service lines provided by Caliber’s vertically integrated group of operating businesses. His four areas of responsibility include vertical and horizontal real estate development, construction, acquisitions, and project financing.

Before being named CDO in November 2019, Roy joined Caliber in 2014 as Fund Manager and was quickly promoted to Executive Vice President and Fund Manager. He was responsible for maximizing returns on existing properties and managing Caliber’s construction and development activity.

For nearly 30 years prior to joining Caliber, Roy acted as the principal and managing partner of two businesses, Bade Commercial Services Inc and BCS Development Group, LLC, which included development, construction, and property management of commercial, retail and industrial properties throughout Phoenix, Arizona. During this time, Roy developed, constructed and owned over 750,000 square feet of property.

Roy graduated from Washington State University with a Bachelor of Science in Business Information Systems, holds a Commercial General Contractor’s license, and holds an Arizona Real Estate Broker’s license.

Advisory Board

We have established an Advisory Board whose purpose is to provide non-binding strategic advice and guidance in connection with corporate and strategic matters relating to our business. The Advisory Board is an informal committee of members selected by the executive management of the Company. While the Advisory Board provides valuable assistance to the Company, unlike the Company’s Board of Directors, the Advisory Board has no authority to vote on corporate matters, nor does the Advisory Board bear legal fiduciary responsibilities to the Company. Each member of our Advisory Board will be compensated $50,000 a year for their services as an Advisory Board member. They have also each been granted non-statutory stock options subject to a vesting schedule, which enables each party to purchase up to 25,000 shares of Class A Common Stock of the Company.

28

The following are the biographies of the current members of our Advisory Board:

William J. Gerber

William J. Gerber served as Chief Financial Officer of TD Ameritrade Holding Corporation (Nasdaq: AMTD) (“TD Ameritrade”), a provider of securities brokerage services and related technology-based financial services to retail investors, traders and independent registered investment advisors, from October 2006 to October 2015 and has extensive financial experience. In May 2007, he was named Executive Vice President of TD Ameritrade. In his role as Chief Financial Officer, he oversaw investor relations, business development, certain treasury functions and finance operations, including accounting, business planning and forecasting, external and internal reporting, tax and competitive intelligence. From May 1999 until October 2006, he served as the Managing Director of Finance at TD Ameritrade, during which time he played a significant role in evaluating merger and acquisition opportunities.

Prior to joining TD Ameritrade, he served as Vice President of Acceptance Insurance Companies, Inc., where he was responsible for all aspects of mergers and acquisitions, investment banking activity, banking relationships, investor communications and portfolio management. Prior to joining Acceptance, Mr. Gerber spent eight years with Coopers & Lybrand, now known as PwC, serving as an audit manager primarily focusing on public company clients.

Mr. Gerber was named to Institutional Investor Magazine’s All-America Executive Team as one of the top three CFOs in the Brokerage, Asset Managers and Exchanges category (2012 and 2013). He was also named a member of the CNBC CFO Council (2013 and 2014). Since January 2017, he has served on the Board of Directors of Northwestern Mutual Series Fund, a mutual fund company. He has also served on the Board of Directors of the U.S. holding company for the Royal Bank of Canada since July 2016 and Streck, Inc., a privately held company, since March 2015. In addition, he serves on the Boys Town National Board of Trustees. Mr. Gerber holds a B.B.A. in Accounting from the University of Michigan. Mr. Gerber holds a CPA license in the state of Michigan.

Christopher Pair Garza

Christopher Pair currently serves Plexus Worldwide as President of Operations and International. In this role, he oversees the Company’s distribution, manufacturing, logistics, finance and accounting departments, information technology department, legal, compliance, quality, international and project management department.

Previously, Mr. Pair was both President and Chief Executive Officer of Herbalife Nutrition, the $5 billion Public/Global Nutrition/Personal Care Company. Before becoming CEO, Mr. Pair’s primary responsibility as EVP/COO was international expansion. He personally established operations in 35 countries on 5 continents with typical operating profit within six months. In addition, he managed all aspects of global business operations, including distribution, regulatory compliance, building Shanghai manufacturing facilities, buying raw materials, establishing sales and marketing campaigns, managing inventory and product development. He is recognized as an expert in international network marketing and direct sales.

Since the successful sale of Herbalife to Whitney and Company, Mr. Pair has been the President of Cynergy Partners, Inc., an Investment and Consulting Company he founded. The Company specializes in the consumer product, network marketing, and international expansion elements of the global business community; and has completed a number of successful assignments and transactions.

Mr. Pair is also the former Vice-Chairman and a Director of The Direct Selling Association, as well as a former Director of the Consumer Health Products Association. Mr. Pair holds a Master of Business Administration and a Bachelor of Science in Business Administration from the University of Redlands.

Michael Trzupek

Michael Trzupek is the Chief Financial Officer of Premera Blue Cross, Washington’s leading health plan. Mr. Trzupek oversees accounting, financial planning and analysis, investment and treasury.

Prior to joining Premera Blue Cross, Mr. Trzupek served as Group Vice President for Providence St. Joseph Health System, executing finance functions, strategic planning and budgeting, as well as the evaluation of affiliations, acquisitions and strategic investments.

Prior to Providence St. Joseph Health System, he was a Corporate Finance General Manager at Microsoft, focused on business planning for the Company’s hardware products, including Xbox and Surface. Mr. Trzupek began his financial career at Intel.

Mr. Trzupek received his Master of Business Administration from the University of Chicago. He is a member of the Board of Directors at the Seattle Aquarium, as well as an Advisory Board member for eCapital Advisors.

29

Compensation of Directors and Executive Officers

Compensation of our Executive officers for the fiscal years ended December 31, 2019 and December 31, 2018 was as follows:

		2019				2018
Name	Position	Salary ($)	Bonus ($)(1)	All Other Compensation ($)(2)	Total ($)	Salary ($)	Bonus ($)(1)	All Other Compensation ($)(2)	Total ($)
Chris Loeffler	Chief Executive Officer/Co-Founder	258,745	161,005	15,608	435,358	194,826	7,580	100,422	302,828
Jennifer Schrader	President and Chief Operating Officer/ Co-Founder	258,745	161,005	17,109	436,859	205,925	24,041	82,300	312,266
Jade Leung	Chief Financial Officer	234,760	77,255	11,587	323,602	172,066	4,000	7,043	183,109
Roy Bade	Chief Development Officer	234,760	171,155	10,447	416,362	172,066	24,255	10,676	206,997

(1)	The amounts reported in this column reflect the annual cash bonus payments made for performance.

(2)	For the year ended December 31, 2019, amounts reported in this column represent employer 401(k) contributions. For the year ended December 31, 2018, amounts reported in this column represent employer 401(k) contributions, gym and club memberships, auto reimbursements and tax payments totaling $58,000 and $37,970 for Chris Loeffler and Jennifer Schrader, respectively, in consideration for the conversion of their member interests in Caliber Companies, LLC into the equivalent number of shares of common stock of Caliber.

Director Compensation

In April and May 2019, our advisory board entered into agreements with the Company to serve as the Company’s board of directors. Effective upon formal approval of the board the compensation for the board include:

(i)	an annual sum of $50,000; and

(ii)	stock options of 25,000 shares of the Company’s common stock granted under the Company’s 2017 Incentive Stock Plan. See “2017 Incentive Stock Plan” below for more detail.

During the year ended December 31, 2019, the Company’s board of directors each earned total compensation of $25,000, resulting in total board of director compensation of $75,000.

Employment Agreements

As of December 31, 2019, our employment agreements with each of Chris Loeffler, our CEO and co-founder, Jennifer Schrader, our President, COO, and co-founder, Jade Leung, our CFO and Roy Bade, our CDO, provided for at-will employment and set forth each officer’s initial equity or stock option grant amounts and eligibility for employee benefits consistent with the terms included in the tables above.

Effective January 1, 2019, we entered into new employment agreements with each of our executive officers which provide for, among other things;

•	Increased Salary
•	Participation in an Executive Bonus program which will be established and approved annually by the Board
•	Auto allowance equal to $19,500 per year
•	No termination without cause prior to December 31, 2020
•	Severance equal to twelve months of salary upon termination without cause or voluntary resignation for Good Reason

Copies of the agreements are attached hereto as exhibits. Other than the employment agreements described below, we have not entered into any arrangements providing for payments or benefits in connection with the resignation, severance, retirement or other termination of any of our named executive officers, changes in their compensation or a change in control.

2017 Incentive Stock Plan

We have adopted a 2017 Incentive Stock Plan (the “Plan”). An aggregate of 5,000,000 shares of our common stock is reserved for issuance and available for awards under the Plan, including incentive stock options granted under the Plan. The Plan administrator may grant awards to any employee, director, consultant or other person providing services to us or our affiliates. As of December 31, 2019 and 2018, options representing 3,697,322 and 3,004,824 shares have been awarded and are outstanding under the Plan, respectively.

30

The Plan shall be initially administered by the Board. The Plan administrator has the authority to determine, within the limits of the express provisions of the Plan, the individuals to whom awards will be granted, the nature, amount and terms of such awards and the objectives and conditions for earning such awards. The Board may at any time amend or terminate the Plan, provided that no such action may be taken that adversely affects any rights or obligations with respect to any awards previously made under the Plan without the consent of the recipient. No awards may be made under the Plan after the tenth anniversary of its effective date.

Awards under the Plan may include incentive stock options, nonqualified stock options, restricted shares of common stock and restricted stock units.

Stock Options.   The Plan administrator may grant to a participant options to purchase our common stock that qualify as incentive stock options for purposes of Section 422 of the Internal Revenue Code (“incentive stock options”), options that do not qualify as incentive stock options (“non-qualified stock options”) or a combination thereof. The terms and conditions of stock option grants, including the quantity, price, vesting periods, and other conditions on exercise will be determined by the Plan administrator. The exercise price for stock options will be determined by the Plan administrator in its discretion, but non-qualified stock options and incentive stock options may not be less than 100% of the fair market value of one share of our company’s common stock on the date when the stock option is granted. Additionally, in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of our stock on the date of grant, the exercise price may not be less than 110% of the fair market value of one share of common stock on the date the stock option is granted. Stock options must be exercised within a period fixed by the Plan administrator that may not exceed ten years from the date of grant, except that in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of our stock on the date of grant, the exercise period may not exceed five years. At the Plan administrator’s discretion, payment for shares of common stock on the exercise of stock options may be made in cash, shares of our common stock held by the participant or in any other form of consideration acceptable to the Plan administrator (including one or more forms of  “cashless” or “net” exercise).

Restricted Shares and Restricted Units.   The Plan administrator may award to a participant shares of common stock subject to specified restrictions (“restricted shares”). Restricted shares are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified forfeiture period and/or the attainment of specified performance targets over the forfeiture period.

Key Man Insurance

We own key man life insurance policies in the amounts of $15.6 million for Mr. Loeffler and Ms. Schrader, respectively.

Item 4. Security Ownership of Management and Certain Security Holders

As of December 31, 2019, the following table sets forth information regarding the beneficial ownership of our capital by:

•	each person, or group of affiliated persons, known by us to beneficially own 5% or more of our common stock;
•	each of our named executive officers;
•	all of our current executive officers and directors as a group

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within sixty (60) days through the conversion or exercise of any convertible security, warrant, option, or other right. More than one (1) person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days, by the sum of the number of shares outstanding as of such date. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

Unless otherwise noted below, the address of each person listed on the table is c/o Caliber, 8901 E. Mountain View Rd., Ste 150, Scottsdale, Arizona 85258.

	Shares Beneficially Owned(1)
	Class A Common Stock			Class B Common Stock		% Total Voting
Name of Beneficial Owner	Shares		%	Shares	%	Power(2)
Named Executive Officers and Directors
Jennifer Schrader (3)	—		—	6,239,846	50.02%	44.46%	(4)
John C. Loeffler, II	—		—	6,234,846	49.98%	44.42%	(4)
Roy Bade	868,854	(5)	5.57%	—	—	*
Jade Leung	650,000	(6)	4.16%	—	—	*
Directors and Executive Officers as a Group (4 Persons)	1,518,854	(7)	9.73%	12,474,692	100%	89.96%	(4)
5% Beneficial Owners:
Donnie Schrader (3)(8)(9)	6,122,346		39.22%	—	—	4.36%

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(1)	Applicable percentage ownership is based on 15,610,097 shares of Class A Common Stock and 12,474,692 shares of Class B Common Stock outstanding as of December 31, 2019. Does not give effect to (i) the conversion of shares of Series A Preferred Stock to Class A Common Stock, (ii) the conversion of convertible debt securities into Class A Common Stock or (iii) the possible issuance of shares of Class A Common Stock further to the Consultant Dispute. None of the named executive officers and directors or Donnie Schrader beneficially own any shares of Series A Preferred Stock or convertible debt securities. In addition, no holder of convertible debt would become a beneficial owner of 5% or more of the Company’s Class A Common Stock should any such holder convert all convertible debt held by such holder within 60 days of the date of the Reg A+ offering.
(2)	Percentage total voting power represents voting power with respect to all shares of our Class A Common Stock and Class B Common Stock, as a single class. Each holder of Class B Common Stock shall be entitled to ten votes per share of Class B Common Stock and each holder of Class A Common Stock shall be entitled to one vote per share of Class A Common Stock on all matters submitted to our stockholders for a vote. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a share-for-share basis. Approximately $7.8 million of the Reg A+ offering proceeds will be used to redeem shares of Class A Common Stock held by our executive management team and a significant beneficial owner on a pro rata basis. The per share price of the shares to be so redeemed is equal to the per share price of the shares of Series B Preferred Stock offered. Management believes the repurchase price represents the fair market value of the shares to be so redeemed. No shares shall be redeemed until an aggregate of $5.0 million of shares offered pursuant to the Reg A+ offering have been purchased and after an aggregate of $25.0 million of shares offered pursuant to the Reg A+ offering have been purchased, no additional shares of Class A Common Stock held by such persons shall be redeemed. In connection therewith, an applicable number of shares of Class B Common Stock held by members of our executive management team will convert on a one-for-one basis into shares of Class A Common Stock to be so redeemed.
(3)	Jennifer and Donnie Schrader are married, and each disclaims beneficial ownership over the other’s stock holdings.
(4)	If all shares are redeemed by the Company as described in footnote (2) above, 623,985 shares would be redeemed from Jennifer Shrader and thereafter she would beneficially own 5,615,861 shares of Class B Common Stock, representing 40.01% of the total voting power of the Company, 623,485 shares would be redeemed from John C. Loffler, II and thereafter he would beneficially own 5,611,361 shares of Class B Common Stock representing 39.98% of the total voting power of the Company and Directors and Executive Officers as a group would own shares representing 79.99% of the total voting power of the Company.
(5)	Includes 750,000 stock options vested as of and exercisable within 60 days of December 31, 2019. If all shares are redeemed by the Company as described in footnote (2) above, 86,885 shares would be redeemed from Roy Bade and thereafter he would beneficially own 781,969 shares of Class A Common Stock.
(6)	Represents vested stock options and options exercisable within 60 days of December 31, 2019. If all shares are redeemed by the Company as described in footnote (2) above, 65,000 shares would be redeemed from Jade Leung and thereafter he would beneficially own 585,000 shares of Class A Common Stock.
(7)	Includes 1,400,000 vested stock options and option exercisable within 60 days of December 31, 2019.
(8)	In September 2018, the Company agreed to repurchase all 6,239,846 shares (“Buyback Program”) owned by Donnie Schrader for $2.70 per share of common stock in exchange for an amendment to his shareholder voting rights and other company protections. Among other things, the Buyback Program is terminated when the Company completes an initial public offering and is listed on a national exchange. The shares are being reacquired at various amounts ranging from 6,000 to 10,000 units on a monthly basis until such time as the Company has satisfied the termination conditions or until all of the shares have been reacquired, which could be in 2075. As of December 31, 2019, an aggregate of 117,500 shares had been repurchased by the Company. Notwithstanding the terms of the Buyback Program, the Company has agreed to redeem up to an aggregate of 613,085 shares subject to monthly repurchase further to the Buyback Program at a price of $4.00 per share as referenced below under “Repurchase and Redemption of Shares”. By way of example only, if (i) two months have elapsed from the date of the offering circular, (ii) the Company has sold an aggregate of $25.0 million of Series B Preferred further of the offering circular and (iii) the Company has not completed its initial public offering and its stock is not listed on a national exchange, 613,085 shares held by Donnie Schrader would be redeemed by the Company at a price of $4.00 per share as referenced below under “Repurchase and Redemption of Shares” and 12,000 shares would be repurchased at a price of $2.70 per share further to the terms of the Buyback Program (6,000 shares per month for two months).
(9)	Represents remaining common stock as of December 31, 2019. If all shares are redeemed by the Company as described in footnote (2) above, 613,085 would be redeemed from Donnie Schrader and thereafter, as of December 31, 2019, he would beneficially own 5,509,261 shares of Class A Common Stock.

32

Item 5. Interest of Management and Others in Certain Transactions

See Note 7 – Related Party Transactions of our accompanying consolidated financial statements for a detailed discussion of the Company’s transactions with related parties.

Item 6. Other Information

None

33

Item 7. Financial Statements

CaliberCos Inc. and Subsidiaries

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2019 AND 2018

34

CaliberCos Inc. and Subsidiaries

35

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

CaliberCos Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CaliberCos Inc. and Subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2016.

New York, NY

June 18, 2020

F-1

CaliberCos Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2019	2018
Assets
Real estate investments
Land	$19,867,648	$25,580,075
Buildings and building improvements	124,352,043	110,400,125
Furniture, fixtures, and equipment	26,502,429	23,745,343
Real estate assets under construction	1,179,597	1,154,966
Total real estate investments, at cost	171,901,717	160,880,509
Accumulated depreciation	(27,351,048)	(17,972,715)
Total real estate investments, net	144,550,669	142,907,794
Real estate assets held for sale	-	11,062,577
Cash	11,832,000	5,954,795
Restricted cash	4,858,858	4,873,295
Accounts receivable, net	2,998,771	1,311,404
Other receivables	86,454	88,542
Notes receivable – related parties	2,027,978	127,978
Due from related parties	5,147,866	2,357,796
Prepaid and other assets	4,382,604	3,450,616
Total Assets	$175,885,200	$172,134,797

The accompanying notes are an integral part of these consolidated financial statements

F-2

CaliberCos Inc. and Subsidiaries

Consolidated Balance Sheets (Continued)

	December 31,
	2019	2018

Liabilities, Mezzanine Equity, and Stockholders’ Equity
Notes payable (net of deferred financing costs of $1,663,824 and $2,814,976 as of December 31, 2019 and 2018, respectively)	$120,205,242	$122,741,088
Notes payable – related parties	11,096,551	10,643,723
Accounts payable	2,426,851	1,890,981
Accrued interest	1,151,400	1,308,828
Accrued share-based payments	1,381,526	1,381,526
Buyback obligation	13,310,580	13,577,152
Accrued expenses	3,489,100	3,996,216
Due to related parties	1,308,991	2,261,919
Advance key money, net	1,125,000	1,200,000
Above market ground lease, net	3,762,257	3,887,665
Other liabilities	2,598,302	1,782,680
Total Liabilities	161,855,800	164,671,778

Commitments and Contingencies

Mezzanine equity – Series A convertible, mandatorily redeemable preferred stock, $0.001 par value; 2,564,103 shares authorized and 1,657,396 issued and outstanding as of December 31, 2019 and 2018, respectively	3,841,934	3,841,934

Stockholders’ Equity
Common stock, $0.001 par value; 90,000,000 shares authorized, 27,974,212 and 27,956,212 shares issued and outstanding, respectively, as of December 31, 2018	-	27,974
Common stock Class A, $0.001 par value; 100,000,000 shares authorized, 15,610,097 and 15,492,597 shares issued and outstanding, respectively, as of December 31, 2019	15,610	-
Common stock Class B, $0.001 par value; 15,000,000 shares authorized, 12,474,692 shares issued and outstanding as of December 31, 2019	12,475	-
Paid-in capital	14,860,312	14,172,135
Less treasury stock, at cost, 117,500 and 18,000 shares repurchased and 6,122,346 and 6,221,846 forward repurchase shares as of December 31, 2019 and 2018, respectively	(13,625,752)	(13,625,752)
Accumulated deficit	(19,089,968)	(24,665,638)
Stockholders’ deficit attributable to CaliberCos Inc.	(17,827,323)	(24,091,281)
Stockholders’ equity attributable to noncontrolling interests	28,014,789	27,712,366
Total Stockholders’ Equity	10,187,466	3,621,085
Total Liabilities, Mezzanine Equity, and
Stockholders’ Equity	$175,885,200	$172,134,797

The accompanying notes are an integral part of these consolidated financial statements

F-3

CaliberCos Inc. and Subsidiaries

Consolidated Statements of Operations

	Years Ended December 31,
	2019	2018
Revenues
Hospitality	$56,775,141	$49,341,339
Construction and development	5,716,471	4,630,343
Real estate sales	2,218,890	6,289,200
Rental income	6,192,808	4,968,010
Fund management	6,007,298	4,666,853
Property management	47,177	325,113
Brokerage	848,988	303,975
Other	61,095	147,307
Total revenues	77,867,868	70,672,140

Expenses
Cost of sales - hospitality	20,693,992	18,921,957
Cost of sales - construction and development	3,667,585	4,356,164
Cost of sales - real estate	1,398,391	5,327,572
Cost of sales - brokerage	558,350	106,572
Operating costs	21,538,094	19,626,511
General and administrative	5,754,904	5,508,173
Marketing and advertising	4,664,600	4,356,915
Franchise fees	4,145,715	3,563,149
Management fees	1,980,372	1,952,714
Depreciation	8,365,932	7,034,166
Impairment	-	839,250
Total expenses	72,767,935	71,593,143

Gain on the disposition of real estate	(10,443,876)	-
Other (income) expenses, net	(1,124,717)	306,530
Interest income	(27,234)	(41,650)
Interest expense	10,751,917	11,887,742
Net Income (Loss) Before Income Taxes	5,943,843	(13,073,625)
Provision for (benefit from) income taxes	-	-
Net Income (Loss)	5,943,843	(13,073,625)
Net loss attributable to noncontrolling interests	523,647	10,080,924
Net Income (Loss) Attributable to CaliberCos Inc.	$6,467,490	$(2,992,701)

Basic net income (loss) attributable to common stockholders	$0.22	$(0.13)
Diluted net income (loss) attributable to common stockholders	$0.18	$(0.13)
Weighted-average common shares outstanding:
Basic	28,031,275	27,405,332
Diluted	33,754,258	27,405,332

The accompanying notes are an integral part of these consolidated financial statements

F-4

CaliberCos Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

	CaliberCos Inc.
	Common Stock
	Common Stock		Class A		Class B
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Paid in Capital	Treasury Stock	Accumulated Deficit	Noncontrolling Interests	Total Stockholders’ Equity
Balances as of January 1, 2018	26,797,477	$26,797	-	$-	-	$-	$10,676,358	$-	$(21,223,501)	$29,812,446	$19,292,100
Consolidation of VIEs	-	-	-	-	-	-	-	-	-	6,614,319	6,614,319
Issuance of common stock	1,029,058	1,029	-	-	-	-	1,865,171	-	-	-	1,866,200
Settlement of obligations	48,840	48	-	-	-	-	82,980	-	-	-	83,028
Conversion of noncontrolling interest to common stock	30,619	31	-	-	-	-	55,910	-	-	(55,941)	-
Conversion of notes payable to common stock	97,630	98	-	-	-	-	183,805	-	-	-	183,903
Repurchases and retirement of common stock	(29,412)	(29)	-	-	-	-	(24,971)	-	-	-	(25,000)
Treasury stock acquired - buyback obligation	-	-	-	-	-	-	-	(13,625,752)	-	-	(13,625,752)
Equity based compensation expense	-	-	-	-	-	-	1,332,882	-	-	-	1,332,882
Distribution to common stock holders	-	-	-	-	-	-	-	-	(7,601)	-	(7,601)
Distribution to preferred stock holders	-	-	-	-	-	-	-	-	(390,508)	-	(390,508)
Accretion of mezzanine equity value	-	-	-	-	-	-	-	-	(51,327)	-	(51,327)
Contributions from noncontrolling interest holders	-	-	-	-	-	-	-	-	-	7,904,323	7,904,323
Redemptions of noncontrolling interest	-	-	-	-	-	-	-	-	-	(4,346,024)	(4,346,024)
Distributions to noncontrolling interest holders	-	-	-	-	-	-	-	-	-	(2,135,833)	(2,135,833)
Net loss	-	-	-	-	-	-	-	-	(2,992,701)	(10,080,924)	(13,073,625)
Balances as of December 31, 2018	27,974,212	27,974	-	-	-	-	14,172,135	(13,625,752)	(24,665,638)	27,712,366	3,621,085
Designation of common stock to Class A and Class B	(27,974,212)	(27,974)	15,499,520	15,499	12,474,692	12,475	-	-	-	-	-
Issuance of common stock	-	-	36,503	37	-	-	65,907	-	-	-	65,944
Settlement of obligations	-	-	74,074	74	-	-	148,074	-	-	-	148,148
Equity based compensation expense	-	-	-	-	-	-	474,196	-	-	-	474,196
Distribution to preferred stock holders	-	-	-	-	-	-	-	-	(439,876)	-	(439,876)
Contributions from noncontrolling interest holders	-	-	-	-	-	-	-	-	-	12,624,551	12,624,551
Redemptions of noncontrolling interest	-	-	-	-	-	-	-	-	-	(6,301,163)	(6,301,163)
Distributions to noncontrolling interest holders	-	-	-	-	-	-	-	-	-	(5,557,342)	(5,557,342)
Consolidation of VIEs	-	-	-	-	-	-	-	-	(451,944)	13,134,304	12,682,360
Deconsolidation of VIEs	-	-	-	-	-	-	-	-	-	(13,074,280)	(13,074,280)
Net income (loss)	-	-	-	-	-	-	-	-	6,467,490	(523,647)	5,943,843
Balances as of December 31, 2019	-	$-	15,610,097	$15,610	12,474,692	$12,475	$14,860,312	$(13,625,752)	$(19,089,968)	$28,014,789	$10,187,466

The accompanying notes are an integral part of these consolidated financial statements

F-5

CaliberCos, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2019	2018
Cash Flows From Operating Activities
Net income (loss)	$5,943,843	$(13,073,625)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	8,365,932	7,034,166
Amortization of deferred financing costs	1,172,149	1,991,663
Amortization of advance key money	(75,000)	(75,000)
Amortization of above-market ground lease	(125,408)	(125,407)
Impairment	-	839,250
Equity based compensation	474,196	1,332,882
Gain on the disposition of real estate	(10,443,876)	-
Loss on retirement of real estate assets	-	472,878
Loss on extinguishment of debt	131,190	-
Changes in operating assets and liabilities:
Real estate assets held for sale	1,782,601	4,786,172
Accounts receivable, net	(1,703,841)	(269,420)
Other receivables	2,088	963
Due from related parties	(2,790,070)	663,749
Prepaid and other assets	(816,240)	177,593
Accounts payable	745,186	(229,445)
Accrued interest	(9,280)	(993,200)
Accrued expenses	2,590,433	1,240,596
Due to related parties	(1,041,275)	(920,818)
Other liabilities	890,398	221,956
Net cash provided by operating activities	5,093,026	3,074,953

Cash Flows From Investing Activities
Consolidation of VIEs	6,523,745	-
Deconsolidation of VIEs	(16,440,878)	-
Acquisitions of real estate assets	(4,470,916)	(20,053,510)
Investments in real estate assets	(3,522,818)	(8,064,970)
Proceeds from the disposition of real estate	25,771,689	-
Proceeds from the settlement of property-related insurance claims	-	982,714
Funding of notes receivable - related parties	(2,000,000)	(100,000)
Payment received on notes receivable - related parties	100,000	250,000
Net cash provided by (used in) investing activities	5,960,822	(26,985,766)

The accompanying notes are an integral part of these consolidated financial statements

F-6

CaliberCos, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

	Years Ended December 31,
	2019	2018
Cash Flows From Financing Activities
Capital lease payments	(71,961)	(19,826)
Payment of deferred financing costs	(155,001)	(3,146,805)
Proceeds from notes payable	4,871,214	94,878,271
Repayments of notes payable	(11,358,447)	(72,020,259)
Proceeds from notes payable - related parties	9,602,327	4,438,544
Repayments of notes payable - related parties	(8,204,754)	(5,272,494)
Proceeds from the issuance of preferred stock	-	595,897
Proceeds from the issuance of common stock	65,944	1,921,214
Repurchases and retirement of common stock	-	(25,000)
Payments of treasury stock - buyback obligation	(266,572)	(48,600)
Distributions to preferred stockholders	(439,876)	(390,508)
Distributions to common stockholders	-	(7,601)
Contributions from noncontrolling interest holders	12,624,551	7,904,323
Redemptions of noncontrolling interests	(6,301,163)	(4,596,024)
Distributions to noncontrolling interest holders	(5,557,342)	(2,235,833)
Net cash (used in) provided by financing activities	(5,191,080)	21,975,299
Net Increase (Decrease) in Cash and Restricted Cash	5,862,768	(1,935,514)
Cash and Restricted Cash at Beginning of Year	10,828,090	12,763,604
Cash and Restricted Cash at End of Year	$16,690,858	$10,828,090

	Years Ended December 31,
	2019	2018
Reconciliation of Cash and Restricted Cash
Cash at beginning of year	$5,954,795	$6,106,778
Restricted cash at beginning of year	4,873,295	6,656,826
Cash and restricted cash at beginning of year	10,828,090	12,763,604

Cash at end of year	11,832,000	5,954,795
Restricted cash at end of year	4,858,858	4,873,295
Cash and restricted cash at end of year	$16,690,858	$10,828,090

The accompanying notes are an integral part of these consolidated financial statements

F-7

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Liquidity

CaliberCos Inc., a Delaware corporation, and its consolidated subsidiaries (collectively, the “Company”, “Caliber”, “we”, “our”, and “us”), is an asset manager of private equity real estate funds and provider of a full suite of traditional real estate services. The Company was formed in November 2014, and originally began as Caliber Companies, LLC, an Arizona limited liability company, which commenced operations in January 2009. Our real estate asset management business includes the management of our own self syndicated private equity real estate funds and direct real estate investments in residential, commercial, and hospitality assets. We also provide capital raising services to the private equity real estate funds we manage. The Company provides real estate services for assets it manages, as well as for third party customers, including construction, development, real estate brokerage, and property management services. In addition to providing asset management and real estate services, the Company owns a portfolio of single-family homes which are held for rental and/or sale. Our business is organized into eight reportable segments, which we analyze in two categories (i) real estate services (Fund Management, Construction & Development, Property Management and Real Estate Brokerage) and (ii) real estate operations (Hospitality, Residential, Commercial, and Diversified). As of December 31, 2019, we had operations in Alaska, Arizona, Colorado, Nevada and Utah.

In general, our private equity real estate funds are organized as operating partnerships, in which multiple unrelated passive investors own partnership interests. In addition, we are designated as the manager and/or general partner of the partnership. Depending on the legal structure and arrangements between us and the funds, we may or may not consolidate the partnerships for financial reporting purposes. For funds in which we are determined to be the controlling party for financial reporting purposes, the fund is consolidated, and the passive investors’ ownership is presented as noncontrolling interest in the accompanying consolidated financial statements. For funds in which we are not determined to be the controlling party for financial reporting purposes, the fund is not consolidated, and any fees earned from the fund are included in fund management revenue in the accompanying consolidated financial statements. See Note 2 – Summary of Significant Accounting Policies for more detail.

In December 2019, the Company filed a Form 1-A related to a Regulation A offering (“Reg A Offering”). Reg A is an exemption to the securities registration requirement found in the Securities Act of 1933 which allow private companies to make exempt public offerings of up to $50 million in securities, as required by the Jumpstart Our Business Startups Act. Concurrently with the Reg A Offering, the Company entered into an agreement with SI Securities, LLC regarding the Company’s proposed offering of Series B preferred stock (“Series B”) convertible into Class A common stock pursuant to the Reg A Offering. In January and February 2020, the Company made amendments to and refiled its Form 1-A to its Reg A Offering. The offering was subsequently qualified by the Securities and Exchange Commission in February 2020.

Liquidity

The Company has four separate real estate loans outstanding, with outside lenders, totaling $35,265,000 as of December 31, 2019. These loans have various maturity dates within the twelve-month period subsequent to the date these financial statements were issued. The majority of these loans include extension options which allow the Company to extend the maturity dates ranging from six months to two years, subject to certain terms and conditions. Management is actively managing the extensions of the applicable loans, pay off, or refinancing of these facilities and believes that we will be able to enter into new financing arrangements with third-party lenders. There can be no assurance as to the availability or terms upon which such financing might be available. See Note 6 – Notes Payable for additional details.

F-8

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In March 2020, the World Health Organization (“WHO”) declared the outbreak of a respiratory disease caused by a novel coronavirus disease (“COVID-19”) as a pandemic. First identified in late 2019, the outbreak has impacted thousands of individuals worldwide. In response, federal, state and local governments have imposed measures to combat the outbreak, which have impacted global business operations. Due to government travel restrictions, mandated closure of businesses, among other actions, our hospitality segment was significantly impacted by the effects of COVID-19. Our hotels from mid-March 2020 through June 2020 have experienced significant declines in occupancy and reservations. Furthermore, there has been a recent spike in the number of reported COVID-19 cases in the state of Arizona where a substantial portion of the Company’s business and operations is located.

Due to the inherent uncertainty in the outbreak, we are not in a position to predict when normal business operations will resume; however, the Company is taking actions to reduce costs and improve business operations including, but not limited to, (i) implementation of remote work arrangements effective mid-March, and to date, these arrangements have not materially affected our ability to maintain our business operations; (ii) suspending any unnecessary capital improvements to our assets, unless for fire, life and safety; (iii) reducing food and beverage operations, within our hotels, in accordance with government regulations; (iv) furloughing any non-essential employees; (v) participating in the Paycheck Protection Program and other Small Business Administration and other governmental relief programs; and (vi) having constant communications with lenders to receive additional facilities, convert current reserves into operational reserves and suspend the minimum debt service coverage ratio requirement for a 12 month period. Through May 2020, we were successful at obtaining a Paycheck Protection Program (“PPP”) loan, through the CARES Act, for our real estate services division and each one of our individual hotel entities. The amounts of the PPP loans received total approximately $5.1 million.

According to the PPP terms the loans may be forgiven if the PPP loan proceeds are used for permitted expenses, as outlined in the CARES Act, including 75% of the PPP loan proceeds being used for payroll related costs. The amount that may be forgiven will be calculated in part with reference to the Company's full-time headcount during the eight-week period following the funding of the PPP loan. The portion of the PPP loan not used within the allotted time will be subject to an interest rate of 1% per annum and will require monthly principal and interest payments.

In addition, as a result of COVID-19, the Company launched Operation Sleep Safe, which provides assistance to medical staff and front-line responders in our community with free hotel rooms in hotel properties which we own. While the Company’s results of operations, cash flows and financial condition of its hospitality segment was significantly impacted the overall impact cannot be reasonably estimated at this time; however, we will continue to monitor the impact COVID-19 has on our business.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The accompanying consolidated financial statements include our accounts and those of our consolidated subsidiaries, which include variable interest entities (“VIEs”) where we are considered the primary beneficiary and voting interest entities (“VOEs”), where we have determined that we have a controlling financial interest, under the “Consolidations” Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) (Topic 810). The equity and net income or loss attributable to noncontrolling interests in subsidiaries is shown separately in the accompanying consolidated balance sheets, statements of operations, and statements of changes in stockholders’ equity. All significant intercompany balances and transactions have been eliminated in consolidation.

F-9

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Variable Interest Entities

We determine if an entity is a VIE based on several factors, including whether the equity holders, as a group, lack the characteristics of a controlling financial interest. We make judgments regarding which types of activities most significantly impact the entity’s economic performance first on a qualitative analysis, then a quantitative analysis, if necessary. We analyze any investments in VIEs to determine if we are the primary beneficiary. A reporting entity is determined to be the primary beneficiary if it holds a controlling financial interest in a VIE.

Determining which reporting entity, if any, has a controlling financial interest in a VIE is primarily a qualitative analysis focused on identifying which reporting entity has both (i) the power to direct the activities of the entity that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses or the right to receive benefits from such entity that could potentially be significant to such entity. Performance of that analysis requires the exercise of judgement. We consolidate any VIE for which we are the primary beneficiary and disclose significant VIEs of which we are not the primary beneficiary, as well as disclose our maximum exposure to loss related to the VIEs that are consolidated. See Note 3 – VIEs for more detail.

Voting Interest Entities

Entities that do not qualify as VIEs are generally assessed for consolidation as VOEs. For VOEs, we consolidate the entity if we have a controlling financial interest in the entity. We have a controlling financial interest in a VOE if (i) for legal entities other than partnerships, we own a majority voting interest in the entity or, for limited partnerships and similar entities, we own a majority of the entity’s kick-out rights through voting limited partnership interests and (ii) non-controlling shareholders or partners do not hold substantive participating rights, and no other conditions exist that would indicate that we do not control the entity.

Use of Accounting Estimates

The preparation of our consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are made and evaluated on an ongoing basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates, perhaps in adverse ways, and those estimates could be different under different assumptions or conditions.

Investments in Unconsolidated Entities

If an entity is not a VIE, our determination of the appropriate accounting method with respect to our investments in limited liability companies and other investments is based on voting control. For our managing member interests in limited liability companies, we are presumed to control (and therefore consolidate) the entity, unless the other limited partners have substantive rights that overcome this presumption of control. These substantive rights allow the limited partners to remove the general partner with or without cause or to participate in significant decisions made in the ordinary course of the entity’s business. We account for our non-controlling investments in these entities under the equity method. Our investments in unconsolidated subsidiaries in which we have the ability to exercise significant influence over operating and financial policies, but do not control, or entities which are VIE in which we are not the primary beneficiary are accounted for under the equity method.

F-10

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company uses the hypothetical-liquidation-at-book-value (“HLBV”) approach to account for its equity method investments as the capital structure of its equity method investments results in different liquidation rights and priorities than what is reflected by the underlying percentage ownership interests as defined by the equity method agreements. Simply applying the percentage ownership interest to GAAP net income in order to determine earnings or losses does not accurately represent the income allocation and cash flow distributions that will ultimately be received by the investors. Under the equity method, the investor’s share of the investee’s earnings or loss is calculated by the investor’s capital account at the end of the period assuming that the investee was liquidated or sold at book value, plus cash distributions received by the investor during the period, minus the investor’s new investments in the investee during the period, and minus the investor’s capital account at the beginning of the period assuming that the investee was liquidated or sold at book value. Accordingly, our share of the earnings or loss from these equity-method investments are included in consolidated net income (loss) for the year ended December 31, 2019 and 2018.

Our determination of the appropriate accounting treatment for an investment in a subsidiary requires judgment of several factors including the size and nature of our ownership interest and the other owners’ substantive rights to make decisions for the entity. If we were to make different judgments or conclusions as to the level of our control or influence, it could result in a different accounting treatment. Accounting for an investment as either consolidated or using the equity method generally would have no impact on our net income or members’ equity in any accounting period, but a different treatment would impact individual income statement and balance sheet items, as consolidation would effectively “gross up” our statement of operations and balance sheet. In addition, under the equity method, impairment losses are recognized upon evidence of other-than-temporary losses of value.

As of December 31, 2019 and 2018, the carrying amount of our investments in unconsolidated entities was $1,372,190 and $570,351, respectively, which is included in prepaid and other assets on the accompanying consolidated balance sheets. In certain situations, the Company has invested only a nominal amount of cash, or no cash at all, into a venture. However, as the manager of the venture, we are entitled to 25 – 35% of the residual cash flow produced by the venture after the payment of any priority returns.

Accounting for Real Estate Investments

Upon the acquisition of real estate properties, a determination is made as to whether the acquisition meets the criteria to be accounted for as an asset acquisition or a business combination. The determination is primarily based on whether the assets acquired, and liabilities assumed meet the definition of a business. The determination of whether the assets acquired, and liabilities assumed meet the definition of a business includes a single or similar asset threshold. In applying the single or similar asset threshold, if substantially all the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the assets acquired, and liabilities assumed are not considered a business. Most of our acquisitions meet the single or similar asset threshold, due to the fact that substantially all the fair value of the gross assets acquired is attributable to the real estate assets acquired.

Acquired real estate properties accounted for as asset acquisitions are recorded at cost, including acquisition and closing costs. The Company allocates the cost of real estate properties to the tangible and intangible assets and liabilities acquired based on their estimated relative fair values. We determine the fair value of tangible assets, such as land, building, furniture, fixtures and equipment, using a combination of internal valuation techniques that consider comparable market transactions, replacement costs and other available information and fair value estimates provided by third party valuation specialists, depending upon the circumstances of the acquisition. We determine the fair value of identified intangible assets or liabilities, which typically relate to in-place leases, using a combination of internal valuation techniques that consider the terms of the in-place leases, current market data for comparable leases, and fair value estimates provided by third party valuation specialists, depending upon the circumstances of the acquisition.

If a transaction is determined to be a business combination, the assets acquired, liabilities assumed, and any identified intangibles are recorded at their estimated fair values on the transaction date, and transaction costs are expensed in the period incurred.

F-11

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cost Capitalization and Depreciation

We capitalize costs, including certain indirect costs, incurred in connection with our construction and development activities. Included in these capitalized costs are payroll costs associated with time spent by site employees in connection with capital addition activities at the asset level. We also capitalize interest, property taxes and insurance during periods in which redevelopment, development and construction projects are in progress. We commence capitalization of costs, including certain indirect costs, incurred in connection with our capital addition activities, at the point in time when activities necessary to get the assets ready for their intended use are in progress. This includes when assets are undergoing physical construction, as well as when apartment homes are held vacant in advance of planned construction, provided that other activities such as permitting, planning and design are in progress. We cease the capitalization of costs when the assets are substantially complete and ready for their intended use, which is typically when construction has been completed and apartment homes or other properties are available for occupancy. We charge the cost of ordinary repairs, maintenance and resident turnover to operating expense, as incurred.

Depreciation for all tangible real estate assets is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of our real estate assets are as follows:

Building and building improvements	15 – 40 years
Furniture, fixtures, and equipment	3 – 7 years

For the years ended December 31, 2019 and 2018, depreciation expense was $8,365,932 and $7,034,166, respectively.

Impairment of Long-Lived Assets

Real estate and other long-lived assets to be held and used are stated at cost, less accumulated depreciation and amortization, unless the carrying amount of the asset is determined to not be recoverable. If events or circumstances indicate that the carrying amount of a long-lived asset may not be recoverable, we make an assessment of its recoverability by comparing the carrying amount to our estimate of the undiscounted future cash flows of the asset, excluding interest charges. If the carrying amount exceeds the aggregate undiscounted future cash flows, we recognize an impairment loss to the extent the carrying amount exceeds the estimated fair value of the asset.

For the year ended December 31, 2019, the Company did not record an impairment loss related to certain single-family homes. For the year ended December 31, 2018, we recorded impairment losses of $839,250 related to certain single-family homes. The estimated fair value (Level 3) of the single-family homes, which was based on a combination of internal valuations using available market data and third-party valuations, was determined to be less than the carrying value at the respective measurement date.

F-12

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Real Estate Assets Held for Sale

An asset or asset group is classified as held for sale when certain criteria are met including management’s approval for sale, the availability of the asset or asset group to be sold in its present condition, and the likelihood of the sale occurring within the next twelve months is probable. At such time, if the asset was being depreciated, depreciation is no longer recognized. Assets held for sale are recorded at the lower of their carrying value, or estimated net realizable value, less costs to sell. The estimates used in the determination of the net realizable value of real estate held for sale are based on known factors to the Company at the time such estimates are made and management’s expectations of future operations and economic conditions. Should the estimate or expectations used in determining net realizable value deteriorate in the future, the Company may be required to recognize impairment charges or write-offs related to these real estate assets held for sale. In the event an asset classified as held for sale no longer meets the criteria for held for sale classification the asset is reclassified as held for use at the lower of the fair value or the depreciated basis as if the asset had continued to be used.

Advance Key Money

We have entered into certain arrangements in which hotel franchisors or their affiliates have provided the Company with financing as part of a franchise arrangement. The Company has been advanced funds upon entering into a franchise agreement and is not required to repay the funds as long as the franchise agreement is not terminated prior to its scheduled maturity. The potential amount of funds that would be required to be repaid decreases with the passage of time. The Company records a liability equal to the initial amount of funds received, which is amortized over the term of the franchise agreement and recorded as a reduction of franchise fee expense, which is included in operating expenses in the accompanying consolidated statements of operations.

Cash

Cash includes cash in bank accounts. The Company deposits cash with several high-quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company (“FDIC”) up to an insurance limit of $250,000. At times, the Company’s cash balances may exceed FDIC limits. Although the Company bears risk on amounts in excess of those insured by the FDIC, it has not experienced and does not anticipate any losses due to the high quality of the institutions where the deposits are held.

Restricted Cash

Restricted cash consists of tenant security deposits and cash reserves required by certain loan agreements for capital improvements and repairs. As improvements and repairs are completed, related costs incurred by the Company are funded from the reserve accounts. Restricted cash also includes cash held in escrow accounts by mortgage companies on behalf of the Company for payment of property taxes, insurance, and interest.

F-13

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concentration of Credit Risk

Substantially all of the Company’s revenues are generated from the management, ownership and/or operations of real estate assets located in Alaska, Arizona, Colorado, Nevada, and Utah. The Company mitigates the associated risk by:

•	diversifying our investments in real estate assets across multiple asset types, including office, hospitality, single-family, multi-family, and self-storage properties;

•	diversifying our investments in real estate assets across multiple geographic locations including different markets and sub-markets in which our real estate assets are located;

•	diversifying our investments in real estate assets across assets at differing points of stabilization, and in varying states of cash flow optimization; and

•	maintaining financing relationships with a diversified mix of lenders (differing size and type), including large national banks, local community banks, private equity lenders, and insurance companies.

Mezzanine Equity

The Company may issue one or more series of preferred stock. Preferred stock, which is subject to mandatory redemption by the Company, is presented as temporary, or mezzanine equity, and presented separate from permanent equity on the accompanying consolidated balances sheets. The Series A Preferred Stock (“Series A”) are mandatorily redeemable at a fixed price on a fixed or determinable date. Series A contains a put option which allows the holder to convert the Series A into Class A common stock of the Company at any time prior to redemption. As a result, the Company concludes that the Series A would not meet the characteristics of being mandatorily redeemable until the conversion option expires. Accordingly, the Series A are presented as mezzanine equity on the accompanying consolidated balance sheets. Mezzanine equity is initially recorded at fair value on the issuance date. If it is probable that the equity instrument will become redeemable, the carrying amount of the instrument is accreted up over time using the effective-interest method, such that the carrying value equals the redemption value on the redemption date. See Note 12 – Stockholders’ Equity and Share-Based Payments and Note 13 – Redeemable Preferred Stock for more detail relating to preferred stock.

Noncontrolling Interests in Consolidated Real Estate Partnerships

We report the unaffiliated partners’ interests in the net assets of our consolidated real estate partnerships as noncontrolling interests within the accompanying consolidated statements of changes in stockholders’ equity. Noncontrolling interests consist primarily of equity interests held by limited partners in consolidated real estate partnerships. We generally attribute to noncontrolling interests their share of income or loss of the consolidated partnerships based on their proportionate interest in the results of operations of the partnerships, including their share of losses even if such attribution results in a deficit noncontrolling interest balance within our equity and partners’ capital accounts.

The terms of the partnership agreements generally require the partnerships to be liquidated following the sale of the underlying real estate assets. As the general partner in these partnerships, we ordinarily control the execution of real estate sales and other events that could lead to the liquidation, redemption or other settlement of noncontrolling interests. The terms of certain partnership agreements outline differing classes of equity ownership, some of which are redeemable by the partnership at the partnership manager’s discretion.

Deferred Financing Costs

Deferred financing costs represent costs incurred in connection with obtaining long-term debt and are capitalized and amortized over the term of the related debt obligation using the straight-line method. Amounts amortized are reported as a component of interest expense in the consolidated statements of operations. U.S. GAAP requires that the effective interest method be used to recognize amortization; however, the effect of using the straight-line method is not materially different from the results that would have been obtained under the effective interest method. Capitalized deferred financings costs, net of accumulated amortization, are offset against and included in notes payable on the accompanying consolidated balance sheets.

F-14

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition

In May 2014, the FASB issued Accounting Standards Codification (“ASC”), Revenue from Contracts with Customers (“Topic 606”). Topic 606 provides comprehensive guidance for recognizing revenue from contracts with customers. Revenue is recognized when the entity transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The guidance includes a five-step framework that requires an entity to: (i) identify the contract(s) with customers, (ii) identify the performance obligations within the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations within the contract, and (v) recognize revenue when the entity satisfies a performance obligation. Topic 606 also requires additional disclosure regarding the nature and timing of the Company’s revenue transactions, as well as new quantitative and qualitative disclosures, including the disaggregation of revenues and descriptions of performance obligations. The amendments in Topic 606 are effective for the Company for its fiscal year beginning after December 31, 2018.

On January 1, 2019 (the effective date), the Company adopted Topic 606 using the modified retrospective method, applying the guidance to contracts with customers that were not substantially complete as of January 1, 2019. The Company did not make any policy elections affecting the measurement and recognition of revenue. We have identified all of our revenue streams and have concluded that our revenues primarily consist of hospitality, construction and development, real estate sales, rental income and fund management as noted in detail below.

The results for reporting periods beginning after January 1, 2019 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported with the Company’s historic accounting under ASC 605. For contracts which were modified before the adoption date, the Company has not restated the contract for those modifications. Instead, the Company reflected the aggregate effect of all modifications when identifying the satisfied and unsatisfied performance obligations, determining the transaction price and allocating the transaction price, if necessary. The cumulative effect of initially applying Topic 606 would be applied as an adjustment to the opening balance of retaining earnings. The Company has analyzed the effect and found the adoption of Topic 606 did not have a material impact on its financial statements and its recognition is consistent with the historical accounting policies. Rental income for leasing activities is accounted for in accordance with other applicable GAAP.

Hospitality

Hospitality revenues are comprised of charges for room rentals, food and beverage sales, and other hotel operating activities. Revenues are recognized as earned, which is defined as the date upon which a guest occupies a room or utilizes the hotel’s services. Revenues are recorded net of sales tax.

We have performance obligations to provide accommodations and other ancillary services to hotel guests. As compensation for such goods and services, we are typically entitled to a fixed nightly fee for an agreed upon period and additional fixed fees for any ancillary services purchased. These fees are generally payable at the time the hotel guest checks out of the hotel. We generally satisfy the performance obligations over time, and we recognize the revenue from room sales and from other ancillary guest services on a daily basis, as the rooms are occupied, and we have rendered the services.

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CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For food and beverage, revenue is recognized upon transfer of promised products or services to customers in an amount that reflects the consideration the Company received in exchange for those services, which is generally when payment is tendered at the time of sale.

The Company receives deposits for events and rooms. Such deposits are deferred and included in advance deposits on the accompanying consolidated balance sheets. The deposits are credited to income when the specific event takes place.

Construction and Development

The Company provides construction related services to affiliates and third parties, which include the build-out of tenant space, the renovation of hospitality, residential, and commercial real estate, and general real estate repair and maintenance services. In addition, the Company provides development services for ground-up development and repositioning of real estate assets.

These contract revenues are primarily derived from fixed price construction contracts. The Company has determined that these fixed-price construction projects provide a distinct service and, therefore, qualify as one performance obligation as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts and, therefore, not distinct. Revenue is recognized over time, because of the continuous transfer of control to the customer as work is performed at the customer’s site and, therefore, the customer controls the asset as it is being constructed. The cost-to-cost measure of progress continues to best depict the transfer of control of assets to the customer, which occurs as costs are incurred.

Revenues from time-and-material contracts are billed to customers as work is performed. The Company determined that time and material contracts cover a single performance obligation, with transfer of control continuously as the customer simultaneously receives and consumes the benefits. Therefore, revenue for time and material contracts is considered to be recognized over time.

Cost of revenues earned include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. The cost of uninstalled materials or equipment are generally excluded from the recognition of gross profit as such costs are not considered to be a measure of progress. Costs to mobilize equipment and labor to a job site prior to substantive work beginning are capitalized as incurred and amortized over the expected duration of the contract. As of December 31, 2019 and 2018, the Company had no capitalized mobilization costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Certain construction contracts include retention provisions which ensure that the Company will provide complete services to customers which are in accordance with the terms of the related contract and, therefore, are not considered financing. The balances billed but not paid by customers pursuant to these provisions generally become due upon completion and acceptance of the project by the customer. The Company has determined that there are no financing components included in construction contracts as of December 31, 2019 and 2018.

Contract Assets and Liabilities

The timing of revenue recognition, billings, and cash collections results in billed contracts receivable, retainage receivable, and costs and estimated earnings in excess of billings on uncompleted contracts (contract assets) on the accompanying balance sheets. The contract asset, “Costs in excess of billings” represents revenues recognized in excess of amounts billed. The contract liability, “Billings in excess of costs”, represents billings in excess of revenues recognized. See Note 5 – Prepaid and Other Assets and Note 8 – Other Liabilities for information on contract assets and contract liabilities from contracts with customers as of December 31, 2019 and 2018.

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CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contract Estimates

Accounting for long-term contracts involves the use of techniques to estimate total contract revenues and costs. Total contract revenues for contracts may include variable considerations, which include approved change orders, claims, and other contract provisions. The Company includes variable consideration in the estimated transaction price to the extent it is probable that a significant reversal of cumulative revenue will not occur or when the uncertainty associated with the variable consideration is resolved. Estimates of variable consideration and determination of whether to include estimated amounts in total contract revenues are based on an assessment of the anticipated performance in addition to all information (historic, current and forecasted) that is reasonably available to the Company. The effect of variable consideration on the total contract revenue of a performance obligation is recognized as an adjustment to revenue on a cumulative catch-up basis.

Transaction Price Allocated to the Remaining Performance Obligations

As of December 31, 2019, the Company had approximately $2,173,080 of estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially satisfied).

Real Estate Sales

Real estate sales are comprised of sales proceeds from the sale of certain single-family homes that are treated as inventory. All other real estate assets sold are recognized in other (income) expenses. We recognize real estate sales at a point in time. Each transaction is treated as a single performance obligation and revenue is recognized when the transaction is completed, when the performance obligation is satisfied.

Rental Income

Rental income includes the revenues generated primarily by the rental operations of the residential (multi-family and single-family) properties owned and/or managed by the Company. The Company’s revenues generated by residential properties, consists of rental income that each tenant pays in accordance with the terms of each lease and are reported on a straight-line basis over the initial noncancelable term of the lease, net of any concessions, and recognized when earned and collectability is reasonably assured. These revenues are recorded net of any sales and occupancy taxes collected from tenants. Rental income is not within the scope of ASU 2014-09 and would fall under Topic 840 - Leases (or Topic 842 - Leases, when effective).

Fund Management

Revenues from contracts with customers includes fixed fee arrangements with its affiliates to provide certain set up and capital raising services associated with marketing, soliciting, and selling member interests in the affiliated limited partnerships. The recognition and measurement of revenue is based on the assessment of individual contract terms. Significant judgment is required to determine whether performance obligations are satisfied at a point in time or over time; how to allocate transaction prices where multiple performance obligations are identified; when to recognize revenue based on appropriate measurement of the Company’s progress under the contract; and whether constraints on variable considerations should be applied due to uncertain future events. Revenues are recognized when control of the promised services is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Set up services are a one-time fee for the initial formation, administration, and set up of the private equity real estate fund. These fees are recognized at the point in time when the performance under the contract is complete. Set up fees earned during the years ended December 31, 2019 and 2018 were $75,000 and $200,000, respectively.

Asset management fees are generally based on 1.5% of the unreturned capital contributions in a particular fund and include reimbursement for costs incurred on behalf of the fund, including an allocation of certain overhead costs. Asset management fees are recalculated on an annual basis. These customer contracts require the partnership to provide management services, representing a performance obligation that the partnership satisfies over time. Asset management fees earned during the years ended December 31, 2019 and 2018 were $6,221,061 and $3,491,815, respectively.

Capital raising fees are earned over time as equity capital is raised into our managed funds in proportion to the total capital specified in the related contract. Services include marketing, offering, registering, and ultimately raising capital. Capital raising fees earned during the year ended December 31, 2019 and 2018 were $3,016,994 and $906,781, respectively. See Note 16 – Segment Reporting for a disaggregated presentation of revenues from contracts with customers.

Accounts Receivable

Accounts receivable primarily consists of amounts due from guests or groups for hotel rooms and services provided by the hotel properties. Accounts receivable also include due, but unpaid, rental payments. The Company continually reviews receivables and determines collectability by taking into consideration the history of past write-offs, collections, current credit conditions, tenant payment history, the financial condition of the tenants, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is uncertain, the Company will record an increase in the allowance for doubtful accounts. Amounts that are determined to be uncollectible with a high degree of certainty are written-off through bad debt expense, which is included in other expenses, net on the accompanying consolidated statements of operations. As of December 31, 2019 and 2018, the Company did not record an allowance for doubtful accounts.

Interest Rate Caps

The Company utilizes interest rate caps, derivative financial instruments, to reduce interest rate risk. The Company does not hold or issue derivative financial instruments for trading purposes. Accounting and reporting standards for derivative instruments and hedging activities require the Company to recognize all derivatives as either assets or liabilities on the consolidated balance sheets and measure those instruments at fair value. Changes in the fair value of those instruments are reported in earnings or other comprehensive income (loss) depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of the derivative and the effect on the financial statements will depend on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value of cash flows of the asset or liability hedged. As of December 31, 2019 and 2018, the Company’s interest rate caps were estimated to have fair values (Level 3) equal to zero. See Note 6 – Notes Payable for more detail.

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CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Earnings Per Share

Basic earnings per share attributable to common stockholders is computed by dividing net income (loss) attributable to the Company less dividends on Series A and accretion of mezzanine equity value by the weighted average number of shares outstanding during each period. The computation of diluted income (loss) per share attributable to common stockholders further assumes the potential dilutive effect of potential common shares, which includes common shares, consisting of (a) stock options and warrants using the treasury stock method, and (b) convertible debt and preferred stock using the if-converted method. To the extent the inclusion of potential common shares is anti-dilutive, the potential common shares are excluded from the computation of diluted income (loss) per share attributable to common stockholders. See Note 14 – Net Income (Loss) Per Share for the calculation of earnings per share.

Related Parties

In the normal course of business, the Company enters into transactions with related parties. Related parties include affiliates of the entity, entities under common control of the Company, significant stockholders and executive management and members of their immediate families, and other parties that can significantly influence the management and operating policies of the Company.

Income Taxes

The Company accounts for income taxes under the asset and liability method in accordance with FASB ASC 740, “Accounting for Income Taxes”. Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax basis of assets and liabilities and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured by applying enacted tax rates and laws and are released in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided against deferred tax assets when it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized.

A valuation allowance is required to reduce the balance of a deferred tax asset if it is determined that it is more-likely-than-not that all or some portion of the deferred tax asset will not be realized due to the lack of sufficient taxable income or other limitation on the Company’s ability to utilize the loss carryforward.

We recognize the impact of an income tax position, if that position is more-likely-than-not of being sustained on audit, based on the technical merits of the position. Related interest and penalties are classified as income taxes in the financial statements. See Note 9 – Income Taxes for more detail.

Fair Value of Financial Instruments

We disclose the fair value of financial instruments in accordance with FASB ASC 825, “Financial Instruments”. We estimate the fair value of our financial instruments using available market information and established valuation methodologies. The estimates of fair value are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or valuation methodologies may have a material effect on the estimated fair value amounts.

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CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value Measurements

The Company’s fair value measurement and disclosures consist of a three level valuation hierarchy. The valuation hierarchy categorizes assets and liabilities measured at fair value into one of three different levels depending on the ability to observe the inputs employed in the measurement using market participant assumptions at the measurement date. An asset’s or liability’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels are defined as follows:

•	Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that can be accessed at the measurement date.

•	Level 2 – Inputs include quoted prices included within Level 1 that are observable for the asset or liability either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability.

•	Level 3 – Unobservable inputs for the asset or liability. These unobservable inputs reflect assumptions about what market participants would use to price the asset or liability and are developed based on the best information available in the circumstances (which might include the reporting company’s own data).

Share-Based Payments

The Company has granted stock to non-employees in non-capital raising transactions as compensation for services provided. For stock grants to non-employees, the fair value of the share-based payment is determined based upon the measurement date fair value. The measurement date may be either (i) the date at which a performance commitment is reached or (ii) the date at which the necessary performance to earn the equity instruments is complete. The fair value of the Company’s common stock grants is estimated using market factors, such as the current private market selling price of the Company’s common stock at the measurement date, depending on the terms of each arrangement. Non-employee share-based payment charges are recognized based on the terms of each arrangement, and share-based payment charges are generally recognized as the related service is provided. The average vesting period is four years.

Share-Based Compensation

In July 2017, the Company’s Board of Directors approved the 2017 Incentive Stock Plan (the “2017 Plan”), which was amended in June 2018 to authorize the issuance of up to 5.0 million shares of common stock. In June 2018, the Company’s Board of Directors approved and issued approximately 3.0 million employee stock options to existing employees. The total stock options outstanding as of December 31, 2019 and 2018, was 3,697,322 and 3,004,824, respectively.

The Company estimates the fair value of stock options using the Black-Scholes valuation model, which requires certain assumptions that can materially impact the estimation of fair value and related compensation expense. The assumptions used to estimate fair value include the price of our common stock, the expected volatility of our common stock, the risk-free interest rate, and the expected term of stock option awards. Management elected to recognize forfeitures as they occur pursuant to ASU 2016-09 “Compensation — Stock Compensation”. As a result, no forfeiture rate was assumed.

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CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Segment Information

The Company’s operations are organized into eight reportable segments for management and financial reporting purposes, which are divided into two categories; (i) real estate services (Fund Management, Construction & Development, Property Management and Real Estate Brokerage) and (ii) real estate operations (Hospitality, Residential, Commercial, and Diversified). In accordance with ASC 280, “Segment Reporting”, in determining the most appropriate reportable segments, we considered the information our chief operating decision maker assesses when evaluating the operating performance of our assets, based on our share of operating income (loss), including similar economic and other characteristics, and the nature of operating or revenue producing activity.

Reclassification

Certain reclassifications of previously reported amounts have been made to conform to the current year presentation. Reclassifications relating to certain business activity adjustments from our Residential to Real Estate Brokerage segment were made to prior year presentation for comparative purposes. Due to the change in segment reporting approximately $6.6 million and $6.8 million in revenues and expenses, respectively, were reclassified for the year ended December 31, 2018. Such reclassifications did not impact the net loss or stockholders’ equity as previously reported.

Newly Adopted and Recent Accounting Pronouncements

In addition, to the above referenced newly adopted pronouncements, see additional newly adopted and recent accounting pronouncements below.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which will require that a lessee recognize assets and liabilities on the balance sheet for all leases with a lease term of more than 12 months, with the result being the recognition of a right-of-use asset and a lease liability and the disclosure of key information about the entity’s leasing arrangements. ASU 2016-02 retains a distinction between finance leases (i.e., capital leases under current U.S. GAAP) and operating leases. The classification criteria for distinguishing between finance leases and operating leases will be substantially similar to the classification criteria for distinguishing between capital leases and operating leases under current U.S. GAAP. The amendments in ASU 2016-02 are effective for the Company for its fiscal year beginning after December 15, 2021, and interim periods in its fiscal year beginning after December 15, 2022, with early adoption permitted. A modified retrospective approach is required for existing leases that have not expired upon adoption. We are currently evaluating the potential impact the adoption of ASU 2016-02 will have on our consolidated financial statements.

Stock Compensation

In November 2019, the FASB issued ASU 2019-08, Compensation – Stock Compensation (Topic 718) and Revenue from Contracts with Customers. The guidance identifies, evaluates and improves areas of GAAP for which cost, and complexity can be reduced while maintain or improving the usefulness of the information provided. The amendments in that update expanded the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. For entities that have adopted the amendments in ASU 2018-07 (adopted by the Company as of January 1, 2018 as disclosed in prior year consolidated financial statements), the updated guidance is effective for annual periods beginning after December 15, 2019. The Company early adopted ASU 2019-08 as of January 1, 2019 (the effective date) and did not have any reclassifications or material impacts on our consolidated financial statements as a result of the adoption.

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CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – VIEs

As of December 31, 2019 and 2018, the Company’s accompanying consolidated financial statements included 11 and 12 entities, respectively, all of which are real estate operating entities, consolidated as VIEs. In December 2019, the Company deconsolidated three VIEs, each of which owned an apartment building that was part of a multi-family portfolio (the “Palms”), because the Company was no longer determined to be the primary beneficiary. As such, operations of the three VIEs were included in the Company’s consolidated financial statements from the period January 1, 2019 to December 9, 2019 and deconsolidated on December 10, 2019.

For the year ended December 31, 2019, the Company consolidated Caliber Residential Advantage Fund, LP (“CRAF”) in July 2019 and DT Mesa Holdco II, LLC (“DT Mesa”) in November 2019 because the Company was determined to be the primary beneficiary. The consolidation of CRAF and DT Mesa consisted of the following:

Assets
Real estate investments	$8,304,235
Notes receivable – related parties	3,250,000
Cash	6,523,745
Prepaid and other assets	113,728
Total Assets	$18,191,708

Liabilities and Stockholders’ Equity
Notes payable	$2,784,952
Notes payable – related parties	2,250,000
Accounts payable	78,816
Due to related parties	109,342
Accrued expenses	24,679
Other liabilities	257,342
Total Liabilities	5,505,131

Stockholders’ Equity	12,686,577
Total Liabilities and Stockholders’ Equity	$18,191,708

For the year ended December 31, 2018, the Company consolidated Elliot & 51st Street LLC (“Elliot”) in June 2018 and CH Ocotillo, LLC (“Ocotillo”) in July 2018 because the Company was determined to be the primary beneficiary. The consolidation of Elliot and Ocotillo consisted of the following:

Assets
Cash	$1,055,832
Acquisition deposits	7,530,000
Prepaid and other assets	753,528
Total Assets	$9,339,360

Liabilities and Stockholders’ Equity
Notes payable – related parties	$2,350,695
Accounts payable	110,927
Due to related parties	263,419
Total Liabilities	2,725,041

Stockholders’ Equity	6,614,319
Total Liabilities and Stockholders’ Equity	$9,339,360

F-22

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Management has determined that the equity holders in these entities, as a group, lack the power to direct the activities that most significantly impact the entity’s economic performance and/or have disproportionate voting rights relative to their equity. In addition, the Company has all the decision-making power with respect to the activities of these entities, and none of the equity holders in the entities have substantive protective or participating rights to remove the power from the Company. The Company was determined to be the primary beneficiary of each of these entities since it has the power to direct the activities of the entities and the right to absorb losses, generally in the form of guarantees of indebtedness that are significant to the individual entities.

Generally, the assets of the individual consolidated VIEs can be used only to settle liabilities of each respective individual consolidated VIEs and the liabilities of the individual consolidated VIEs are liabilities for which creditors or beneficial interest holders do not have recourse to the general credit of the Company. The Company has provided financial support to certain consolidated VIEs in the form of short-term financing and guarantees of the debts of certain VIEs. In general, our maximum exposure to loss due to involvement with the consolidated VIEs is limited to the amount of capital investment in the VIE, if any, or the potential obligation to perform on the guarantee of debts.

The table below outlines the classification and carrying amounts of the assets and liabilities of the VIEs that are included in our accompanying consolidated balance sheets as of December 31, 2019 and 2018.

	December 31,
Assets	2019	2018
Real estate investments	$141,398,890	$149,173,326
Cash	8,275,270	3,455,205
Restricted cash	4,858,858	4,866,835
Accounts receivable, net	1,882,631	1,224,528
Notes receivable – related parties	2,027,978	127,978
Due from related parties	11,812	420,244
Other receivables	86,454	-
Prepaid and other assets	2,573,796	2,688,321
Total Assets	$161,115,689	$161,956,437

Liabilities
Notes payable, net of deferred financing costs	$113,040,098	$115,035,544
Notes payable – related parties	9,876,551	5,114,413
Accounts payable	1,407,900	1,315,086
Accrued interest	434,025	568,858
Accrued expenses	2,822,029	2,976,816
Due to related parties	202,077	551,803
Advance key money, net	1,125,000	1,200,000
Above-market ground lease, net	3,762,257	3,887,665
Other liabilities	1,574,584	1,333,885
Total Liabilities	$134,244,521	$131,984,070

See Note 11 – Commitments and Contingencies for additional information related to the commitments and contingencies of these VIEs.

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CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Real Estate Investments

Asset Acquisitions

During the year ended December 31, 2019, the Company acquired a commercial building and a single-family home for an aggregate purchase price of $4,470,916, of which $115,916 of external acquisition-related costs were capitalized. During the year ended December 31, 2018, the Company acquired two hotel properties for a purchase price of $28,639,342, of which $929,342 of external acquisition-related costs were capitalized. Included in the purchase price was $7,530,000 of acquisition deposits and $1,055,832 of cash sourced from the consolidation of VIEs. See Note 3 – VIEs for more detail.

The fair values of the assets acquired consisted of the following for the years ended December 31, 2019 and 2018:

	December 31,
	2019	2018
Real estate investments, at cost:
Land	$918,464	$4,559,776
Building	3,552,452	22,393,996
Furniture, Fixtures & Equipment	-	1,685,570
Total purchase price of assets acquired	$4,470,916	$28,639,342

Investments in Real Estate Assets

During the years ended December 31, 2019 and 2018, the Company had $3,590,673 and $5,753,587, respectively, of capital improvements to real estate investments.

Dispositions

For the year ended December 31, 2019, the Company sold the Palms, a multi-family portfolio consisting of three separate apartment buildings and a single-family home for $25,771,689, resulting in a gain on the dispositions of $10,443,876, which is included on the accompanying consolidated statements of operations. As the sale of the Palms does not represent a strategic shift that has or will have a major effect on the Company’s operations and financial results, it has not been reported as a discontinued operation. The Company did not have any dispositions for the year ended December 31, 2018.

Held for Sale

As of December 31, 2019 and 2018, the Company had $0 and $11,062,577, respectively, of assets classified as held for sale. For the year ended December 31, 2019, the Company reclassified $9,279,976, consisting of an asset previously classified as held for sale, to held for use. The remaining $1,782,601 related to assets we sold during the year ended December 31, 2019. This reclassification resulted in the immediate recognition of $811,052 of associated depreciation, which is included in depreciation expense on the accompanying consolidated statements of operations.

F-24

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Prepaid and Other Assets

Prepaid and other assets consisted of the following as of December 31, 2019 and 2018:

	December 31,
	2019	2018
Prepaid expenses	$1,013,581	$1,075,754
Deposits	708,460	779,705
Costs in excess of billings	273,757	3,236
Deferred franchise fees, net	504,450	557,066
Intangibles, net	246,359	263,061
Investments in unconsolidated entities	1,372,190	570,351
Inventory	263,807	201,443
Total prepaid and other assets	$4,382,604	$3,450,616

Note 6 – Notes Payable

Notes payable consisted of the following as of December 31, 2019 and 2018:

	December 31,
Notes Payable	2019	2018	Interest Rate	Maturity Date
Real Estate Loans
Hampton Inn & Suites Hotel	$6,506,604	$6,692,868	4.50%	July 2025
Four Points by Marriott Hotel	11,000,000	11,000,000	Variable	December 2021
Holiday Inn Ocotillo Hotel	9,250,000	9,250,000	Variable	August 2020
Hilton Tucson East Hotel	14,000,000	14,000,000	8.50%	June 2020
Airport Hotel Portfolio	56,470,000	56,470,000	Variable	October 2021
GC Square Apartments	11,000,000	11,000,000	Variable	November 2020
DT Mesa Holdco II, LLC	5,291,849	-	Various	Various
Caliber Residential Advantage Fund LP	1,185,469	-	Variable	January 2024
Palms Apartment Portfolio	-	9,437,652	5.28%	N/A
Single-Family Home Loans	-	400,000	10.50%	N/A
Total Real Estate Loans	114,703,922	118,250,520
Corporate Notes	5,208,273	5,928,273	10.00% - 15.00%	January 2020 - December 2020
Convertible Corporate Notes	1,956,871	1,377,271	8.25%	January 2020 - December 2020
Total Notes Payable	121,869,066	125,556,064
Deferred Financing Costs, net	(1,663,824)	(2,814,976)
Total Notes Payable, Net	$120,205,242	$122,741,088

F-25

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Real Estate Loans

Hampton Inn & Suites Hotel

In July 2015, the Company entered into a $7,250,000 loan, which is secured by a deed of trust and assignment of leases and rents of a hotel property in Scottsdale, Arizona. The terms of the note require monthly principal and interest payments, with a balloon payment due at maturity. The loan has a fixed interest rate of 4.50%. The terms of the loan allow the Company to prepay the outstanding balance in part or in whole at any time prior to the maturity date, subject to a prepayment premium fee. The loan is guaranteed by an individual who is an affiliate of the Company. The loan matures in July 2025. The terms of the note include certain financial covenants and as of December 31, 2019, the Company was in compliance with all such covenants.

Four Points by Marriott Hotel

In June 2018, the Company entered into a $11,000,000 loan, which is secured by a deed of trust and assignment of leases and rents of a hotel property in Phoenix, Arizona. Upon entering into the loan, $750,000 of the loan proceeds were placed into a reserve account to be drawn against and pay for the conversion of hotel rooms (the “Conversion Reserve”), $350,000 of the loan proceeds were placed into a reserve account to be drawn against and pay for the property improvement plan required by the franchisor (the “PIP Reserve”), and $500,000 of the loan proceeds were placed into a reserve account to be drawn against and pay interest on the loan (the “Interest Reserve”). As of December 31, 2019, the balance of the Conversion Reserve, PIP Reserve, and Interest Reserve were $750,000, $350,000, and $37,236, respectively, all of which are included in restricted cash on the accompanying consolidated balance sheets. As of December 31, 2018, the balance of the Conversion Reserve, PIP Reserve, and Interest Reserve were $750,000, $350,000, and $163,660, respectively, all of which are included in restricted cash on the accompanying consolidated balance sheets. As of December 31, 2019, the interest rate was the greater of 5.75% or 360 LIBOR Rate plus 4.00%, resulting in an interest rate of 6.58%. The loan terms allow the Company to prepay the outstanding balance in part or in whole at any time prior to the maturity date. The loan requires monthly interest-only payments and matures in December 2021. The loan is guaranteed by the Company. The terms of the note include certain financial covenants which commence in June 2020.

Holiday Inn Ocotillo Hotel

In July 2018, the Company entered into a $9,250,000 loan, which is secured by a deed of trust and assignment of leases and rents of a hotel property in Chandler, Arizona. Upon entering into the loan, $500,000 of the loan proceeds were placed into an operating reserve account (the “Operating Reserve”), $131,010 of the loan proceeds were placed into a reserve account to be drawn against and pay for the property improvement plan required by the franchisor (the “PIP Reserve”), and $300,000 of the loan proceeds were placed into a reserve account to be drawn against and pay interest on the loan (the “Interest Reserve”). The Interest Reserve and Operating Reserve have a floor of $50,000 and $100,000, respectively, where if the balance falls below the floor, the Company is required to fund the reserves back to their original amounts. As of December 31, 2019 and 2018, the balance of the Operating Reserve, PIP Reserve, and Interest Reserve were $400,000, $80,978, and $107,627, respectively, which are included in restricted cash on the accompanying consolidated balance sheets. The loan requires monthly interest-only payments and matures in August 2020 with an option to extend the maturity date up to twelve months, subject to certain terms and conditions. The interest rate on the loan is equal to 1-month LIBOR plus 6.00%, resulting in a rate of 8.00% as of December 31, 2019, with a floor rate of 8.00%. The loan is guaranteed by the Company.

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CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hilton Tucson East Hotel

In July 2018, the Company entered into a $14,000,000 loan with a lender. The loan is secured by a deed of trust and assignment of leases and rents of the Hilton Tucson. The interest rate on the loan has a fixed rate of 8.50%. The loan requires monthly interest-only payments and matures in June 2020. The loan has an option to extend the maturity date up to six months, subject to certain terms and conditions. The terms of the loan allow the Company to prepay the outstanding balance in whole or in part at any time prior to the maturity date, subject to a prepayment premium fee. The loan is guaranteed by individuals who are affiliates of the Company.

Airport Hotel Portfolio

In September 2018, the Company repaid its existing Crowne Plaza Hotel, Holiday Inn & Suites Hotel, and Hilton Phoenix Airport Hotel loans in full (collectively the “Airport Hotel Portfolio”) and entered into a new $62,245,000 portfolio loan. Upon entering into the loan, the Company received initial funding of $56,470,000 with the option to receive the additional $5,775,000 once certain operating performance thresholds are met. $150,000 of the initial loan proceeds were placed into a reserve account (the “Debt Service Reserve”). As of December 31, 2019 and 2018, the balance of the Debt Service Reserve was $150,000, which is included in restricted cash on the accompanying consolidated balance sheets. The loan is secured by the deed of trust and assignment of leases and rents of the Airport Hotel Portfolio. The new loan has a variable interest rate equal to one-month LIBOR plus 3.75%, resulting in a rate of 5.67% as of December 31, 2019. The loan requires interest-only payments until maturity and matures in October 2021 with options to extend the maturity date up to two additional years, subject to certain terms, conditions and fees. The loan is guaranteed by the Company and individuals who are affiliates of the Company. The terms of the loan agreement require the Company to pay an exit fee equal to 0.25% of the original principal amount of the loan at the time the loan is repaid in full. The exit fee of $155,613 was accrued upon entering into the loan and recorded as a deferred financing cost to be amortized over the life of the loan. The terms of the note include certain financial covenants and as of December 31, 2019, the Company was in compliance with all such covenants.

GC Square Apartments

In October 2017, the Company entered into an $11,000,000 loan, which is secured by a deed of trust and assignment of rents of a multi-family property in Phoenix, Arizona. The loan has a variable interest rate equal to LIBOR plus 5.25%, resulting in a rate of 7.68% as of December 31, 2019. The loan requires interest-only payments until maturity. The loan matures in November 2020 and has options to extend the maturity date up to two additional years, subject to certain terms and conditions. Contemporaneous with entering into the loan, the Company entered into an interest rate cap agreement, which set a maximum interest rate of 7.00% until November 2018 and 7.75% from November 2018 through maturity. The terms of the loan include, among other things, certain covenants and a debt service coverage ratio, as defined in the loan agreement. The debt coverage ratio contains a “cash trap” provision that is triggered when the property’s operating results are below a certain debt service coverage ratio. As of December 31, 2019, the property’s operating results were below that certain debt service ratio; however, the lender has not provided the Company with a notification that they will exercise their right under the “cash trap” provision, and as such none of the property’s operating cash is subject to a “cash trap”. The Company was in compliance with all other covenants as of December 31, 2019.

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CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DT Mesa Holdco II, LLC

In May 2019, the Company entered into a $1,015,000 loan, which is secured by a deed of trust of a commercial building in Mesa, Arizona. The loan has a variable rate per annum equal to prime rate plus 1.00%, resulting in a rate of 6.00% as of December 31, 2019. The loan requires interest-only payments until maturity and the terms of the loan allow the Company to prepay the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty. The loan matures in December 2020.

In November 2019, the Company entered into a $5,000,000 loan secured by the deed of trust of a commercial building in Mesa, Arizona. The loan has a variable interest rate per annum and is the lesser of (i) the three-year federal home loan bank rate plus 2.75% or (ii) the default rate of 5.00%, resulting in a rate of 4.68% as of December 31, 2019. The loan requires interest-only payments until maturity and the terms of the loan allow the Company to prepay the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty. The loan matures in November 2022 and is guaranteed by the Company. The terms of the note include certain financial covenants which commence in March 2021.

Caliber Residential Advantage Fund LP

In January 2019, the Company entered into a $1,800,000 loan secured by the deeds of trust of each collateralized single-family home. The loan has a variable interest rate per annum and is the greater of (i) the rate of 5.00% or (ii) 2.85% plus the five-year treasury rate, resulting in a rate of 5.41% as of December 31, 2019. The loan requires principal and interest payments until maturity and the terms of the loan allow the Company to prepay the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty. The loan matures in January 2024 and is guaranteed by the Company. The terms of the loan include certain financial covenants, and, as of December 31, 2019, the Company was in compliance with all such covenants.

Palms Apartment Portfolio

In August 2016, the Company entered into a $9,800,000 loan, which is secured by the deeds of trust and assignment of rents of a portfolio of three multi-family properties located in Phoenix, Arizona. The loan had a 5.28% fixed interest rate. The terms of the loan required monthly principal and interest payments, with a balloon payment due at maturity. The loan was guaranteed by an individual who is an affiliate of the Company. The loan was to mature in September 2026. In December 2019, in connection with the disposition of the properties, the outstanding balance of $9,262,269 was repaid in full and as a result, the associated VIEs were deconsolidated. See Note 3 – VIEs above for more detail.

Single-Family Home Loans

The Company owned multiple single-family homes which were held as rental properties or held with the intention of being renovated and resold. These single-family homes owned by the Company were subject to loans held by third parties. As of December 31, 2018, there was one individual single-family home loan outstanding with a principal balance of $400,000 and an interest rate of 10.50%. This loan required monthly interest-only payments until maturity or the sale of the home and had a 12-month term. The loan was repaid in full in March 2019.

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CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unsecured Borrowing

In July 2012, the Company entered into an arrangement with a third-party lender in which the lender advanced funds to the Company to facilitate the purchase and renovation of single-family homes. The advances generally accrued interest at rates ranging from 20.00% to 24.00%, and all amounts were due upon the sale of the home underlying each advance. In January 2016, all amounts outstanding under the arrangement were consolidated into a single loan, the interest rate was adjusted to 33.00% per annum, and the repayment terms were modified to require that the Company make monthly payments which are applied 50.00% to principal and 50.00% to interest. The loan was paid in full in November 2018.

Corporate Notes and Convertible Corporate Notes

The Company has entered into multiple general corporate financing arrangements with third parties. The arrangements are generally evidenced in the form of a promissory note, which are secured by the otherwise unencumbered assets of the Company and require monthly or quarterly interest-only payments until maturity. The loans generally have a 12-month term and may be extended upon the mutual agreement of the lender and the borrower. The Company has issued corporate notes with a conversion feature. The conversion price is $4.50 per share of common stock. The holders of the convertible corporate notes can elect to convert all or any portion of the balance at any time. As of December 31, 2019 and 2018, the value of the conversion feature was zero.

As of December 31, 2019, there were 92 individual corporate notes outstanding, with outstanding principal balances ranging from $1,250 to $900,000, interest rates ranging from 8.25% to 15.00%, a weighted average interest rate of 10.98%, and maturity dates ranging from January 2020 to December 2020. During the year ended December 31, 2019, there were no conversions of debt into common or preferred stock.

As of December 31, 2018, there were 66 individual corporate notes outstanding, with outstanding principal balances ranging from $9,272 to $1,050,000, interest rates ranging from 8.25% to 12.00%, a weighted average interest rate of 11.21%, and maturity dates ranging from January 2019 to December 2019. During the year ended December 31, 2018, $183,903 of principal due in connection with corporate promissory notes was converted to common stock and $14,230 of principal due in connection with corporate promissory notes was converted to preferred stock.

Other

Desert Sand Realty, LLC

In November 2014, the Company acquired a property management company located in Phoenix, Arizona for $55,000, and $35,000 of the purchase was financed through a seller-carryback loan. The loan had an interest rate of 6.00%, required monthly principal and interest payments, and matured in November 2018. The loan was repaid in full in November 2018.

F-29

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Future Debt Maturities

As of December 31, 2019, the future aggregate principal repayments due on the Company’s notes payable for each of the years ending December 31, are as follows:

Year	Amount
2020	$42,692,384
2021	67,746,155
2022	4,566,576
2023	303,972
2024	1,116,780
Thereafter	5,443,199
Total	$121,869,066

Deferred Financing Costs

During the years ended December 31, 2019 and 2018, amortization and write-offs of deferred financing costs were $1,303,339 and $1,991,663, respectively.

Note 7 – Related Party Transactions

Notes Receivable – Related Parties

The Company, through its consolidated VIE’s, entered into unsecured promissory notes with related parties. The notes mature on various dates through December 2021 and have an interest rate of 12.00% per annum. No payments are required prior to the maturity of the notes. The notes may be prepaid in whole, or in part, without penalty. During the years ended December 31, 2019 and 2018, the Company earned $10,042 and $33,179, respectively, of interest in connection with the notes, which is included in interest income on the accompanying consolidated statements of operations. Interest due to the Company of $6,991 and $8,491 was outstanding as of December 31, 2019 and 2018, respectively, which is included in due from related parties on the accompanying consolidated balance sheets. As of December 31, 2019 and 2018, the outstanding principal balance on the notes were $2,027,978 and $127,978, respectively, which is included in notes receivable — related parties on the accompanying consolidated balance sheets.

Fund Management

The Company manages multiple private equity real estate funds. See Note 2 – Summary of Significant Accounting Policies above for detail on our revenues related to Fund Management. In general, the Company:

•	charges an initial one-time fee related to the initial formation, administration, and set up of the fund (collectively, “Set Up Fees”). For the years ended December 31, 2019 and 2018, the Company earned $75,000 and $200,000, respectively, of Set Up Fees in connection with newly opened funds from related parties, which are included in fund management on the accompanying consolidated statements of operations.

•	is entitled to receive reimbursement for certain expenses incurred or paid on behalf of the fund, which may include an allocation of certain administrative and overhead costs. We also receive an annual asset management fee equal to 1.00% – 1.50% of the non-affiliate capital contributions related to the on-going management of the assets owned by the fund and the overall fund administration (collectively, “Asset Management Fees”). During the years ended December 31, 2019 and 2018, the Company earned $3,134,287 and $3,491,815, respectively, of Asset Management Fees from related parties, which are included in fund management on the accompanying consolidated statements of operations.

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CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•	is entitled to 20.00% – 35.00% of all cash distributions from the operating cash flows of the fund, after the payment of all priority preferred returns, and the repayment of any preferred capital contributions. We are also entitled to 20.00% – 35.00% of all cash distributions from the cash flows resulting from the sale or refinance of the assets of the fund, after the payment of all priority preferred returns, and the repayment of all capital contributions (collectively, “Carried Interest”). During the years ended December 31, 2019 and 2018, the Company earned $0 and $68,257, respectively, of Carried Interest from related parties, which is included in fund management on the accompanying consolidated statements of operations.

•	receives fees for services primarily relating to the marketing, offering, registering, and selling of equity and debt instruments of the affiliates (collectively, “Capital Raise Fees”). During the years ended December 31, 2019 and 2018, the Company earned $2,798,011 and $906,781, respectively, of Capital Raise Fees from related parties, which are included in fund management on the accompanying consolidated statements of operations.

As of December 31, 2019 and 2018, amounts due to the Company from related parties for fund management services was $3,672,429 and $1,302,125 respectively, which are included in due from related parties on the accompanying consolidated balance sheets.

Property Management

The Company provides property management services to residential and commercial properties owned by the funds which we manage. As of December 31, 2019 and 2018, the Company earned $47,177 and $320,566, respectively, of property management fees from related parties. As of December 31, 2018, amounts due to the Company from related parties for property management fees was $1,992, which are included in due from related parties on the accompanying consolidated balance sheets. There were no property management fees due as of December 31, 2019.

Construction and Development

The Company provides construction related services to affiliates and third parties, which include the build-out of tenant space, the renovation of hospitality, residential, and commercial real estate, and general real estate repair and maintenance services. In addition, the Company provides development services for ground-up development and repositioning of real estate assets. We recognize construction contract revenue over time, as performance obligations are satisfied, due to the continuous transfer of control to the customer. Construction contracts are generally accounted for as a single performance obligation and are not segmented between types of services. We recognize revenue using the percentage-of-completion method, based primarily on contract cost incurred to date compared to total estimated contract cost.

For the years ended December 31, 2019 and 2018, the Company recognized $4,736,775 and $4,324,588, respectively, of construction and development revenue from related parties. As of December 31, 2019 and 2018, amounts due to the Company from related parties for construction, development, and maintenance services were $1,342,073 and $731,188, respectively, which are included in due from related parties on the accompanying consolidated balance sheets.

F-31

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Real Estate Brokerage

The Company provides real estate brokerage services related to the purchase and sale of residential and commercial properties owned by the funds which we manage. For the years ended December 31, 2019 and 2018, the Company recognized $316,750 and $206,765, respectively, of brokerage commission revenue from related parties, which are included in brokerage revenues on the accompanying consolidated statements of operations. As of December 31, 2019, amounts due to the Company from related parties for brokerage commissions was $84,715, which is included in due from related parties on the accompanying consolidated balance sheets. There were no brokerage commissions due as of December 31, 2018.

Notes Payable – Related Parties

The Company, through various consolidated VIE’s, entered into unsecured promissory notes with related parties. The notes may be repaid in whole, or in part, without penalty. In addition, the Company has a related party unsecured promissory note with a former member of the Company’s executive management team. The notes payable – related parties consisted of the following as of December 31, 2019 and 2018:

	December 31,
Notes Payable - Related Parties	2019	2018	Interest Rate	Maturity Date
Caliber Diversified Opportunity Fund II, LP	$-	$151,250	12.00%	November 2020
Caliber Fixed Income Fund II, LLC	-	4,830,000	11.00%	Various
Caliber Fixed Income Fund III, LLC	10,936,551	5,171,172	10.00% - 12.00%	Various
CDIF, LLC	-	306,301	12.00%	June 2019
Former Management	160,000	185,000	0.87%	December 2023
	$11,096,551	$10,643,723

During the years ended December 31, 2019 and 2018, the Company incurred $1,206,929 and $1,018,134, respectively, of interest expense in connection with the notes payable – related parties, which is included in interest expense on the accompanying consolidated statements of operations. The interest payable as of December 31, 2019 and 2018 was $20,723 and $1,364,528, respectively, which is included in due to related parties on the accompanying consolidated balance sheets.

Future Minimum Payments

As of December 31, 2019, the future aggregate principal payments due to related parties from the Company related to the notes payable – related parties for each of the years ending December 31, are as follows:

Year	Amount
2020	$65,167
2021	10,871,384
2022	-
2023	160,000
2024	-
Thereafter	-
Total	$11,096,551

F-32

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hotel Management

The Company has entered into multiple agreements with Heavlin Management Company, LLC (“HMC”), an affiliated entity through common ownership of certain of the Company’s consolidated subsidiaries, to operate each of the Company’s hotel properties. The term of the agreements is generally ten years. HMC oversees the day-to-day operations and management responsibilities of each hotel property. Per the terms of the agreements, HMC receives a monthly fee equal to 3.00 – 4.00% of gross revenue, and may also receive an annual incentive fee, not to exceed 1.00% of gross operating revenues, by exceeding owner approved budgets for revenue and profits (collectively, “Hotel Management Fees”). Hotel Management Fees for the years ended December 31, 2019 and 2018, totaled $1,755,890 and $1,611,173, respectively, which are included in management fees on the accompanying consolidated statements of operations. During the year ended December 31, 2019, the Company incurred $43,613 of incentive fees, which are included in management fees on the accompanying consolidated statements of operations. No incentive fees were earned during the year ended December 31, 2018. Pursuant to one of the hotel management arrangements, HMC also earns an annual fixed fee of $100,000, which is included in management fees on the accompanying consolidated statements of operations. In addition to the Hotel Management Fees, HMC also charges the Company for certain shared services including sales and marketing, information technology, and human resources. Expenses for shared services for the years ended December 31, 2019 and 2018, totaled $1,365,100 and $1,158,855, respectively, which are included in general and administrative expenses and marketing and advertising expenses on the accompanying consolidated statements of operations, as applicable. The Company also reimburses HMC for expenses incurred or paid on its behalf. As of December 31, 2019 and 2018, amounts due to HMC totaled $201,282 and $300,241, respectively, which are included in due to related parties on the accompanying consolidated balance sheets. As of December 31, 2018, $37,831 of reimbursement was due to the Company from HMC, which are included in due from related parties on the accompanying consolidated balance sheets. There was no reimbursement due as of December 31, 2019. See Note 17 – Subsequent Events for information on Highgate Hotels, LP’s (“Highgate”) acquisition of HMC.

Withdrawal Agreement

In November 2014, the Company entered into an agreement with a former co-manager and member of one of the Company’s consolidated subsidiaries which outlined the terms of his resignation as co-manager and assignment of his member interest. In consideration for his resignation as co-manager and assignment of his member interest, the Company agreed to issue 55,556 shares of its common stock to the individual or his designee, provide the individual with $35,000 of construction services at no cost to the individual, and pay the individual or his designee up to $540,000 in cash, as outlined in the agreement. The Company issued the 55,556 shares of common stock in April 2015. As of December 31, 2019 and 2018, $292,309 and $386,990, respectively, was due to the former co-manager and member of the Company, which are included in due to related parties on the accompanying consolidated balance sheets related to this agreement.

Other

In the normal course of business, the Company has various amounts due from related parties, including affiliate entities and individuals, for various expenses paid for by the Company on their behalf and other charges. These amounts are generally unsecured, interest-free, and due on demand. As of December 31, 2019 and 2018, other amounts due from related parties were $41,658 and $276,169, respectively, which are included in due from related parties on the accompanying consolidated balance sheets.

In the normal course of business, the Company has various amounts due to related parties, including affiliated entities and individuals, for various expenses paid for by the affiliates on the Company’s behalf and other short-term payment advances. These amounts are generally unsecured, interest-free, and due on demand. As of December 31, 2019 and 2018, other amounts due to related parties were $794,677 and $217,303, respectively, which are included in due to related parties on the accompanying consolidated balance sheets.

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CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 –  Other Liabilities

Other liabilities consisted of the following as of December 31, 2019 and 2018:

	December 31,
	2019	2018
Sales tax payable	$631,001	$545,387
Deposits	508,800	387,319
Deferred revenue	-	52,827
Tenant improvement allowance	11,588	32,047
Capital leases	341,318	315,104
Deferred rent liability	519,443	338,521
Billings in excess of costs	422,681	89,790
Other	163,471	21,685
Total other liabilities	$2,598,302	$1,782,680

Note 9 – Income Taxes

The following table shows the components of the income tax (provision) benefit from total operations for the years ended December 31, 2019 and 2018:

	Years Ended December 31,
	2019	2018
Current income tax provision/(benefit)
Federal	$-	$-
State	-	-
Total	-	-

Deferred income tax provision/(benefit)
Federal	1,397,597	(122,282)
State	258,811	(18,529)
Total	1,656,408	(140,811)
Adjustment to valuation allowance	(1,656,408)	140,811
Total income tax provision/(benefit)	-	-

Total deferred expense/(benefit)	$1,656,408	$(140,811)

F-34

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table reconciles the U.S. federal statutory tax rate to the effective income tax rate for the years ended December 31, 2019 and 2018:

	December 31,
	2019	2018
U.S. federal statutory tax rate	21.0%	21.0%
State taxes, net of federal benefit	3.9%	3.8%
Income (loss) passed through to noncontrolling interest, federal tax	1.9%	(16.2%)
Income (loss) passed through to noncontrolling interest, state tax	0.3%	(2.9%)
Permanent differences, VIEs	0.4%	(1.3%)
Prior period tax return true-up in current year	(0.1%)	(3.2%)
Nondeductible expenses	0.4%	(0.1%)
Change in valuation allowance	(27.8%)	(1.1%)
Effective income tax rate	0.0%	0.0%

The following table summarizes the components of the Company’s deferred tax assets and liabilities as of December 31, 2019 and 2018:

	December 31,
	2019	2018
Deferred tax assets:
Net operating loss carryforwards	$4,732,385	$3,952,750
Sec 362 basis step-up	441,081	458,536
Deferred compensation	621,238	503,301
Fixed assets	231,797	380,549
Other	124,877	50,021
Total	6,151,378	5,345,157

Deferred tax liabilities:
Passthrough income from Partnerships	(3,668,596)	(1,212,475)
Other	(25,212)	(18,704)
Total	(3,693,808)	(1,231,179)
Valuation Allowance	(2,457,570)	(4,113,978)
Net deferred tax assets	$-	$-

As of December 31, 2019 and 2018, the Company had approximately $19 million and $17 million of federal and state net operating losses (“NOL”), respectively, available to offset future taxable income. The federal and state NOLs arising in 2017 and prior, if not utilized, begin expiring in the year 2035. NOLs arising in tax years ending after December 31, 2017 can be carried forward indefinitely. In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s federal NOL carryovers may be limited in the event of a change in control of ownership.

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CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In assessing the need for a valuation allowance against its net deferred tax assets, the Company considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets to determine, based on the weight of available evidence, whether it is more-likely-than-not that some or all of the deferred tax assets will not be realized. In evaluating the need for a valuation allowance, the Company considered cumulative losses as a significant piece of negative evidence and established a full valuation allowance of $2,457,570 and $4,113,978 against the Company’s net deferred tax assets as of December 31, 2019 and 2018, respectively.

The changes to the Company’s valuation allowance during the years ended December 31, 2019 and 2018 were as follows:

	2019	2018
Valuation allowance at the beginning of the year	$4,113,978	$3,973,166
Changes in valuation allowance recorded during the year	(1,656,408)	140,812
Valuation allowance at the end of the year	$2,457,570	$4,113,978

The Company and its subsidiaries are subject to the following significant taxing jurisdictions: U.S., Arizona, Alaska, Utah, California, Colorado, and Nevada. The Company is currently not under income tax examination in any tax jurisdiction.

Although we believe our tax returns are correct, the final determination of tax examinations and any related litigation could be different from what was reported on the tax returns. We are currently open to audit under the statute of limitations by the United States Internal Revenue Service as well as state taxing authorities for the past four years.

We apply U.S. GAAP related to accounting for uncertainty in income taxes, which prescribes a recognition threshold that a tax position is required to meet before recognition in the financial statements and provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. We do not believe that there are any positions taken by the Company which would require recognition or disclosure in these financial statements for the years ended December 31, 2019 and 2018.

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CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 – Supplemental Cash Flow Disclosures

Supplemental cash flow information consisted of the following for the years ended December 31, 2019 and 2018:

	Years Ended December 31,
	2019	2018
Supplemental Disclosure of Cash Flow Information
Cash paid for interest, net of capitalized interest of $209,589 and $444,539 for the years ended December 31, 2019 and 2018, respectively.	$10,927,849	$11,424,168
Cash paid for income taxes	-	-

Supplemental Disclosures of Non-cash Investing and Financing Activities
Investments in real estate assets included in accounts payable	$298,411	$303,038
Investments in real estate assets included in due to related parties	-	910,203
Real estate investments reclassified to held for sale	-	14,424,414
Real estate investments reclassified to held for use	9,279,976	-
Deferred financing costs included in accrued expenses	375,613	220,000
Exchange of common stock for professional services included in accounts payable	-	28,014
Exchange of common stock to settle obligations	148,148	-
Conversion of noncontrolling interests to common stock	-	55,941
Conversion of notes payable to preferred stock	-	14,230
Conversion of notes payable to common stock	-	183,903
Buyback obligation	-	13,577,152
Accretion of mezzanine equity value	-	51,327
Elimination of notes payable – related parties at consolidation	(3,250,000)	-
Consolidation/deconsolidation of VIEs, net:
Real estate investments	7,515,128	-
Accumulated depreciation	673,520	-
Real estate assets held for sale	(130,364)	-
Accounts receivable, net	16,474	-
Prepaid and other assets	238,013	-
Notes payable	(2,800,235)	-
Notes payable – related parties	(2,250,000)	-
Accounts payable	(405,880)	-
Accrued expenses	(3,204,397)	-
Accumulated deficit	451,944	-
Noncontrolling Interests	(10,021,336)	-

F-37

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 –  Commitments and Contingencies

Legal Matters

In August 2014, the Company entered into a consulting agreement with Mercadyne Advisors, LLC (“Mercadyne”) and 6831614 Manitoba Ltd. (“Manitoba”) (collectively, the “Consultants”). Per the agreement, the services to be provided by the Consultants were business consulting related services primarily focused on assisting the Company in accessing capital markets and designing, implementing, and completing a public offering. In exchange for the services, the agreement outlined the Consultants’ compensation to include a $25,000 monthly fee paid in cash and a contingently exercisable warrant to purchase a 15.00% equity interest in the Company for an aggregate exercise price of $1,000, exercisable upon the completion of a public offering. The agreement was amended in February 2015, for the purposes of amending the compensation to be a grant of equity rather than a warrant to purchase a 15.00% equity interest in the Company on a fully diluted basis as of the date of the amendment, for a price of $1,000, and to memorialize that all services required to be provided in connection with the agreement had been provided, although a public offering had not been completed. The agreement does not include a stated number of shares of common stock to be issued in exchange for the services provided. In March 2017, the Company and Mercadyne entered into a stock subscription agreement which finalized the number of shares of common stock to be issued to Mercadyne in connection with the consulting agreement and related amendment. The final number of shares issued to Mercadyne in connection with the agreement was 1,325,324. At the time of the settlement our liability was reduced by $1,126,525, with a corresponding increase to stockholders’ equity. As of December 31, 2019 and 2018, the Company and Manitoba were in the process of negotiating the number of shares of common stock to be issued to finalize the arrangement, and the Company had a remaining liability recorded in the amount of $1,381,526.

On January 27, 2020, Manitoba, and its President, filed a complaint in Maricopa County Superior Court in the State of Arizona against the Company and each of the members of its Board of Directors claiming among other things, breach of contract, breach of the implied covenant of good faith and fair dealing, unjust enrichment and fraud in the inducement, in connection with the above equity grant. The complaint seeks damages in the amount of $10,905,575, but in no event less than $8,126,620, treble damages under the argument that the unissued shares are wages under Arizona law, or, alternatively, specific performance that the Company issue Manitoba 2,181,115 shares of Class A Common Stock, but in no event less than 1,625,324 shares. The complaint also seeks fees, costs, interest and such other relief as the court deems just and proper. At the Company’s urging, a stipulation to place the entire matter into private, binding arbitration before the American Arbitration Association (“AAA”) in accord with the parties’ prior agreement documentation was executed by counsel for the parties. On March 27, 2020, the Court ordered the parties to AAA arbitration, to be commenced within thirty days of said order. The arbitration commenced and, on May 29, 2020, the respondents submitted their answering statement and counterclaim to the AAA. No additional dates have yet been set by the AAA, but the next dates will be for an administrative conference with AAA staff, followed by arbitrator selection, followed by a scheduling conference with the arbitration panel. The Company believes that the claims are without merit and intends to vigorously defend its position. The ultimate outcome of this legal matter cannot presently be determined. Accordingly, any adjustment that might result from the resolution of this matter has not been reflected in the consolidated financial statements. If all shares demanded further to the aforementioned complaint are ultimately issued to Manitoba, investors’ relative ownership interest will experience additional dilution.

Construction Contracts

In connection with our development, redevelopment and capital improvement activities, we have entered into various construction related contracts and we have made commitments to complete certain projects, pursuant to financing or other arrangements. As of December 31, 2019 and 2018, our commitments related to these activities were $2,048,303 and $2,864,007, respectively.

F-38

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Franchise Agreements and Advance Key Money

Intercontinental Hotel Group

In August 2013, the Company entered into a 20-year franchise agreement with Holiday Hospitality Franchising, LLC (“IHG”). Pursuant to the terms of the franchise agreement, the Company pays the following fees on a monthly basis:

•	royalty fee of 5% of gross room revenue
•	service contribution fee of 3% of gross room revenue
•	technology fee of $12.75 per room
•	marketing fee of $3.00 per room

As a part of the franchise agreement, Six Continents, Inc., an affiliate of IHG, advanced $1,500,000 (“Advance Key Money”) to the Company to retain IHG as the franchisor on the hotel property for 20 years. Based on the term of the franchise agreement, each year, beginning in August 2015, the Company recognizes $75,000 of the previously deferred Advance Key Money, which is included as a reduction of franchise fees in the accompanying consolidated statements of operations for each of the years ended December 31, 2019 and 2018. The Company is not required to repay any part of the Advance Key Money unless the franchise agreement is cancelled before the termination date of August 2033.

In June 2015, the Company entered into a separate 10-year franchise agreement with IHG, which expires in June 2025. The Company paid an initial fee of $114,000 in connection with the franchise agreement, which is being amortized over the term of the agreement. The amortization of the initial franchise fee is included in franchise fees on the accompanying consolidated statements of operations and totaled $11,400 for the years ended December 31, 2019 and 2018. Per the terms of the agreement, the Company pays the following fees on a monthly basis:

•	royalty fee of 5% of gross room revenue
•	service contribution fee of 3% of gross room revenue
•	technology fee of $13.26 per room
•	all fees due for marketing

In July 2018, the Company entered into a separate 15-year franchise agreement with IHG, which expires in July 2033. The Company paid an initial fee of $53,000 in connection with the franchise agreement, which is being amortized over the term of the agreement. The amortization of the initial franchise fee is included in franchise fees on the accompanying consolidated statements of operations and totaled $3,533 and $1,674 for the years ended December 31, 2019 and 2018, respectively. Per the terms of the agreement, the Company pays the following fees on a monthly basis:

•	royalty fee of 5% of gross room revenue
•	service contribution fee of 3% of gross room revenue
•	technology fee of $14.08 per room
•	all fees due for marketing

F-39

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hampton Inn

In October 2014, the Company entered into a franchise agreement with Hampton Inns Franchise, LLC, which expires in November 2030. The Company paid an initial fee of $150,000 in connection with the agreement, which is being amortized over the term of the agreement. The amortization of the initial franchise fee is included in franchise fees on the accompanying consolidated statements of operations and totaled $9,278 for the years ended December 31, 2019 and 2018. Per the terms of the franchise agreement, the Company pays the following fees on a monthly basis:

•	program fee of 4% of gross room revenue
•	royalty fee of 6% of gross room revenue

Hilton Worldwide

In June 2016 and November 2016, the Company entered into two 10-year franchise agreements with Hilton Franchise Holdings, LLC, an affiliate of Hilton Worldwide. The Company paid an initial fee of $125,000 in connection with each agreement, which is being amortized over the term of the agreements. The amortization of the initial franchise fees is included in franchise fees on the accompanying consolidated statements of operations and totaled $25,000 for the years ended December 31, 2019 and 2018. Per the terms of the franchise agreements, the Company pays the following fees on a monthly basis:

•	program fee of 4% of gross room revenue
•	royalty fee of 5% of gross room revenue
•	food and beverage fee of 1-3% of gross food and beverage revenue

The food and beverage fee is equal to 1% of gross food and beverage revenue during the first year of the franchise agreement, 2% during the second year of the franchise agreement, and 3% thereafter.

Marriott International, Inc.

In June 2018, the Company entered into a 15-year franchise agreement with Marriott International, Inc. The Company paid an initial fee of $125,000 in connection with each agreement, which is being amortized over the term of the agreements. The amortization of the initial franchise fee is included in franchise fees on the accompanying consolidated statements of operations and totaled $8,333 and $3,948 for the years ended December 31, 2019 and 2018, respectively. Per the terms of the franchise agreements, the Company pays the following fees on a monthly basis:

•	program fee of 5.5% of gross room revenue
•	marketing fund fee of 1% of gross room revenue

The Company recognized total aggregate franchise fees of $4,145,715 and $3,563,149 for the years ended December 31, 2019 and 2018, respectively.

Insurance Claims

In July 2016, the Company experienced significant damage to one of our multi-family properties resulting from severe weather. The Company recognized a loss of $1,871,336 in connection with the damage to the property. The Company submitted an initial insurance claim to its insurer, which was denied. We subsequently engaged legal counsel to pursue the claim and the Company collected proceeds related to damages in the amount of $982,714 in March 2018, which is included in other (income) expenses, net on the accompanying consolidated statements of operations.

F-40

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contractual Lease Obligations

Equipment Lease

During the years ended December 31, 2019 and 2018, the Company entered into multiple lease agreements for equipment, all of which have been accounted for as capital leases. The leases have a 36-month to 48-month term, require monthly lease payments, and have a bargain purchase option at maturity. The recorded lease liability as of December 31, 2019 and 2018 was $341,318 and $315,104, which is included in other liabilities on the accompanying consolidated balance sheets.

As of December 31, 2019, the future required payments, for each of the years ending December 31, were as follows:

Year	Amount
2020	$135,062
2021	133,188
2022	111,176
2023	-
2024	-
Thereafter	-
Minimum lease payments	379,426
Less interest	(38,108)
Total	$341,318

Office Lease

In July 2018, the Company entered into a new corporate office lease agreement, which has been accounted for as an operating lease. The lease is for a term of 7.6 years and includes a rent abatement period and tenant improvement allowance. The lease includes options for two 5-year extension periods.

As of December 31, 2019, the future required payments, for each of the years ending December 31, were as follows:

Year	Amount
2020	$428,137
2021	476,216
2022	444,926
2023	452,558
2024	502,164
Thereafter	596,796
Total	$2,900,797

F-41

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Ground Leases

In November 2012, we acquired a hotel property in Phoenix, Arizona, which is subject to a ground lease and requires monthly lease payments of approximately $78,000, subject to annual adjustments through December 2049, at which time the ground lease expires. The ground lease, accounted for as an operating lease, required a deposit of $325,000, which is included in other assets on the accompanying consolidated balance sheets as of December 31, 2019 and 2018. At the time of acquisition, it was determined that the lease rate of the ground lease was at a rate which management estimated was above the fair market lease rate. Accordingly, we recorded a liability in the amount of the estimated fair value (Level 3) of the above market lease. The above market lease is amortized as a reduction to lease expense over the term of the lease. Accumulated amortization of the above-market lease intangible as of December 31, 2019 and 2018, was $898,760 and $773,351, respectively.

In October 2014, we acquired a hotel property residing on land which is subject to a ground lease and is subleased to the Company. The sublease requires monthly lease payments of approximately $17,000 which consist of base rent, taxes, and other charges, and are subject to annual adjustments. The amount of the base rent increases over time. The original sublease expires in May 2056; however, the sublease includes two 5-year extension options and a third extension option for an additional 27 months.

As of December 31, 2019, the estimated future minimum lease payments on the ground leases and the future amortization of the related above market lease intangible for each of the years ending December 31, are as follows:

Year	Lease Payments	Intangible Amortization	Net Lease Expense
2020	$1,028,672	$(125,409)	$903,263
2021	1,028,672	(125,409)	903,263
2022	1,028,672	(125,409)	903,263
2023	1,028,672	(125,409)	903,263
2024	1,028,672	(125,409)	903,263
Thereafter	28,458,344	(3,135,211)	25,323,133
Total	$33,601,704	$(3,762,256)	$29,839,448

Rent expense was $1,561,562 and $1,369,398 for the years ended December 31, 2019 and 2018, respectively, which includes rent expense related to operating leases for office space and ground leases. In addition to the arrangements outlined above, the Company regularly enters into short-term equipment and other rentals. Rent expense is included within operating expenses or general and administrative expense in the accompanying consolidated statements of operations, depending on the nature of the individual rental arrangement.

Environmental Matters

In connection with the ownership and operation of real estate assets, the Company may potentially be liable for costs and damages related to environmental matters. The Company has not been notified by any governmental authority of any non-compliance, liability or other claim, and is not aware of any other environmental condition, in each case, that it believes will have a material adverse effect on the results of operations.

F-42

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Buyback Program

In September 2018, the Company agreed to repurchase all 6,239,846 shares (“Buyback Program”) owned by one of its non-participating founders for $2.70 per share of common stock in exchange for an amendment to such non-participating founder’s shareholder voting rights and other Company protections. Among other things, the Company’s obligation to reacquire the non-participating founder’s shares terminates when the Company’s common stock is listed on a national exchange. The shares are being reacquired at various amounts ranging from 6,000 to 10,000 units on a monthly basis until such time as the Company has satisfied the termination conditions or until all of the shares have been reacquired, which could be in 2075. Due to the length of time of the liability, the Company recorded a liability of $13,645,954 and a corresponding reduction to equity in treasury stock at the inception of the Buyback Program using a present value discount rate of 10.00%. During the years ended December 31, 2019 and 2018, the Company repurchased 99,500 and 18,000 shares, respectively. As of December 31, 2019 and 2018, the balance of the liability was $13,310,580 and $13,577,152, respectively, which is included in buyback obligation on the accompanying consolidated balance sheets. The remaining number of shares to be repurchased as of December 31, 2019 and 2018 was 6,122,346 and 6,221,846, respectively.

As of December 31, 2019, the future aggregate principal payments related to the Buyback Program for each of the years ending December 31, are as follows:

Year	Amount
2020	$294,300
2021	324,000
2022	324,000
2023	324,000
2024	324,000
Thereafter	14,940,281
Minimum lease payments	16,530,581
Less interest	(3,220,001)
Total	$13,310,580

Note 12 – Stockholders’ Equity and Share-Based Payments

In June 2019, the Company amended and restated its certificate of incorporation which increased the number of shares to 125,000,000 consisting of: (i) 100,000,000 shares of Class A Common Stock at a par value of $0.001 per share, (ii) 15,000,000 shares of Class B Common Stock (Founder shares owned by our President and Chief Operating Officer and our Chief Executive Officer) at a par value of $0.001 per share, and (iii) 10,000,000 shares of Preferred Stock at a par value of $0.001 per share, including 2,564,103 shares designated as Series A. Any shares issued and outstanding and that are owned by a holder other than a Founder were reclassified into one share of Class A Common Stock. All Founders stock were automatically reclassified into shares of Class B Common Stock.

F-43

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In December 2019, the Company entered into a second amended and restated certificate of incorporation which authorized the Company to increase the number of shares to 137,500,000 shares of capital stock consisting of: (a) 115,000,000 shares of Common Stock with a par value of $0.001 per share consisting of (i) 100,000,000 shares of Class A Common Stock with a par value of $0.001 per share; (ii) 15,000,000 shares of Class B Common Stock with a par value of $0.001 per share; and (b) 22,500,000 shares of preferred stock with a par value of $0.001 per share including (i) 2,564,103 shares designated as Series A and (ii) 12,500,000 shares designated as Series B with (iii) 7,435,897 shares remaining undesignated. See Note 13 – Redeemable Preferred Stock for more detail.

The Class B Common Stock is identical in all respects to Class A Common Stock, except it is entitled to 10 votes per share and is convertible at any time on a one-for-one basis into shares of Class A Common Stock. All other rights, privileges, and rank will be shared equally and be identical in all respects as to all matters.

Common Stock

Subject to the rights of holders of any Series A preferred stock having preference as to dividends, the holders of common stock shall be entitled to receive dividends when, as, and if declared by the board of directors. The holders of common stock shall at all times vote together as one class on all matters. Class A Common Stock shall be entitled to one vote for each share of common stock and Class B Common Stock shall be entitled to 10 votes for each share of common stock. No holder of shares of common stock shall have the right to cumulate votes. In the event of liquidation, subject to the prior rights of holders of preferred stock to share ratably in the Company’s assets, the holders of common stock and holders of any shares of preferred stock which are not entitled to any preference in liquidation shall share equally and ratably in the Company’s assets available for distribution after giving effect to any liquidation preference of shares of preferred stock. The holders of Class A Common Stock shall not have any conversion, redemption, or other preemptive rights. The holders of Class B Common Stock are entitled to a conversion upon notice or an automatic conversion upon transfer at which time the Class B Common stockholder will be entitled to one fully paid and nonassessable share of Class A Common Stock. In addition, Class B Common Stock shall not have any redemption or other preemptive rights.

From inception through December 31, 2019, the Company issued shares of common stock that were sold in units through various tranches equivalent to ranges from one share to 5,882 shares of common stock per unit. Within a few of the tranches, shares of common stock included a warrant to purchase additional shares of common stock within certain timeframes. The warrants had an exercise price ranging from $1.70 to $2.00 per share.

As of December 31, 2019 and 2018, the total shares issued within the Company’s tranches, excluding shares issued to founders of the Company, were 9,365,252 and 9,254,675, respectively, of which 804,997 and 694,420, respectively, were in connection with the exercise of warrants.

F-44

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Warrants

The table below summarizes the warrant activity for the years ended December 31, 2019 and 2018, and the number of potential shares of common stock to be issued in connection with outstanding warrants as of December 31, 2019 and 2018:

Shares
January 1, 2018	1,209,187
Warrants issued	-
Warrants exercised	(663,803)
Warrants expired	(333,489)
December 31, 2018	211,895
Warrants issued	36,503
Warrants exercised	(110,577)
Warrants expired	(91,152)
December 31, 2019	46,669

As of December 31, 2019 and 2018, the weighted average remaining term, in months, and the weighted average exercise price of the outstanding warrants was as follows:

	2019	2018
Weighted-average remaining term (in months)	16.13	15.52
Weighted-average exercise price	$1.80	$1.93

2017 Incentive Stock Plan

The Company may award stock options to employees under the 2017 Incentive Stock Plan (“2017 Plan”). The 2017 Plan allows the Company to: (i) grant stock awards, (ii) grant stock options, and (iii) offer restricted stock purchases to directors, executives and selected employees, consultants, and advisors. Options will vest if the recipient maintains constant employment through the end of the requisite service period. At the initial grant date of June 2018, approximately 1.36 million options vested immediately resulting in approximately $1.01 million of compensation expense recognized. The following inputs and assumptions were used to calculate the weighted average fair values of the options granted for the years ended December 31, 2019 and 2018:

	December 31,
	2019	2018
Expected term (in years)	6.46	6.46
Volatility	30.00%	30.00%
Dividend yield	0.00%	0.00%
Risk-free rate	2.07%	3.05%
Grant date fair value	$1.201	$0.730

F-45

Compensation expense is recognized on a straight-line basis over the service period. During the years ended December 31, 2019 and 2018, the Company recorded $474,196 and $1,332,882, respectively, of expense related to the 2017 Plan. As of December 31, 2019 and 2018, there was $1,138,040 and $955,560, respectively, of unrecognized compensation expense related to the 2017 Plan with a weighted-average remaining term of 2.0 years.

The following table details the activity of the 2017 Plan during the years ended December 31, 2019 and 2018:

	Stock Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding, January 1, 2018	-	$-	-	$-
Granted - Employee	3,113,597	1.99	-	-
Forfeited - Employee	(108,773)	1.99	-	-
Outstanding, December 31, 2018	3,004,824	1.99	6.46	1,332,882
Granted - Employee	915,300	2.75	-	-
Granted - Non-Employee	25,000	3.48	-	-
Forfeited - Employee	(247,802)	1.99	-	-
Outstanding, December 31, 2019	3,697,322	$2.19	6.46	$2,410,100

Non-employee Grants

In May 2019, the Company issued 25,000 incentive stock options to three members of Caliber’s Advisory Board under the terms of the 2017 Plan. See Note 11 – Commitments and Contingences - Legal Matters for information on other non-employee grants not related to the 2017 Plan.

Note 13 – Redeemable Preferred Stock

Series A

The powers, preferences, rights, and limitations of Series A are as follows:

•	Holders of Series A are entitled to receive non-cumulative dividends equal to 12.00% per annum prior to the payment of any dividends to holders of common stock.
•	In the event of the liquidation of the Company, holders of Series A are entitled to receive an amount equal to their original contribution plus any declared and accrued but unpaid dividends prior to any payment or distribution to common stockholders.
•	Shares of Series A are convertible into shares of common stock at a conversion ratio of 1.25 shares of common stock for each share of Series A, any time prior to a redemption by the Company or a mandatory conversion, at the holders’ option.
•	Upon the common stock of the Company publicly trading at a per share price on a weighted average over 20 trading days at a market capitalization of at least $100,000,000, Series A will automatically be converted into shares of common stock at a conversion ratio of 1.25 shares of common stock for each share of Series A.
•	All outstanding shares of Series A shall be redeemed by the Company on the fourth anniversary of the issuance of such shares (the “Redemption Date”) at a price of $2.25 per share, plus any declared and accrued but unpaid dividends. At any time during the one-year period immediately preceding the Redemption Date, the Company may redeem shares of Series A at a price equal to $2.3625 per share.
•	Holders of Series A and Series B and holders of common stock shall vote together and not as separate classes and shall be entitled to vote with common stockholders as if their shares were converted into shares of common stock.
•	Series A shall, with respect to dividend rights and rights of liquidation, winding up and dissolution, rank senior to all Series B, the Class A Common Stock and the Class B Common Stock, and all classes and series of stock of the Company now authorized, issued or outstanding.

F-46

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In January 2016, the Company began selling shares of Series A in units equivalent to two shares of common stock and one share of Series A per unit, at a cost of $5.85 per unit ($1.80 per share of common stock and $2.25 per share of Series A). As of December 31, 2019 and 2018, the Company had issued a total of 1,657,396 units or 1,657,396 shares of preferred stock.

As of December 31, 2019, the future mandatory redemptions for each year ended December 31, were as follows:

Year	Amount
2020	$1,615,344
2021	1,565,136
2022	661,454
2023	-
Thereafter	-
Total	$3,841,934

One year following the issuance of Series A, the Company is required to establish, and contribute to a reserve of funds on a quarterly basis, an amount that shall cumulatively be sufficient to pay any amounts due for the redemption of Series A. The quarterly contributions to the reserve are required to be at least one-twelfth (1/12) of the total amount needed to pay for the redemption of all of the Series A then outstanding. As of December 31, 2019 and 2018, the required reserve was $2,242,809 and $320,161, respectively.

During the years ended December 31, 2019 and 2018, the Company paid dividends to preferred stockholders in the amounts of $439,876, or $0.27 per share and $390,508, or $0.24 per share, respectively. As of December 31, 2019 and 2018, preferred dividends in arrears were $112,794, or $0.07 per share.

Series B

The powers, preferences, rights, and limitations of Series B are as follows:

•	Series B shall, with respect to rights on liquidation, winding up and dissolution, rank junior to the Company’s Series A and senior to the holders of common stock.
•	In the event of liquidation of the Company, the holders of Series B shall be entitled to receive, after payment is made to the holders of Series A of the full preferential amount to which they shall be entitled and before any payment or distribution shall be made in respect to any junior securities, cash in an amount equal to $4.00 for each share of Series B plus an amount equal to all declared and accrued but unpaid dividends.
•	Shares of Series B are convertible into shares of Class A common stock on the option conversion date at a conversion ratio of one share of Class A common stock, subject to adjustments.
•	Upon (i) the closing of the sale of shares of Class A common stock to the public in a firm-commitment underwritten public offering, (ii) a direct listing of Class A common stock on a national stock exchange or the OTC, (iii) the date the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934, (iv) the date of the sale of all or substantially all of the stock or assets of the Company, or (v) the date of the written consent or affirmative vote of a majority of the Series B then outstanding, the Series B will automatically be converted into the number of shares of common stock into which such shares of Series B would be converted on the date of such occurrence.
•	Holders of Series B, Series A and holders of common stock shall vote together and not as separate classes and shall be entitled to vote with common stockholders as if their shares were converted into shares of common stock.
•	At any time when at least 25% of the initially issued shares of Series B remain outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent or affirmative vote of a majority of the Series B then outstanding voting separately as a single class: (i) alter the rights, powers or privileges of the Series B or bylaws in a way that adversely affects the Series B; or (ii) authorize or create any new class or series of capital stock having rights, powers, or privileges that are senior to the Series B in terms of the liquidation preference of the Series B.

The Company is authorized to issue up to 12,500,000 shares of Series B at an amount equal to $4.00 per share and as of December 31, 2019 no shares have been issued. See Note 1 – Organization and Basis of Presentation for more detail relating to the Series B in our Reg A Offering.

F-47

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 – Net Income (Loss) Per Share

Basic earnings per common share for the years ended December 31, 2019 and 2018 are calculated by dividing net income (loss) attributable to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share is calculated by dividing net income attributable to common shareholders by the weighted-average number of shares outstanding plus the dilutive impact of all potential dilutive common shares, consisting of stock options and warrants using the treasury stock method, and convertible debt and preferred stock using the if-converted method.

The Company considered the two-class method in calculating the basic and diluted earnings per share for the year ended December 31, 2019. However, it was determined that there was no impact to the calculation of basic and diluted net income (loss) per share attributable to common stockholders as Class A and Class B Common Stock share in the same earnings and profits, thus, having no impact on the calculation.

The Company has calculated the basic and diluted earnings per share during the years ended December 31, 2019 and 2018 as follows:

	Years Ended December 31,
	2019	2018
Numerator:
Net income (loss) attributable to CaliberCos Inc.	$6,467,490	$(2,992,701)
Preferred stock dividends	(439,876)	(390,508)
Convertible debt interest	127,539	-
Accretion of mezzanine equity value	-	(51,327)
Net income (loss) attributable to common shareholders of CaliberCos Inc.	$6,155,153	$(3,434,536)
Denominator:
Weighted average shares outstanding - basic	28,031,275	27,405,332
Dilutive shares - options, net	3,190,710	-
Dilutive shares - warrants, net	25,668	-
Dilutive shares - preferred shares	2,071,745	-
Dilutive shares - convertible debt	434,860	-
Weighted average shares outstanding - diluted	33,754,258	27,405,332

Basic net income (loss) per share attributable to common shareholders	$0.22	$(0.13)
Diluted net income (loss) per share attributable to common shareholders	$0.18	$(0.13)

For the year ended December 31, 2019, there have been no exclusions of potential additional common stock from the computation of diluted income per share attributable to common stockholders as none of the potential exercise of stock options and warrants or the potential conversion of preferred shares and convertible debt were antidilutive. The number of antidilutive shares for the year ended December 31, 2018, consisting of exercised warrants and stock options and conversion of preferred shares, which have been excluded from the computation of diluted loss per share were as follows:

	Years Ended December 31,
	2019	2018
Additional common shares, if warrants were exercised	-	211,895
Additional common shares, if preferred shares were converted	-	2,071,745
Additional common shares, if stock options were exercised	-	3,004,824
	-	5,288,464

F-48

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 – Fair Value of Financial Instruments

The Company estimates fair values of financial instruments using available market information and established valuation methodologies. Accordingly, the estimates presented are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or valuation methodologies may have a material effect on the estimated fair value amounts.

Financial instruments that approximate fair value due to the short-term nature of the instruments consist of cash, restricted cash, accounts receivable, and accounts payable. The fair values of long-term debt, advance key money, and interest rate caps have been estimated based on current rates available for similar instruments with similar terms, maturities, and collateral. The carrying values of the Company’s long-term debt, advance key money, and interest rate caps as of December 31, 2019 and 2018, approximated fair value, except for the long-term debt instruments listed below, all of which were measured with Level 2 inputs. The estimated fair values for the instruments below were determined by management based on a discounted future cash-flow model.

	December 31, 2019		December 31, 2018
Note Payable	Carrying Value	Fair Value	Carrying Value	Fair Value
Hampton Inn & Suites Hotel	$6,507,000	$5,742,625	$6,693,000	$5,806,000
Palms Apartment Portfolio	-	-	9,438,000	8,413,000

Note 16 – Segment Reporting

The Company’s operations are organized into eight reportable segments for management and financial reporting purposes, which are broadly separated in two categories; (i) real estate services (Fund Management, Construction & Development, Property Management, and Real Estate Brokerage) and (ii) real estate operations (Hospitality, Residential, Commercial, and Diversified). Each segment is described below:

Real Estate Services

Fund Management

This segment includes all of our corporate operations, as well as the revenue generated by the fund/asset management services and capital raising services provided to the private equity real estate funds which the Company is affiliated with.

Construction and Development

This segment includes our construction and development operations. The Company provides a variety of construction and development services to affiliated entities as well as third parties.

Property Management

This segment includes our property management operations. The Company provides a comprehensive range of services including tenant screening, lease-up, collections, repairs and maintenance, and eviction/removal for affiliated entities as well as third parties.

F-49

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Real Estate Brokerage

This segment includes our real estate brokerage operations and the operating activity of the single-family assets, which are owned by the Company. The Company generates commission revenue by acting as a broker for residential and commercial real estate owners and investors seeking to buy and/or sell properties, including investment properties, as well as primary residences. The Company provides brokerage services to affiliated entities as well as third parties. The operating activity of the single-family assets involve both the sale and rental of real estate assets.

Real Estate Operations

Hospitality

This segment includes all of the operating activity of the hotel properties which are affiliates of the Company.

Residential

This segment includes all of the operating activity of the single-family and multi-family assets, which are affiliates of the Company. The Company is involved in both the sale and rental of residential real estate assets. This segment also includes residential property development projects in various stages of completion.

Commercial

This segment includes all of the operating activity of the commercial properties which are affiliates of the Company. The Company is involved in both the sale and rental of commercial real estate assets. This segment also includes commercial property development projects in various stages of completion.

Diversified

This segment includes the operating activities of certain entities which are involved in the financing of various affiliated real estate properties through both debt and equity investments.

Due to the diversity of our economic ownership interests across our properties, our chief executive officer, who is our chief operating decision maker (“CODM”), assesses the operating performance of our assets based on our proportionate share of net income (loss). The information below includes the operating results and measures of profitability for all operating entities which the Company and our CODM analyze on a regular basis, as the ultimate profitability of each entity, and value of its assets, will impact the ultimate profitability of the Company. The total assets and results of each segment are presented on a gross basis, prior to any necessary adjustments to (i) eliminate inter-segment transactions, (ii) eliminate the results of entities that are not included in our accompanying consolidated U.S. GAAP financial statements, (iii) eliminate revenue activity presented gross when U.S. GAAP requires net, and (iv) reclassify items to reflect U.S. GAAP consolidated presentation. The following tables present the revenues and net income (loss) of each of our reportable segments for the years ended December 31, 2019 and 2018, and total assets as of December 31, 2019 and 2018:

F-50

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31, 2019
	Real Estate Services					Real Estate Operations					Eliminations
	Fund	Construction &	Property	Real Estate							Non-		CaliberCos Inc.
	Management	Development	Management	Brokerage	Total	Hospitality	Residential	Commercial	Diversified	Total	consolidated	Intercompany	& Subsidiaries
Revenues
Hospitality	$-	$-	$-	$-	$-	$58,765,603	$-	$-	$-	$58,765,603	$(1,990,462)	$-	$56,775,141
Construction and development	-	7,484,173	-	-	7,484,173	-	-	-	-	-	-	(1,767,702)	5,716,471
Real estate sales	-	-	-	2,218,890	2,218,890	-	-	-	-	-	-	-	2,218,890
Rental income	-	-	-	75,800	75,800	-	8,209,171	994,686	-	9,203,857	(2,919,300)	(167,549)	6,192,808
Fund management	9,313,055	-	-	-	9,313,055	-	-	-	-	-	-	(3,305,757)	6,007,298
Property management	-	-	299,733	-	299,733	-	45,452	2,441	-	47,893	(20,480)	(279,969)	47,177
Brokerage	-	-	-	1,662,281	1,662,281	-	-	-	-	-	-	(813,293)	848,988
Other	-	2,753	38,856	-	41,609	-	38,396	2,313	-	40,709	(22,239)	1,016	61,095
Total revenues	9,313,055	7,486,926	338,589	3,956,971	21,095,541	58,765,603	8,293,019	999,440	-	68,058,062	(4,952,481)	(6,333,254)	77,867,868

Expenses
Cost of sales - hospitality	-	-	-	-	-	22,210,877	-	-	-	22,210,877	(1,516,885)	-	20,693,992
Cost of sales - construction and development	-	5,042,024	-	-	5,042,024	-	-	-	-	-	-	(1,374,439)	3,667,585
Cost of sales - real estate	-	-	-	1,417,426	1,417,426	-	-	-	-	-	-	(19,035)	1,398,391
Cost of sales - brokerage	-	-	-	907,562	907,562	-	-	-	-	-	-	(349,212)	558,350
Operating costs	6,944,475	983,231	51,122	261,356	8,240,184	11,512,263	4,160,052	566,055	28,937	16,267,307	(2,375,582)	(593,815)	21,538,094
General and administrative	1,692,272	129,794	17,308	57,119	1,896,493	3,799,385	866,778	361,715	729,924	5,757,802	(1,728,966)	(170,425)	5,754,904
Marketing and advertising	403,642	16,469	276	14,789	435,176	4,443,199	218,789	84,171	1,374,688	6,120,847	(1,822,909)	(68,514)	4,664,600
Franchise fees	-	-	-	-	-	4,151,322	-	-	-	4,151,322	(5,607)	-	4,145,715
Management fees	-	-	-	-	-	4,584,790	941,664	267,423	2,146,625	7,940,502	(2,909,775)	(3,050,355)	1,980,372
Depreciation	53,148	-	-	122,574	175,722	7,847,293	2,196,605	357,928	-	10,401,826	(2,140,038)	(71,578)	8,365,932
Total expenses	9,093,537	6,171,518	68,706	2,780,826	18,114,587	58,549,129	8,383,888	1,637,292	4,280,174	72,850,483	(12,499,762)	(5,697,373)	72,767,935

(Gain) loss on the disposition of real estate	-	-	-	-	-	-	(17,529,762)	(401,557)	34,312	(17,897,007)	7,948,500	(495,369)	(10,443,876)
Other (income) expenses, net	(4,776,880)	-	(46,639)	(38,260)	(4,861,779)	897,007	144,157	(679)	(2,443,440)	(1,402,955)	2,078,479	3,061,538	(1,124,717)
Interest income	(9,026)	-	-	(1,337)	(10,363)	(43,726)	(503,453)	(17,821)	(2,544,200)	(3,109,200)	2,837,443	254,886	(27,234)
Interest expense	809,057	-	-	485,361	1,294,418	9,109,123	2,102,278	1,892,946	1,069,004	14,173,351	(4,287,815)	(428,037)	10,751,917
Net Income (Loss)	$4,196,367	$1,315,408	$316,522	$730,381	$6,558,678	$(9,745,930)	$15,695,911	$(2,110,741)	$(395,850)	$3,443,390	$(1,029,326)	$(3,028,899)	$5,943,843

	December 31, 2019
Total real estate investments, at cost	$436,556	$-	$-	$3,363,251	$3,799,807	$170,812,290	$56,031,842	$47,094,759	$-	$273,938,891	$(101,835,049)	$(4,001,932)	$171,901,717
Total Assets	$11,944,513	$3,568,922	$53,914	$3,800,324	$19,367,673	$171,002,164	$72,607,178	$57,947,400	$139,962,523	$441,519,265	$(255,710,994)	$(29,290,744)	$175,885,200

F-51

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31, 2018
	Real Estate Services					Real Estate Operations					Eliminations
	Fund	Construction &	Property	Real Estate							Non-		CaliberCos Inc.
	Management	Development	Management	Brokerage	Total	Hospitality	Residential	Commercial	Diversified	Total	consolidated	Intercompany	& Subsidiaries
Revenues
Hospitality	$-	$-	$-	$-	$-	$50,866,351	$-	$-	$-	$50,866,351	$(1,525,012)	$-	$49,341,339
Construction and development	-	9,425,377	-	-	9,425,377	-	-	-	-	-	-	(4,795,034)	4,630,343
Real estate sales	-	-	-	6,289,200	6,289,200	-	-	-	-	-	-	-	6,289,200
Rental income	-	-	854	261,390	262,244	-	7,942,928	959,077	-	8,902,005	(4,196,239)	-	4,968,010
Fund management	8,381,850	-	-	-	8,381,850	-	-	-	-	-	-	(3,714,997)	4,666,853
Property management	-	-	476,381	552	476,933	-	60,252	-	-	60,252	(23,442)	(188,630)	325,113
Brokerage	-	-	-	1,892,329	1,892,329	-	-	-	-	-	-	(1,588,354)	303,975
Other	-	9,399	87,475	6,955	103,829	-	68,720	-	-	68,720	(25,242)	-	147,307
Total revenues	8,381,850	9,434,776	564,710	8,450,426	26,831,762	50,866,351	8,071,900	959,077	-	59,897,328	(5,769,935)	(10,287,015)	70,672,140

Expenses
Cost of sales - hospitality	-	-	-	-	-	20,142,966	-	-	-	20,142,966	(1,221,009)	-	18,921,957
Cost of sales - construction and development	-	8,824,608	-	-	8,824,608	-	-	-	-	-	-	(4,468,444)	4,356,164
Cost of sales - real estate	-	-	-	5,435,336	5,435,336	-	-	-	-	-	-	(107,764)	5,327,572
Cost of sales - brokerage	-	-	-	1,033,162	1,033,162	-	-	-	-	-	-	(926,590)	106,572
Operating costs	6,403,829	685,756	195,699	351,753	7,637,037	10,640,885	4,104,767	550,412	636,854	15,932,918	(3,472,544)	(470,900)	19,626,511
General and administrative	2,412,934	41,492	53,221	120,390	2,628,037	3,496,893	421,494	292,237	1,620,256	5,830,880	(2,429,284)	(521,460)	5,508,173
Marketing and advertising	487,814	2,275	31	12,934	503,054	3,897,823	250,961	40,726	76,658	4,266,168	(412,307)	-	4,356,915
Franchise fees	-	-	-	-	-	3,580,300	-	-	-	3,580,300	(17,151)	-	3,563,149
Management fees	-	-	1,075	16,519	17,594	3,919,837	363,795	234,518	1,039,150	5,557,300	(1,512,130)	(2,110,050)	1,952,714
Depreciation	85,783	-	-	248,345	334,128	6,662,663	2,311,874	270,841	-	9,245,378	(2,315,620)	(229,720)	7,034,166
Impairment	-	-	-	839,250	839,250	-	-	-	-	-	-	-	839,250
Total expenses	9,390,360	9,554,131	250,026	8,057,689	27,252,206	52,341,367	7,452,891	1,388,734	3,372,918	64,555,910	(11,380,045)	(8,834,928)	71,593,143

(Gain) on the disposition of real estate	-	-	-	-	-	-	(2,608,061)	(699,222)	-	(3,307,283)	3,307,283	-	-
Other (income) expenses, net	(28,571)	-	-	160	(28,411)	726,910	511,912	94,119	(2,383,746)	(1,050,805)	1,655,593	(269,847)	306,530
Interest income	-	-	-	(8,016)	(8,016)	(35,301)	(25,785)	-	(1,212,541)	(1,273,627)	1,212,706	27,287	(41,650)
Interest expense	939,314	-	-	572,916	1,512,230	9,805,722	2,046,067	1,309,209	1,291,004	14,452,002	(3,960,280)	(116,210)	11,887,742
Net Income (Loss)	$(1,919,253)	$(119,355)	$314,684	$(172,323)	$(1,896,247)	$(11,972,347)	$694,876	$(1,133,763)	$(1,067,635)	$(13,478,869)	$3,394,808	$(1,093,317)	$(13,073,625)

	December 31, 2018
Total real estate investments, at cost	$402,130	$-	$-	$4,683,456	$5,085,586	$145,182,322	$61,536,431	$23,966,138	$71,205	$230,756,096	$71,925,499	$(146,886,672)	$160,880,509
Total Assets	$6,235,856	$2,235,829	$39,161	$5,190,869	$13,701,715	$155,924,741	$60,679,262	$25,485,971	$74,962,350	$317,052,324	$(143,528,943)	$(15,090,299)	$172,134,797

F-52

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 – Subsequent Events

In addition to matters discussed above in Note 1 – Organization, Basis of Presentation and Liquidity and Note 11 – Commitments and Contingencies, the following is a summary of subsequent events through the date of this filing:

•	In February 2020, HMC and its existing hotel management agreements were acquired by Highgate. Highgate assumed HMC’s hotel management responsibilities for all our existing and future hotel assets.

•	On April 17, 2020, the board of directors and holders of shares of Series A of the Company approved and adopted that certain second certificate of amendment to the second amended and restated certificate of incorporation of the Company (“the “Second Amendment”). The amendments to the Second Amendment included, but not limited to, the following:

“Upon the determination of the board of directors of the Company that the value of the Class A common stock of the Company on a fully converted basis is at least $100 million, which determination must be supported by the valuation conducted by an independent audit firm, the Series A will automatically be converted into the number of shares of Class A common stock into which such shares of Series A would be converted on the date of such occurrence, in accordance with Section 4 of the Second Amendment. “

As such, simultaneously with the filing of the Second Amendment, the Company issued shares of Class A common stock to the Series A stockholders in connection with the conversion at a conversion rate of one and one-quarter shares of Class A common stock for every one share of Series A.

F-53

Item 8. Exhibits

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

Exhibit Number	Exhibit Description (hyperlink)	Filed Herewith	Form	File No	Exhibit	Filing Date
2.1	CaliberCos Inc. Second Amended and Restated Certificate of Incorporation	†	1-A	024-11016	2.1	January 3,2020
2.1.1	CaliberCos Inc. Amendment to Second Amended and Restated Certificate of Incorporation	†	1-A	024-11016	2.1.1	January 3,2020
2.1.2	CaliberCos Inc. Second Amendment to Second Amended and Restated Certificate of Incorporation	†	1-U	24R-00272	2.1.2	April 23, 2020
2.2	CaliberCos Inc. Bylaws	†	1-A
2.3	Amendment No. 1 to CaliberCos Inc. Bylaws	†	1-A	024-11016	2.2	June 13, 2019
3.1	Stockholders’ Agreement dated September 21, 2018, by and among the Company, John C. Loeffler, Jennifer Schrader and Donnie Schrader	†	1-A	024-11016	2.3	September 23, 2019
3.2	Stock Purchase Agreement dated September 21, 2018, by and among the Company and Donnie Schrader	†	1-A	024-11016	3.1	June 13, 2019
3.3	Form of Warrant, exercise price of $1.70 (Tranche 1)	†	1-A	024-11016	3.2	June 13, 2019
3.4	Form of Warrant, exercise price of $2.00 (Tranche 2)	†	1-A	024-11016	3.3	June 13, 2019
4.1	Form of Subscription Agreement	†	1-A	024-11016	3.4	June 13, 2019
6.1	Amended and Restated 2017 Stock Incentive Plan	†	1-A	024-11016	4.1	December 5, 2019
6.2	Mortgage Note ($14,000,000) dated June 19, 2018, payable to Cerco Capital Inc.	†	1-A	024-11016	6.1	June 13, 2019
6.2.1	Guaranty of Recourse Obligations dated June 29, 2018, by Chris Loeffler and Jennifer Schrader, in favor of Cerco Capital Inc.	†	1-A	024-11016	6.2	June 13, 2019
6.3	Promissory Note ($62,245,000) dated September 2018, payable to RCC Real Estate, Inc.	†	1-A	024-11016	6.2.1	June 13, 2019
6.3.1	Guaranty of Recourse Obligations dated September 2018, by the Company, Jennifer Schrader, John C. Loeffler, II and Frank Heavlin, for the benefit of RCC Real Estate, Inc.	†	1-A	024-11016	6.3	June 13, 2019
6.4	Office Lease Agreement, by and among Pollock Gateway II LLC and the Company, dated July 13, 2018	†	1-A	024-11016	6.3.1	June 13, 2019
6.4.1	First Amendment to Office Lease Agreement, by and among Pollock Gateway II LLC and the Company, dated November 14, 2018	†	1-A	024-11016	6.4	June 13, 2019
6.5	Executive Employment Agreement dated January 1, 2019, by and among the Company and Jennifer Schrader	†	1-A	024-11016	6.5	August 19, 2019
6.6	Executive Employment Agreement dated January 1, 2019, by and among the Company and John C. Loeffler, II	†	1-A	024-11016	6.6	August 19, 2019
6.7	Executive Employment Agreement dated January 1, 2019, by and among the Company and Roy Bade	†	1-A	024-11016	6.7	August 19, 2019
6.8	Executive Employment Agreement dated January 1, 2019, by and among the Company and Jade Leung	†	1-A	024-11016	6.8	August 19, 2019
8.1	Form of Escrow Agreement by and among CaliberCos Inc., SI Securities, LLC and The Bryn Mawr Trust Company of Delaware	†	1-A	024-11016	8.1	January 3,2020

_______________

•	To be filed by amendment.

†	Previously filed.

36

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on June 18, 2020.

CaliberCos Inc.

By:	/s/ John C. Loeffler, II
Name:	John C. Loeffler, II
Title:	Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ John C. Loeffler, II	Chief Executive Officer and Chairman of the Board	June 18, 2020
John C. Loeffler, II	(Principal Executive Officer)

/s/ Jennifer Schrader	Chief Operating Officer, Secretary and Director	June 18, 2020
Jennifer Schrader

/s/ Jade Leung	Chief Financial Officer	June 18, 2020
Jade Leung	(Principal Financial and Accounting Officer)

37